Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

dmy squared technology group, inc.,

horizon quantum computing pte. ltd.,

ROSE ACQUISITION PTE. LTD.,

horizon MERGER SUB 2, Inc.

AND

ROSE HOLDCO PTE. LTD.

Dated as of September 9, 2025

i

SCHEDULES AND EXHIBITS

Schedules
Company Disclosure Schedule
SPAC Disclosure Schedule
Schedule 1.1

Exhibits
Exhibit A	Form of Holdco A&R Constitution	A-1
Exhibit B	Sponsor Support Agreement	B-1
Exhibit C	Form of Company Support Agreement	C-1
Exhibit D	Form of Lock-Up Agreement	D-1
Exhibit E	Form of Registration Rights Agreement	E-1
Exhibit F	Form of Warrant Assumption Agreement	F-1
Exhibit G	Form of Sponsor Indemnification Agreement	G-1

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of September 9, 2025, is entered into by and among dMY Squared Technology Group, Inc., a Massachusetts corporation (the “SPAC”), Rose Holdco Pte. Ltd. (Company Registration No.: 202537774K), a Singapore private company limited by shares (“Holdco”), Rose Acquisition Pte. Ltd. (Company Registration No.: 202537790M), a Singapore private company limited by shares and wholly-owned subsidiary of Holdco (“Merger Sub 1”), Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and Horizon Quantum Computing Pte. Ltd. (Company Registration No.: 201802755E), a Singapore private company limited by shares (the “Company”). Each of the SPAC, Holdco, the Merger Subs, and the Company are herein referred to individually as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, (a) the Company, together with its Subsidiaries, is in the business of developing operating systems software and software development tools for quantum computing and related services (the “Business”), (b) the SPAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”), (c) Holdco is a newly formed company that was formed for the purpose of consummating the Transactions, and (d) each of Merger Sub 1 and Merger Sub 2 is a newly formed, wholly-owned, direct subsidiary of Holdco that was formed for the purposes of consummating the Transactions;

WHEREAS, prior to the Amalgamation Effective Time, subject to the terms and conditions of this Agreement and in accordance with the Singapore Companies Act, Holdco shall be converted from a Singapore private company to a Singapore public company and, in connection therewith, will adopt an amended and restated constitution in the form attached hereto as Exhibit A (the “Holdco A&R Constitution”), which will be the constitution of Holdco until thereafter amended in accordance with its terms and the Singapore Companies Act, and which will, among other things, change the name of Holdco to “Horizon Quantum Holdings Ltd.” and provide for a dual class share structure wherein Holdco’s ordinary shares will consist of (i) Holdco Class A Ordinary Shares, entitling the holders thereof to one (1) vote per share on all matters on which the Holdco Ordinary Shares are entitled to vote, and (ii) Holdco Class B Ordinary Shares, which will have economic rights (including dividend and liquidation rights) identical to those of the Holdco Class A Ordinary Shares but the holders thereof will be entitled to three (3) votes per share on all matters on which the Holdco Ordinary Shares are entitled to vote, subject to the terms set forth in the Holdco A&R Constitution;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Singapore Companies Act, on the Closing Date, at the Amalgamation Effective Time, Merger Sub 1 and the Company will amalgamate in accordance with Section 215A of the Singapore Companies Act and continue as one company (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company and as a wholly-owned Subsidiary of Holdco, and each issued and outstanding share of each class of Company Shares will be automatically cancelled and converted into, and shall, as of the Amalgamation Effective Time, represent the right of each shareholder of the Company as of the Amalgamation Effective Time to receive with respect to such cancelled Company Share their respective proportion of the Aggregate Amalgamation Consideration, being such number of Holdco Ordinary Shares equal to the Exchange Ratio, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Amalgamation and immediately prior to the SPAC Merger Effective Time, each issued and outstanding share of SPAC Class B Common Stock will be automatically converted into shares of SPAC Class A Common Stock, on a one-for-one basis, in accordance with the terms of the SPAC Organizational Documents and the Sponsor Support Agreement (the “SPAC Class B Conversion”), and the SPAC will take all such actions as are necessary to effect the SPAC Class B Conversion;

WHEREAS, on the Closing Date, following the Amalgamation and immediately prior to the SPAC Merger Effective Time, to the extent any SPAC Units remain outstanding and unseparated, the SPAC Class A Common Stock and SPAC Public Warrants comprising each such issued and outstanding SPAC Unit shall be automatically separated (the “SPAC Unit Separation”) and the holder of each SPAC Unit shall be deemed to hold one (1) share of SPAC Class A Common Stock and one-half (1/2) of one SPAC Public Warrant, and immediately following the SPAC Unit Separation, all SPAC Units shall automatically be cancelled and shall cease to exist, and the holders of SPAC Units immediately prior to the SPAC Unit Separation shall cease to have any rights with respect to such SPAC Units except as provided herein;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with Massachusetts Business Corporation Act (the “MBCA”), on the Closing Date, immediately following the SPAC Class B Conversion and SPAC Unit Separation, at the SPAC Merger Effective Time, Merger Sub 2 will merge with and into the SPAC (the “SPAC Merger”), with the SPAC surviving as a wholly-owned Subsidiary of Holdco, and each issued and outstanding share of SPAC Class A Common Stock (including, for the avoidance of doubt, the shares of SPAC Class A Common Stock issued in connection with the SPAC Class B Conversion and issued upon the SPAC Unit Separation) will be automatically converted, as of the SPAC Merger Effective Time, into one Holdco Class A Ordinary Share, and the SPAC Warrants will become the Holdco Warrants, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the SPAC Merger, viewed together with the Amalgamation and the PIPE Investment, qualify as a tax-deferred contribution under Section 351 of the Code, (b) the SPAC Merger not result in the recognition of gain under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the SPAC Merger that does not enter into a five-year gain recognition agreement as provided under Treasury Regulations section 1.367(a)-8, (c) the SPAC Class B Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (d) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder (clauses (a) through (c), collectively, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, dMY Squared Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the SPAC, Holdco, and the Company have entered into a support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote all shares of SPAC Common Stock owned by it in favor of this Agreement, the Ancillary Agreements to which the SPAC is or will be a party and the Transactions, (b) subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the SPAC Merger Effective Time, to elect to effectuate the SPAC Class B Conversion and to waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti-dilution or similar protection, in each case, with respect to the SPAC Class B Common Stock owned by it in connection with the Transactions, and (c) not transfer any of its SPAC Common Stock prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the SPAC, Holdco, and the Company have entered into support agreements in the form attached hereto as Exhibit C (collectively, the “Company Support Agreements”) with each of the Company Shareholders (the “Company Supporting Shareholders”), pursuant to which, among other things, the Company Supporting Shareholders have (a) agreed to vote (whether pursuant to a duly convened meeting of the Company Shareholders or to approve by way of a written resolution of the Company Shareholders) all Company Shares owned by them in favor of approving this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions (including the Amalgamation Proposal (as defined herein)), (b) agreed to consent to the Transactions for all purposes under the Company Shareholders’ Agreement and the Company Constitution (including to the extent any Affirmative Vote Items (as defined therein) may apply), and waive all rights they may have under the Company Shareholders’ Agreement and the Company Constitution in relation to the Transactions (including to the extent any rights of first refusal, tag-along rights, pre-emptive rights or other transfer restrictions may apply), (c) agreed not to transfer any of its Company Shares prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Company Support Agreements, (d) agreed not to raise any Amalgamation Objection, in each case, on the terms and subject to the conditions set forth in the Company Support Agreements, and (e) in respect of the holders of the Company Preference Shares, agreed to exercise their conversion rights under the Company Constitution such that, subject to the Company Shareholder Approval for the Amalgamation being obtained, the Company Preference Shares held by them shall be converted into Company Ordinary Shares by no later than one (1) Business Day prior to the Amalgamation Effective Time;

WHEREAS, in connection with the Transactions and concurrently with the Closing, Holdco or a Subsidiary of Holdco will enter into employment agreements with the Company executive employees listed in Section 1.1(a) of the Company Disclosure Schedule, in a form to be mutually agreed upon by the SPAC and the Company (the “Employment Agreements”);

WHEREAS, in connection with the Transactions and concurrently with the Closing, the Lock-Up Shareholders will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

WHEREAS, in connection with the Transactions and concurrently with the Closing, Holdco, the Sponsor, the Founder and the Company Shareholders will enter into a registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions and concurrently with the Closing, Holdco, the SPAC, and Continental Stock Transfer & Trust Company will enter into a warrant assumption agreement, which will provide for the assumption of the SPAC Warrants by Holdco and reflect that the Holdco Warrants will be exercisable for Holdco Class A Ordinary Shares in lieu of SPAC Class A Common Stock following the Closing, substantially in the form attached hereto as Exhibit F (the “Warrant Assumption Agreement”);

WHEREAS, in connection with the Transactions and concurrently with the Closing, Holdco, the Company, and the Sponsor will enter into an indemnification agreement whereby Holdco and the Company will agree to indemnify, exonerate and hold harmless the Sponsor and its Affiliates, substantially in the form attached hereto as Exhibit G (the “Sponsor Indemnification Agreement”);

WHEREAS, the board of directors of the SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions to which SPAC is or will be a party are in the best interests of the SPAC and the SPAC Shareholders and are fair to the SPAC Shareholders, (b) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger), in accordance with the provisions of the MBCA, and the SPAC Organizational Documents, and (c) directed that the Proposals be submitted for consideration by the SPAC Shareholders at the Special Meeting and recommended that the SPAC Shareholders approve and adopt the Proposals at the Special Meeting;

WHEREAS, the sole director and the sole shareholder of Holdco have unanimously approved this Agreement, the Ancillary Agreements to which Holdco is or will be a party and the Transactions;

WHEREAS, the sole director of each of the Merger Subs has (a) approved and determined that it is advisable for the relevant Merger Sub to enter into this Agreement, the Ancillary Agreements to which each such Merger Sub is or will be party, the Amalgamation, SPAC Merger and the other Transactions, (b) resolved that this Agreement and the Transactions are in the best interests of each such Merger Sub and its sole shareholder, and (c) resolved to recommend that the sole shareholder of such Merger Sub approve the Amalgamation, SPAC Merger and such other Transactions and adopt this Agreement and the Ancillary Agreements to which each such Merger Sub is or will be a party;

WHEREAS, Holdco, as the sole shareholder of each of the Merger Subs, has (a) approved and determined that it is advisable for the relevant Merger Sub to enter into this Agreement, the Ancillary Agreements to which each such Merger Sub is or will be party, the Amalgamation, SPAC Merger and the other Transactions, and (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, each such Merger Sub.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions; (b) determined that it is advisable for the Company to enter into this Agreement, the Ancillary Agreements and the documents contemplated hereby and thereby and that the Amalgamation and the other Transactions are in the best interests of the Company and the Company Shareholders; (c) resolved that the adoption of this Agreement be submitted to the Company Shareholders for consideration, and (d) resolved to recommend that the Company Shareholders approve the Amalgamation and such other Transactions and adopt this Agreement and the Ancillary Agreements to which the Company is or will be a party;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Action” means any action, lawsuit, arbitration, litigation, proceeding, hearing, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings). Without limiting the foregoing, a Person (the “controlled Person”) shall be deemed controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the controlled Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Amalgamation Consideration” means such aggregate number of Holdco Ordinary Shares, which shall be determined as follows: (a)(i) $503,000,000 plus (ii) the aggregate amount of Company Pre-Closing Financing (if any), divided by (b) the Redemption Price.

“Aggregate Closing Cash” means the sum (i) the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions, after giving effect to the exercise of SPAC Shareholder Redemption Rights but before the payment of any Transaction Expenses, plus (ii) the aggregate cash proceeds received by Holdco in respect of the PIPE Investment, plus (iii) the aggregate cash proceeds received by SPAC, Holdco, or the Company in respect of the Additional Financing, plus (iv) the available Cash and Cash Equivalents on the SPAC’s balance sheet and the Company’s consolidated balance sheet as of the Closing; provided that any amounts included in (ii) or (iii) shall not be included in (iv).

“AI/ML” has the meaning set forth in the definition of Software.

“Ancillary Agreements” means the Sponsor Support Agreement, the Company Support Agreements, the Lock-Up Agreement, the Registration Rights Agreement, the Warrant Assumption Agreement, the Employment Agreements, the Holdco A&R Constitution, and each other agreement, document, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the Parties, in each case only as is applicable to the relevant Party or Parties who is or are a party to such Ancillary Agreement, as indicated by the context in which such term is used.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any other employee benefit plan, program, or arrangement, including any employment, retention, profit-sharing, bonus, share or stock option, stock purchase, restricted share or stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit; and (iii) all other plans, employment contracts, directors’ appointment letters and offer letters, schemes, programs, agreements, commitments or arrangements providing money, services, property, or benefits, sponsored, maintained or contributed to by any Person or any of its ERISA Affiliates for the benefit of any employee, officer or director, with respect to which any Person or its ERISA Affiliates have any liability or would reasonably be expected to have liability.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, the Commonwealth of Massachusetts, and Singapore.

“Cash and Cash Equivalents” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Benefit Plan sponsored, maintained, or contributed to by the Company or any ERISA Affiliate for any employees, officers and directors with respect to which the Company or its ERISA Affiliates have any liability or would reasonably be expected to have any liability.

“Company Constitution” means the Constitution of Horizon Quantum Computing Pte. Ltd., as amended and as may be further amended from time to time in accordance with its terms.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to the SPAC concurrently with entering into this Agreement.

“Company Equity Incentive Plan” means the Employee Share Option Plan of Horizon Quantum Computing Pte. Ltd., as amended from time to time.

“Company Executives” means Dr. Joseph Francis Fitzsimons, Dr. Si-Hui Tan, Eoin Scanlan, Alvin Tan and Greg Gould.

“Company Financial Statements” means, collectively, the Company Unaudited Financial Statements, Company PCAOB Audited Financial Statements, and Company Unaudited Interim Financial Statements.

“Company IT Systems” means any and all IT Systems that are owned, leased, licensed, outsourced, or controlled by or for the Company or any of its Subsidiaries or used or held for use in the operation of the Business, together with all associated documentation owned or used by or on behalf of the Company and/or any of its Subsidiaries in the conduct of the Business.

“Company Option” means each option to purchase Company Shares granted, and that remains outstanding, under the Company Equity Incentive Plan or otherwise.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

“Company Preference Shares” means, collectively, the Company Seed Preference Shares, the Company Seed Plus Preference Shares, and the Company Series A Preference Shares.

“Company Seed Plus Preference Shares” means the seed plus convertible preference shares in the capital of the Company, each bearing the rights and privileges as set forth in the Company Constitution.

“Company Seed Preference Shares” means the seed convertible preference shares in the capital of the Company, each bearing the rights and privileges as set forth in the Company Constitution.

“Company Series A Preference Shares” means the series A convertible preference shares in the capital of the Company, each bearing the rights and privileges as set forth in the Company Constitution.

“Company Shareholders” means the holders of Company Shares.

“Company Shareholders’ Agreement” means the shareholders’ agreement in respect of the Company dated March 29, 2022, by and among the Company and the Company Shareholders.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preference Shares.

“Company Transaction Expenses” means all fees, costs and expenses of the Company and its Subsidiaries, Holdco, and each of the Merger Subs incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, and fifty percent (50%) of any and all Filing Fees.

“Consent” means any consent, waiver, approval, notification, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person.

“Contracts” means all binding contracts, subcontracts, agreements, leases (including real property leases, equipment leases, car leases and capital leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto).

“Copyleft Terms” means any terms of a license of Open Source Software (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, incorporation, linking, modification, reproduction, or distribution of any Software licensed thereunder (or any Owned Software or other Owned IP that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Owned Software or other Owned IP; (b) the granting of permission for creating modifications to or derivative works of such Owned Software or other Owned IP; (c) the granting of a license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property (including Patents) regarding such Owned Software or other Owned IP (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including to the extent applicable, the Personal Data Protection Act 2012 of Singapore, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Environmental Protection and Management Act 1999 of Singapore, Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means (a) Aggregate Amalgamation Consideration divided by (b) the Fully-Diluted Company Capitalization.

“Extension Expenses” means all costs, fees and expenses incurred or committed to be incurred pursuant to or in furtherance of an Extension, including with respect to the Extension Proxy Statement, the Extension Meeting, additional amounts deposited into the Trust Account in connection with the Extension, and any and all excise Taxes incurred or payable in connection with the Extension.

“Founder” means Joseph Francis Fitzsimons.

“Fraud” means, with respect to a Person, actual and intentional fraud by such Person, applying the common Law of the State of New York, with respect to the representations and warranties set forth in this Agreement or any of the Ancillary Agreements or any certificate delivered pursuant to this Agreement provided, that, for the avoidance of doubt, the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fully-Diluted Company Capitalization” means the sum, without duplication, of (a) the aggregate number of Company Ordinary Shares issued and outstanding as of immediately prior to the Amalgamation Effective Time, plus (b) the aggregate number of Company Seed Preference Shares (on an as-converted to Company Ordinary Shares basis) that are issued and outstanding as of immediately prior to the Amalgamation Effective Time, plus (c) the aggregate number of Company Seed Plus Preference Shares (on an as-converted to Company Ordinary Shares basis) that are issued and outstanding as of immediately prior to the Amalgamation Effective Time, plus (d) the aggregate number of Company Series A Preference Shares (on an as-converted to Company Ordinary Shares basis) that are issued and outstanding as of immediately prior to the Amalgamation Effective Time, plus (e) the aggregate number of Company Shares (on an as-converted basis) issuable upon the conversion of SAFEs that have not terminated or expired as of immediately prior to the Amalgamation Effective Time, plus (f) the aggregate number of Company Ordinary Shares issuable upon, or pursuant to, the exercise of Company Options that are issued and outstanding and vested as of immediately prior to the Amalgamation Effective Time, treating such outstanding and vested Company Options as having been exercised in full (calculated using the treasury stock method of accounting), plus (g) the aggregate number of Company Ordinary Shares issuable upon, or pursuant to, the Company Pre-Closing Financing.

“Governmental Entity” means any nation or government, any federal, state, provincial, local, county, municipal, foreign or other political subdivision thereof, or any department, agency, or instrumentality of any government; any public international organization, or any transnational governmental organization; any court of competent jurisdiction, arbitrator (public or private), administrative agency or commission; any governmental, regulatory or quasi-governmental, quasi-judicial or administrative, authority, body, or agency; any political party; or any national securities exchange or national quotation system.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Holdco Class A Ordinary Shares” means the Class A ordinary shares in the capital of Holdco, entitling the holders thereof to one (1) vote per share on all matters on which the Holdco Ordinary Shares are entitled to vote, and with the other rights and preferences set forth in Holdco’s Organizational Documents (or the Holdco A&R Constitution, after its adoption).

“Holdco Class B Ordinary Shares” means the Class B ordinary shares in the capital of Holdco, which will have economic rights (including dividend and liquidation rights) identical to those of the Holdco Class A Ordinary Shares but entitling the holders thereof to three (3) votes per share on all matters on which the Holdco Ordinary Shares are entitled to vote, and with the other rights and preferences set forth in Holdco’s Organizational Documents (or the Holdco A&R Constitution, after its adoption).

“Holdco Ordinary Shares” means the ordinary shares in the capital of Holdco, consisting of the Holdco Class A Ordinary Shares and the Holdco Class B Ordinary Shares.

“Holdco Warrants” means, collectively, the Holdco Assumed Public Warrants and Holdco Assumed Private Placement Warrants.

“Indebtedness” means, with respect to any Person, all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments or debt security, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case calculated in accordance with U.S. GAAP, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person of the type described in the foregoing clauses (a) through (i), and (k) any agreement to incur any of the same.

“Intellectual Property” means any and all intellectual, industrial, or proprietary property and all rights, title, and interest therein and thereto arising in any and all jurisdictions worldwide, whether registered or unregistered, including any and all: (a) trade names, trademarks and service marks, logos, designs, trade dress, slogans, certification marks, business names, corporate names, brand names, social media usernames, handles and similar identifiers, doing business designations, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (b) patents, patent applications, designs, utility models, and statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (collectively, “Patents”) and inventions (whether or not patentable), (c) copyrights, whether domestic or foreign, copyrightable works, rights in Software, database rights, Internet websites and the contents thereof, moral rights, all works of authorship (whether copyrightable or not), and other rights safeguarding personal and reputational interests of creators (collectively, “Copyrights”), (d) designs, (e) domain names and websites, (f) confidential information, trade secrets, know-how, proprietary information, and technology (such as processes, techniques, formulae, compositions, data analytics, models and methodologies), inventions, invention disclosures, improvements, ideas, blends, mask works, designs, research and development information, methods, plans, descriptions, compositions, drawings, specifications, databases and data, including technical, financial, accounting, customer, marketing and business data, pricing and cost information, business and marketing plans and proposals, licenses, and processes and other non-public or confidential information, in each case, whether or not patentable or reduced to practice, tangible or intangible, and all documentation relating to any of the foregoing (collectively, “Trade Secrets”), (g) any other industrial and intellectual property and rights recognized under applicable Law that are equivalent or similar to any of the foregoing, and (h) all rights with respect to the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“Intervening Event” means any event, development, circumstance, occurrence, change, condition, effect or state of facts that (i) was not known to or reasonably foreseeable by the SPAC Board as of the date of this Agreement (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date of this Agreement) and (ii) does not relate to any Alternative SPAC Transaction.

“IT Systems” means any and all information technology systems, networks, hardware, computers, Software, servers, workstations, routers, hubs, switches, data communication lines, data and databases, communications, telecommunications, peripherals, operational technology, automated processes and storage assets, websites, and other information technology equipment, systems and services, including any outsourced systems and processes, and other similar or related items of automated, computerized, digital, or Software systems.

“Knowledge” means (a) with respect to the Company, the actual knowledge, following reasonable inquiry, of any of the Company Executives, (b) with respect to the SPAC, the actual knowledge, following reasonable inquiry, of the SPAC Executive, and (c) with respect to Holdco and each of the Merger Subs, the actual knowledge, following reasonable inquiry, of the Founder.

“Law” means any national, federal, state, local, municipal, or foreign or other, law, statute, legislation, principle of common law, edict, decree, proclamation, treaty, convention, directive, writ, ordinance, rule, regulation, judgment, code, Order, injunction, settlement, arbitration award, requirement or approval of, or determination by, or interpretation or administration of any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity, in each case that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity, arbitrator or mediator.

“Liability” means any obligation, commitment, liability, or Indebtedness of any kind, character, description, or nature whatsoever, whether known or unknown, whether due or to become due, asserted or unasserted, liquidated, unliquidated, absolute, contingent, accrued, matured or unmatured, determined or determinable, or otherwise.

“Liens” means any and all liens, pledges, charges, claims, security interests, restrictions on transfer (including rights of first offer or rights of first refusal), mortgages, licenses, deeds of trust, or encumbrances of any kind, any option, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Shareholders” means the Sponsor, each Company Shareholder, and each Person listed on Schedule 1.1.

“Material Adverse Effect” means any event, circumstance, change, condition, development, effect, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect upon the business (including the Business), assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Company operates; (ii) the public announcement or consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this clause (ii) shall not apply to any representation or warranty contained in Article III that expressly addresses the effect of the announcement or consummation of the Transactions or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 7.2(a)); (iii) changes in applicable Law or U.S. GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that events, circumstances, changes, conditions, developments, effects, occurrences or state of facts giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets (including any escalation or general worsening of any of the foregoing but only to the extent such escalation or worsening was not reasonably foreseeable, it being understood that inflation is reasonably foreseeable); (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, other weather-related or meteorological event, pandemic, epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing but only to the extent such escalation or worsening was not reasonably foreseeable); (viii) any national or international political conditions in or affecting any jurisdiction in which the Company conducts business or the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in any jurisdiction in which the Company conducts business (including any escalation or general worsening of any of the foregoing but only to the extent such event, occurrence, escalation or worsening was not reasonably foreseeable, it being understood that the current conflict between the Russian Federation and Ukraine and the current conflict in Israel and the surrounding region, and in each case any escalations, new participants or other changes therein, are reasonably foreseeable); or (ix) any consequences arising from any action by the Company expressly required by this Agreement or any Ancillary Agreement (other than the Company’s compliance with Section 6.1 hereof); provided, however, that any event, circumstance, change, condition, development, effect, occurrence or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii), or (viii) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance, change, condition, development, effect, occurrence or state of facts has a material and disproportionate effect on the Company relative to other comparable entities operating in the industries and markets in which the Company operates.

“NYSE American Triggering Event” has the meaning given to it in Section 5.17 of the SPAC Disclosure Schedule.

“Off-the-Shelf Software” means uncustomized, commercially available, “off-the shelf” software solely used internally in the ordinary course of business under a click-wrap or shrink-wrap license, subscription service, or other standard terms made available from third-party suppliers on arm’s length commercial and standard terms for less than $30,000 annually.

“Open Source Software” means any Software that is subject to, distributed, transmitted, licensed, or otherwise made available pursuant to: (a) under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license”; (b) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (c) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (d) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license, in each case including any similar license.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, rule or award issued or entered by, with, or under the supervision of, any Governmental Entity.

“Organizational Documents” means the memorandum and articles of association, articles of incorporation, certificate of incorporation, charter, constitution, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned IP” means any and all Intellectual Property and IT Systems that is owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes Registered IP, Owned Software, and all other Intellectual Property required to be set forth in Section 3.16(a) of the Company Disclosure Schedule.

“Owned Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, concessions, consents, exemptions, variances or other approvals or similar rights required to be obtained from Governmental Entities.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies, in each case that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP; (b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law, in each case that (i) are not yet due and payable or that are being contested in good faith, (ii) that are not material to the business, or the operations and financial condition, of the Person so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the encumbered Person of any Contract or Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens not created by the Company or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; or (h) Liens to be fully released at the Closing.

“Person” means any natural person, sole proprietorship, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust, unincorporated association, or other entity or organization, including a Governmental Entity.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Proceeding” means any Action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proxy Statement” means the proxy statement included as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from the SPAC Shareholders to approve the Proposals (which shall also provide the SPAC Shareholders with the opportunity to redeem their SPAC Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redemption Price” means an amount equal to the price at which each SPAC Public Share is redeemed, as determined in accordance with the SPAC Organizational Documents.

“Regulatory Law” means all applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger, acquisition or investment, or to protect the foreign investment, national security or the national economy of any nation.

“Representatives” of a Person means any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants, legal counsel and other advisors and representatives.

“Requisite Working Capital” means $45,000,000.

“SAFE” means securities of the Company representing the right to receive a certain number of Company Shares, or return of the amount of investment made by the holder of such security, upon the occurrence of particular events specified in the underlying Contract.

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Singapore Companies Act” means the Companies Act 1967 of Singapore, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code of any nature, whether operational, under development or inactive, including any and all software implementations of algorithms, models, APIs, libraries, rules, definitions and methodologies, tools, applets, compilers, assemblers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, executable code, or human readable code, and development and design tools, (b) deep learning, machine learning, and other artificial intelligence technologies (“AI/ML”), (c) all versions, derivations, updates, enhancements and customizations of any of the foregoing, and (d) manuals, training materials, notes, comments (including source code comments), or documentation for, related to, or embodying any of the foregoing or on which any of the foregoing is recorded.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the SPAC.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the SPAC to the Company concurrently with entering into this Agreement.

“SPAC Executive” means Harry L. You.

“SPAC Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair, the ability of the SPAC (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement and the Ancillary Agreements, including the obligation to consummate the SPAC Merger. Notwithstanding the foregoing, each of the following shall not, individually or in combination, constitute a SPAC Material Adverse Effect or be considered in determining whether a SPAC Material Adverse Effect has occurred: (i) the number of SPAC Public Shares that are redeemed upon the exercise of SPAC Shareholder Redemption Rights, (ii) the failure to obtain SPAC Shareholder Approval, or (iii) a NYSE American Triggering Event and any actions taken by or on behalf of NYSE American relating thereto.

“SPAC Organizational Documents” means, collectively, (i) SPAC’s Amended and Restated Articles of Organization, as amended and as may be further amended from time to time in accordance with its terms, and (ii) SPAC’s Amended and Restated Bylaws, as may be amended from time to time in accordance with its terms.

“SPAC Private Placement Warrants” means the warrants exercisable for shares of SPAC Class A Common Stock initially sold by the SPAC in a private placement concurrently with the IPO.

“SPAC Public Shares” means the SPAC Class A Common Stock initially included in the SPAC Units sold by the SPAC in the IPO.

“SPAC Public Warrants” means the warrants exercisable for shares of SPAC Class A Common Stock initially included in the SPAC Units sold by the SPAC in the IPO.

“SPAC Shareholder” means a holder of SPAC Common Stock.

“SPAC Shareholder Approval” means (i) the approval of the Business Combination Proposal and Adjournment Proposal (if submitted to the SPAC Shareholders) by a majority of the votes cast by the holders of shares of SPAC Common Stock (which is the requisite vote of SPAC Shareholders with respect to such matters pursuant to the SPAC Organizational Documents and the MBCA) at the Special Meeting, (ii) the advisory approval of each of the Advisory Organizational Documents Proposals by a majority of the shares of SPAC Common Stock entitled to vote thereon, and (iii) with respect to any other proposal proposed to the SPAC Shareholders, the requisite approval required under the SPAC Organizational Documents, the MBCA or any other applicable Law, in each case, at the Special Meeting.

“SPAC Shareholder Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Organizational Documents) holder of SPAC Public Shares to redeem all or a portion of its SPAC Public Shares (in connection with the Transactions, the Extension, or otherwise) for cash as set forth in the SPAC Organizational Documents.

“SPAC Transaction Expenses” means all fees, costs, expenses, obligations, liabilities, advances and loans (including Working Capital Loans to the extent not converted into SPAC Private Placement Warrants), in each case of the SPAC (including any of the foregoing incurred by Sponsor or its Affiliates or SPAC’s directors or officers, in each case on behalf of the SPAC and that the SPAC is liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective Business Combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Ancillary Agreements and the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, reserves evaluators, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all deferred underwriting fees, any and all excise Taxes, the Extension Expenses, and fifty percent (50%) of any and all Filing Fees. For the avoidance of doubt, SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“SPAC Units” means the units of the SPAC issued in the IPO, each consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Public Warrant.

“SPAC Warrants” means, collectively, the SPAC Public Warrants and SPAC Private Placement Warrants.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Stock Exchange” means the New York Stock Exchange, the NYSE American or Nasdaq, as mutually determined by the SPAC and the Company.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes.

“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, share capital, transfer, registration, social security (or similar), Medicare, production, franchise, gross receipts, payroll, sales, employment, use, property, unclaimed property or escheat liabilities, excise, value-added, unclaimed property, estimated, stamp, alternative or add-on minimum, environmental, customs or similar duties, withholding and any other tax, assessment, fee, levy or duty together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax, including the U.S. Internal Revenue Service and the Inland Revenue Authority of Singapore.

“Terminating Contracts” means the Contracts listed in Section 1.1(b) of the Company Disclosure Schedules.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means the Company Transaction Expenses and the SPAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the Amalgamation and the SPAC Merger, and the transactions contemplated by each Ancillary Agreement.

“Trust Account” means the trust account established by the SPAC pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 4, 2022, by and between the SPAC and the Trustee, as amended from time to time.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee of the Trust Account.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied throughout the periods involved.

“Warrant Agreement” means the Warrant Agreement, dated October 4, 2022, by and between the SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by any such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loans” means any loan made to the SPAC by the Sponsor, any Affiliate, officer, manager or member of the Sponsor, or the SPAC’s officers or directors, and evidenced by a promissory note, in each case for the purpose of financing the ordinary course working capital of the SPAC or costs incurred as reasonably necessary to facilitate the consummation of the Transactions.

Section 1.2 Further Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Location
Additional Financing	Section 6.20
Adjournment Proposal	Section 6.15(c)
Advisory Organizational Documents Proposals	Section 6.15(c)
Agreement	Preamble
Alternative SPAC Transaction	Section 6.7(c)
Alternative Transaction	Section 6.7(a)
Amalgamation	Recitals
Amalgamation Documents	Section 6.16(a)
Amalgamation Effective Time	Section 2.3(a)
Amalgamation Objection	Section 6.16(g)
Amalgamation Proposal	Section 6.16(a)
Anti-Corruption Laws	Section 3.19(a)
Anti-Money Laundering Laws	Section 3.19(a)
Balance Sheet Date	Section 3.8(b)
Business	Recitals
Business Combination	Recitals
Business Combination Proposal	Section 6.15(c)
Closing	Section 2.2
Closing Consideration Spreadsheet	Section 2.7(a)
Closing D&O Policy	Section 6.9(b)
Closing Date	Section 2.2
Closing 8-K	Section 6.12
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.4(c)
Company Converted Option	Section 2.3(e)(i)
Company Creditors	Section 6.16(a)
Company D&O Tail	Section 6.9(d)
Company Group	Section 9.13(b)
Company PCAOB Audited Financial Statements	Section 6.18(a)
Company Pre-Closing Financing	Section 6.20
Company Preference Share Conversion	Section 2.1(a)
Company Shareholder Approval	Section 3.4(d)
Company Shareholder Approval Deadline	Section 6.17
Company Supporting Shareholders	Recitals
Company Unaudited Interim Financial Statements	Section 6.18(a)
Company Unaudited Financial Statements	Section 3.8(a)
Company 2024 Balance Sheet	Section 3.8(a)
Confidential Information	Section 6.4
Contracting Parties	Section 9.14
Covered Activity	Section 3.19(f)
D&O Indemnified Persons	Section 6.9(a)

Dissenting SPAC Shareholder	Section 2.5
Dissenting SPAC Shares	Section 2.5
EGS	Section 9.13(b)
Employment Agreements	Recitals
Enforceability Exceptions	Section 3.4(a)
Export Control Laws	Section 3.19(a)
Extension	Section 6.26
Extension Meeting	Section 6.26
Extension Proxy Statement	Section 6.26
Filing Fees	Section 6.10
First Surviving Company	Section 2.1(c)
First Surviving Company Organizational Documents	Section 2.3(f)
Holdco	Preamble
Holdco A&R Constitution	Recitals
Holdco Assumed Private Placement Warrant	Section 2.4(b)(iii)
Holdco Assumed Public Warrant	Section 2.4(b)(ii)
Holdco Equity Incentive Plan	Section 6.14
Holdco ESPP	Section 6.14
Holdco PCAOB Audited Financial Statements	Section 6.18(b)
Holdco Unaudited Interim Financial Statements	Section 6.18(b)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1(a)
International Trade Control Laws	Section 3.19(a)
IPO	Section 9.12
Leased Real Property	Section 3.11(b)
Lock-Up Agreement	Recitals
Material Contract	Section 3.12(a)
Material Suppliers	Section 3.22
MBCA	Recitals
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
NYSE American	Section 5.3(c)
Outside Date	Section 8.1(b)(i)
Party and Parties	Preamble
PIPE Investment	Section 6.19
PIPE Investors	Section 6.19
Prohibited Party	Section 3.19(b)
Proposals	Section 6.15(c)
Prospectus	Section 9.12
Registered IP	Section 3.16(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 6.15(a)
Related Party	Section 3.12(a)(xii)
Released Claims	Section 9.12
Required Financial Statements	Section 6.18(b)
Reviewable Document	Section 6.12(b)
Sanctioned Countries	Section 3.19(b)
Sanctions	Section 3.19(a)
Second Surviving Company	Section 2.1(g)
Second Surviving Company Organizational Documents	Section 2.4(c)

Section 16	Section 6.8
Signing 8-K	Section 6.12
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	Section 5.11(c)
SPAC Certificates	Section 2.4(b)(i)
SPAC Change in Recommendation	Section 6.15(d)
SPAC Class B Conversion	Recitals
SPAC D&O Tail	Section 6.9(c)
SPAC Group	Section 9.13(a)
SPAC Merger	Recitals
SPAC Merger Consideration	Section 2.4(b)(i)
SPAC Merger Effective Time	Section 2.4(a)
SPAC Plan of Merger	Section 2.4(a)
SPAC Public Securities	Section 5.17
SPAC SEC Documents	Section 5.3(a)
SPAC Unit Separation	Recitals
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Section 6.19
Super 20-F	Section 6.12
Transfer Agent	Section 2.6(a)
Transfer Taxes	Section 6.28(e)
Warrant Assumption Agreement	Recitals
White & Case	Section 9.13(a)

Section 1.3 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or” unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP as consistently applied.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(e) The Company Disclosure Schedules and the SPAC Disclosure Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Disclosure Schedules or SPAC Disclosure Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. The information set forth in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the “data room” (virtual) hosted by Ideals Virtual Data Room and established by the Company or its Representatives and to which, and to the extent to which, SPAC and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day that is two days prior to the date of this Agreement.

(h) References to “written” or “in writing” include in electronic form.

Article II

THE AMALGAMATION AND MERGER

Section 2.1 The Amalgamation, Merger, and Related Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the dates, at the times and in the order set forth in this Section 2.1:

(a) Conversion of Preference Shares. By no later than one (1) Business Day prior to the Amalgamation Effective Time and pursuant to the Company Support Agreements, all of the issued and outstanding Company Preference Shares shall be converted into Company Ordinary Shares at the applicable conversion ratio set forth in the Company Constitution (the “Company Preference Share Conversion”). Following the Company Preference Share Conversion, all of the Company Preference Shares shall no longer be outstanding and shall cease to exist, no payment or distribution shall be made with respect thereto and each holder of Company Preference Shares shall thereafter cease to have any rights with respect to such securities.

(b) Holdco A&R Constitution. Prior to the Amalgamation Effective Time, subject to the terms and conditions of this Agreement and in accordance with the Singapore Companies Act, Holdco shall have adopted and filed with ACRA the relevant documentation in respect of the adoption of the Holdco A&R Constitution. The Holdco A&R Constitution shall be the constitution of Holdco until thereafter amended in accordance with its terms and the Singapore Companies Act.

(c) The Amalgamation. In accordance with the Singapore Companies Act, on the Closing Date, at the Amalgamation Effective Time, Merger Sub 1 and the Company shall amalgamate and continue as one company, with the Company being the surviving company of the Amalgamation under the existing name of the Company and as a direct, wholly-owned Subsidiary of Holdco (the “First Surviving Company”).

(d) SPAC Shareholder Redemptions. On the Closing Date, after the Amalgamation Effective Time, immediately prior to the SPAC Merger Effective Time, SPAC shall cause each SPAC Public Share that a SPAC Shareholder has timely and validly elected to redeem pursuant to the exercise of the SPAC Shareholder Redemption Rights to be redeemed for cash on the terms and subject to the conditions set forth in the SPAC Organizational Documents.

(e) SPAC Class B Conversion. On the Closing Date, after the Amalgamation Effective Time, immediately prior to the SPAC Merger Effective Time, the SPAC Class B Conversion shall automatically occur.

(f) SPAC Unit Separation. On the Closing Date, after the Amalgamation Effective Time, immediately prior to the SPAC Merger Effective Time, the SPAC Unit Separation shall automatically occur.

(g) The SPAC Merger. On the Closing Date, at the SPAC Merger Effective Time, Merger Sub 2 shall merge with and into the SPAC, and the separate existence of Merger Sub 2 shall cease and the SPAC shall continue as the surviving company of the SPAC Merger and as a wholly-owned Subsidiary of Holdco (the “Second Surviving Company”).

Section 2.2 Closing. The consummation of the Transactions (the “Closing”) shall take place by exchange of signature pages by email or other electronic transmission (a) as promptly as practicable and in no event later than the third (3rd) Business Day after the conditions set forth in Article VII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other date and time as the Company and SPAC mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.3 Effecting the Amalgamation.

(a) Amalgamation Effective Time. On or prior to the Closing Date, the Company and Merger Sub 1 shall cause the Amalgamation Documents to be filed with ACRA in accordance with the applicable provisions of the Singapore Companies Act. The Amalgamation Documents shall provide that the Amalgamation shall be consummated on the Closing Date (such time being the “Amalgamation Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under Section 215F of the Singapore Companies Act issued by ACRA).

(b) The Amalgamation. At the Amalgamation Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Singapore Companies Act, Merger Sub 1 and the Company shall amalgamate and continue as one company, with the Company being the First Surviving Company in the Amalgamation and a direct, wholly-owned subsidiary of Holdco.

(c) Effect of the Amalgamation. The effect of the Amalgamation will be as provided in this Agreement, the Amalgamation Documents and the applicable provisions of the Singapore Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Amalgamation Effective Time, in accordance with Section 215G of the Singapore Companies Act, (i) all the property, rights and privileges of each of the Company and Merger Sub 1 shall be transferred to and vest in the First Surviving Company, (ii) all the liabilities and obligations of each of the Company and Merger Sub 1 shall be transferred to and become the liabilities and obligations of the First Surviving Company, (iii) all proceedings pending by or against each of the Company and Merger Sub 1 may be continued by or against the First Surviving Company, (iv) any conviction, ruling, order or judgement in favor of or against each of the Company and Merger Sub 1 may be enforced by or against the First Surviving Company, and (v) the Equity Interests and rights of the members of each of the Company and Merger Sub 1 shall be cancelled, exchanged or converted into the shares and rights provided for in Section 2.3(d) and the Amalgamation Proposal.

(d) Effect of the Amalgamation on Company Shares, SAFEs, and Merger Sub 1 Shares.

(i) At the Amalgamation Effective Time, by virtue of the Amalgamation and without any further action on the part of Holdco, Merger Sub 1, the Company, or the holders of any of their respective Equity Interests:

(A) each SAFE that has not been terminated or expired immediately prior to the Amalgamation Effective Time, pursuant to its terms, will be canceled and automatically deemed for all purposes to represent the right to receive a number of Holdco Class A Ordinary Shares equal to (1) the Exchange Ratio multiplied by (2) the number of Company Shares (on an as-converted basis) subject to such SAFE, and each such Holdco Class A Ordinary Share will have a deemed issue price equal to the Redemption Price and will be credited as fully paid;

(B) each Company Ordinary Share held by the Founder issued and outstanding immediately prior to the Amalgamation Effective Time (including Company Ordinary Shares issued pursuant to the Company Preference Share Conversion) will automatically be canceled (which cancellation of Company Ordinary Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) and converted into, and the Founder shall have the right to receive, as consideration for each such Company Ordinary Share, such number of Holdco Class B Ordinary Shares equal to the Exchange Ratio (less such number of Holdco Class B Ordinary Share(s) held by the Founder immediately prior to the Amalgamation Effective Time), and each such Holdco Class B Ordinary Share will have a deemed issue price equal to the Redemption Price and will be credited as fully paid; and

(C) each Company Ordinary Share held by a Company Shareholder (other than the Founder) issued and outstanding immediately prior to the Amalgamation Effective Time (including Company Ordinary Shares issued pursuant to the Company Preference Share Conversion, and including Company Ordinary Shares issued pursuant to the Company Pre-Closing Financing (if any) but not including any shares in the Company’s treasury) will automatically be canceled (which cancellation of Company Ordinary Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) and converted into, and each such Company Shareholder (other than the Founder) shall have the right to receive, as consideration for each such Company Ordinary Share, such number of Holdco Class A Ordinary Shares equal to the Exchange Ratio, and each such Holdco Class A Ordinary Share will have a deemed issue price equal to the Redemption Price and will be credited as fully paid.

From and after the Amalgamation Effective Time, each Company Shareholder and each holder of SAFEs shall cease to have any other rights in and to the Company or the First Surviving Company except as otherwise expressly provided for herein or under applicable Law.

(ii) At the Amalgamation Effective Time, by virtue of the Amalgamation and without any action on the part of any Party or any other Person, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Amalgamation Effective Time shall be automatically converted into one (1) ordinary share in the capital of the First Surviving Company, with the rights, powers and privileges given to such share by the First Surviving Company Organizational Documents and the Singapore Companies Act, and shall constitute the only issued and outstanding shares of the First Surviving Company immediately following the Amalgamation Effective Time. Immediately following the Amalgamation Effective Time, Holdco shall be the holder of all the shares of the First Surviving Company.

(e) Treatment of Company Options.

(i) Prior to the Amalgamation Effective Time, the boards of directors of the Company and Holdco (or any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of the holders of the Company Options, if required, to provide that, as of the Amalgamation Effective Time, each outstanding Company Option (whether vested or unvested and whether granted under the Company Equity Incentive Plan or otherwise) shall be assumed by Holdco and converted into an option to subscribe for Holdco Class A Ordinary Shares under the Holdco Equity Incentive Plan (as so converted, a “Company Converted Option”). Each Company Converted Option shall continue to have, and be subject to, substantially the same terms, conditions, vesting and other provisions as are applicable to such Company Options immediately prior to the Amalgamation Effective Time; provided that (x) each such Company Converted Option shall be exercisable for such number of Holdco Class A Ordinary Shares that equals the Exchange Ratio multiplied by the number of Company Ordinary Shares issuable pursuant to such Company Option as of immediately prior to the Amalgamation Effective Time, in each case at such per share exercise price that shall equal the per share exercise price of such Company Option as of immediately prior to the Amalgamation Effective Time divided by the Exchange Ratio and (y) with respect to each such Company Converted Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number Holdco Class A Ordinary Shares and the per share exercise price will be rounded up to the nearest whole cent. The per share exercise price and the number of Holdco Class A Ordinary Shares purchasable pursuant to each Company Converted Option shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable.

(f) First Surviving Company Organizational Documents. In connection with the Amalgamation, the Organizational Documents of the First Surviving Company (the “First Surviving Company Organizational Documents”) shall be the same as the Organizational Documents of Merger Sub 1 as in effect immediately prior to the Amalgamation Effective Time, except that the name of the First Surviving Company shall be “Horizon Quantum Computing Pte. Ltd.”, in each case, until thereafter changed or amended as provided therein or by applicable law.

(g) First Surviving Company Officers and Directors. At the Amalgamation Effective Time, the initial directors and officers of the First Surviving Company shall be the same Persons that are designated as the officers and directors of Holdco, each to hold office in accordance with the First Surviving Company Organizational Documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.4 Effecting the SPAC Merger.

(a) SPAC Plan of Merger. On the Closing Date, immediately following the SPAC Class B Conversion and SPAC Unit Separation, SPAC and Merger Sub 2 shall cause the SPAC Merger to be consummated by filing with the Secretary of the Commonwealth of Massachusetts, articles of merger including the plan of merger substantially in the form to be agreed between SPAC and Merger Sub 2 (which shall, without limitation, include the particulars required pursuant to the MBCA) (the “SPAC Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the MBCA or any other applicable law to make the SPAC Merger effective. The SPAC Merger shall become effective on the date at which the SPAC Plan of Merger is filed with the secretary of state of the Commonwealth of Massachusetts or such later date as SPAC and Merger Sub 2 may agree and specify pursuant to the MBCA (the date that the SPAC Merger becomes effective is referred to herein as the “SPAC Merger Effective Time”). The SPAC Merger shall have the effects set forth in this Agreement, the SPAC Plan of Merger, and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of SPAC and Merger Sub 2 shall vest in the Second Surviving Company, in each case, in accordance with the applicable provisions of the MBCA.

(b) Effect on SPAC and Merger Sub 2 Shares.

(i) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of SPAC Class A Common Stock (after taking into account the SPAC Class B Conversion and the SPAC Unit Separation, but not including any SPAC Public Shares redeemed pursuant to Section 2.1(d), any shares cancelled pursuant to Section 2.4(b)(iv) or any Dissenting SPAC Shares) issued and outstanding as of immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished and converted into the right to receive, as consideration for each share of SPAC Class A Common Stock, one (1) Holdco Class A Ordinary Share (cumulatively, the “SPAC Merger Consideration”), and each such Holdco Class A Ordinary Share will have a deemed issue price equal to the Redemption Price and will be credited as fully paid. From and after the SPAC Merger Effective Time, each SPAC Shareholder’s certificates (the “SPAC Certificates”), if any, evidencing ownership of the SPAC Class A Common Stock and the SPAC Class A Common Stock held in book-entry form issued and outstanding immediately prior to the SPAC Merger Effective Time (and the holders thereof) shall each cease to have any rights with respect to such SPAC Class A Common Stock except the right to receive the applicable portion of the SPAC Merger Consideration or as otherwise expressly provided for herein or under applicable Law.

(ii) At the SPAC Merger Effective Time, each SPAC Public Warrant that is outstanding immediately prior to the SPAC Merger Effective Time (after taking into account the SPAC Unit Separation) shall remain outstanding and shall automatically be adjusted to become a warrant to purchase one Holdco Class A Ordinary Share (each, a “Holdco Assumed Public Warrant”). Each Holdco Assumed Public Warrant will continue to have, and be subject to, the same terms as the SPAC Public Warrants (other than the fact that it is exercisable for one Holdco Class A Ordinary Share) and shall be governed by the Warrant Agreement, as assigned to and assumed by Holdco pursuant to the Warrant Assumption Agreement.

(iii) At the SPAC Merger Effective Time, each SPAC Private Placement Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall remain outstanding and shall automatically be adjusted to become a warrant to purchase one Holdco Class A Ordinary Share (each, a “Holdco Assumed Private Placement Warrant”). Each Holdco Assumed Private Placement Warrant will continue to have, and be subject to, the same terms as the SPAC Private Placement Warrants (other than the fact that it is exercisable for one Holdco Class A Ordinary Share) and shall be governed by the Warrant Agreement, as assigned to and assumed by Holdco pursuant to the Warrant Assumption Agreement.

(iv) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of SPAC Common Stock held immediately prior to the SPAC Merger Effective Time by SPAC as a treasury share or held by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(v) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or any other Person, each share of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically cancelled and extinguished and converted into one (1) common share, par value $0.0001 per share of the Second Surviving Company, with the rights, powers and privileges given to such share by the Second Surviving Company Organizational Documents and the MBCA, and shall constitute the only outstanding shares of the Second Surviving Company immediately following the SPAC Merger Effective Time. Immediately following the SPAC Merger Effective Time, Holdco shall be the sole and exclusive owner of all shares of the Second Surviving Company and the register of members of the Second Surviving Company shall be updated at the SPAC Merger Effective Time to reflect the foregoing.

(c) Second Surviving Company Organizational Documents. At the SPAC Merger Effective Time, the SPAC’s Organizational Documents, as in effect immediately prior to the SPAC Merger Effective Time, shall be amended and restated in a form to be mutually agreed between SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Second Surviving Company Organizational Documents”) and, as so amended and restated, shall be the Organizational Documents of the Second Surviving Company on and from the SPAC Merger Effective Time until thereafter changed or amended as provided therein or by applicable Law.

(d) Second Surviving Company Directors and Officers. At the SPAC Merger Effective Time, the initial directors and officers of the Second Surviving Company shall be the same Persons that are designated as the officers and directors of Holdco, each to hold office in accordance with the Second Surviving Company Organizational Documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.5 Dissenting SPAC Shares. Notwithstanding anything to the contrary herein, if required by the MBCA (but only to the extent required thereby), shares of SPAC Common Stock that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by a SPAC Shareholder (such SPAC Shareholder, a “Dissenting SPAC Shareholder”) who has demanded and perfected such holder’s right to appraisal of such shares of SPAC Common Stock in accordance with Part 13 of the MBCA (the “Dissenting SPAC Shares”), if such Part 13 of the MBCA is determined to be applicable, will not be converted into the right to receive, and the applicable Dissenting SPAC Shareholder shall have no right to receive, the applicable portion of the SPAC Merger Consideration, but such holder will be entitled to such rights as afforded under the MBCA with respect to such Dissenting SPAC Shares unless and until the contemplated transaction has been abandoned or rescinded, any such Dissenting SPAC Shareholder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the MBCA with respect to such Dissenting SPAC Shares, or a court of competent jurisdiction permanently enjoins or sets aside the action, or its demand for payment is withdrawn with the written consent of the SPAC. At the SPAC Merger Effective Time, any holder of Dissenting SPAC Shares shall cease to have any rights with respect thereto, except the rights provided in Part 13 of the MBCA and as provided in the previous sentence. The SPAC will give the Company and Holdco (i) reasonably prompt notice of any demands received by SPAC for appraisals of shares of SPAC Common Stock, withdrawals of such demands, and any other instruments received by SPAC pursuant to Part 13 of the MBCA and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands. SPAC shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Part 13 of the MBCA, or agree to do any of the foregoing. The Second Surviving Company shall be entitled to retain any of the SPAC Merger Consideration not paid on account of the Dissenting SPAC Shares pending resolution of the claims of such holders, and the remaining holders of SPAC Common Stock shall not be entitled to any portion thereof. If, after the SPAC Merger Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting SPAC Shares, such Dissenting SPAC Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the SPAC Merger Effective Time, the right to receive the SPAC Merger Consideration, without any interest thereon, the Second Surviving Company shall remain liable for payment of the SPAC Merger Consideration for such shares of SPAC Common Stock, and such Dissenting SPAC Shares shall no longer be deemed Dissenting SPAC Shares under this Agreement.

Section 2.6 Transfer Agent Matters.

(a) Appointment of Transfer Agent. At least three Business Days prior to the Closing Date, Holdco shall appoint a transfer agent reasonably acceptable to the SPAC and the Company (the “Transfer Agent”) (it being understood and agreed that Continental Stock Transfer & Trust Company, or any of its Affiliates, shall be deemed to be acceptable to the SPAC and the Company) for the purposes of issuing the Aggregate Amalgamation Consideration to the Company Shareholders pursuant to Section 2.3 and the SPAC Merger Consideration to the SPAC Shareholders pursuant to Section 2.4. Each of the SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 2.6, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Holdco, or otherwise required by the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the Transactions.

(b) Transfer Agent Procedures.

(i) At the Amalgamation Effective Time, Holdco shall, or shall cause the Transfer Agent to, issue the Aggregate Amalgamation Consideration to the record holders of Company Shares and/or SAFEs entitled to receive a portion of the Aggregate Amalgamation Consideration in book-entry form. All Holdco Ordinary Shares issued in accordance with this Section 2.6(b)(i) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares and/or SAFEs, and there shall be no further registration of transfers on the records of the First Surviving Company of the Company Shares or SAFEs that were outstanding immediately prior to the Amalgamation Effective Time. If, after the Amalgamation Effective Time, Company Shares and/or SAFEs are presented to Holdco or the First Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6(b)(i).

(ii) At the SPAC Merger Effective Time, Holdco shall, or shall cause the Transfer Agent to, issue the SPAC Merger Consideration to the record holders of SPAC Common Stock entitled to receive a portion of the SPAC Merger Consideration in book-entry form, and the electronic or book entry positions representing the SPAC Common Stock shall be canceled. All Holdco Ordinary Shares issued in accordance with this Section 2.6(b)(ii) shall be deemed to have been issued in full satisfaction of all rights pertaining to the SPAC Common Stock and there shall be no further registration of transfers on the records of the Second Surviving Company of the SPAC Common Stock that were outstanding immediately prior to the SPAC Merger Effective Time. If, after the SPAC Merger Effective Time, shares of SPAC Common Stock are presented to Holdco or the Second Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6(b)(ii).

(c) Distributions with Respect to Unexchanged Company Shares and Unexchanged SPAC Common Stock.

(i) All Holdco Ordinary Shares to be issued as Aggregate Amalgamation Consideration shall be issued and credited as fully paid as of the Amalgamation Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdco Ordinary Shares pursuant to Section 2.3 will be entitled to, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Amalgamation Effective Time and theretofore paid with respect to such whole Holdco Ordinary Share.

(ii) All Holdco Ordinary Shares to be issued as SPAC Merger Consideration shall be issued and credited as fully paid as of the SPAC Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdco Ordinary Shares issued in exchange for shares of SPAC Common Stock pursuant to Section 2.4 will be entitled to, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the SPAC Merger Effective Time and theretofore paid with respect to such whole Holdco Ordinary Share.

Section 2.7 Closing Consideration Spreadsheet.

(a) At least three Business Days prior to the Closing, the Company shall deliver to SPAC a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Amalgamation Effective Time:

(i) the name and address of record of each Company Shareholder and the number of Company Shares (including the class of Company Shares) held by such Company Shareholder;

(ii) with respect to each SAFE, the name and address of record of the holder of such SAFE, the stated “Purchase Amount”, “Primary Component”, and “Secondary Component”, and the calculation of the “Primary Component SPAC Price”, “Secondary Component SPAC Price” and the number of “SPAC Preference Shares” deemed to be issued upon the closing of a “SPAC Acquisition” (each such term as defined in the underlying simple agreement for future equity Contract related to such SAFE);

(iii) the names of record of each holder of Company Options, and the exercise price, number of Company Shares issuable pursuant to each of the Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, and date fully vested); and

(iv) detailed calculations of each of the following (in each case, determined without regard to withholding):

1.	The Fully-Diluted Company Capitalization;

2.	Exchange Ratio;

3.	Aggregate Amalgamation Consideration;

4.	The number of Holdco Class B Ordinary Shares to be issued to the Founder in the Amalgamation;

5.	The number of Holdco Class A Ordinary Shares (taking into account the Company Preference Share Conversion) to be issued to each Company Shareholder other than the Founder in the Amalgamation;

6.	The number of Holdco Class A Ordinary Shares to be issued to each holder of SAFEs in the Amalgamation; and

7.	For each Company Converted Option, the exercise price therefor and the number of Holdco Ordinary Shares issuable pursuant to such Company Converted Option.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by SPAC, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties hereto agree that Holdco and Transfer Agent shall be entitled to rely on the Closing Consideration Spreadsheet in issuing Holdco Ordinary Shares in accordance with this Article II, including Section 2.6.

Section 2.8 Withholding. Holdco shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment; provided, that Holdco (or an Affiliate thereof) shall use reasonable best efforts to provide the Company and the SPAC, and any other Person in respect of which such deduction or withholding will be made, as soon as reasonably practicable after becoming aware thereof. Holdco shall consider in good faith any certificate or other documentation provided by the Company or the SPAC that establishes a basis to eliminate or reduce any required deduction or withholding under applicable Law. Holdco shall cooperate in good faith with the Company and the SPAC to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9 Equitable Adjustments. In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Company’s or SPAC’s Equity Interests from and after the date hereof, the amounts of Aggregate Amalgamation Consideration and SPAC Merger Consideration, respectively, if such adjustment occurs following the date hereof but prior to Closing, shall be equitably adjusted to reflect such changes.

Section 2.10 Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fraction of a Holdco Ordinary Share will be issued by virtue of the Amalgamation or the SPAC Merger. In lieu of any fractional Holdco Ordinary Share to which each Company Shareholder, holder of a SAFE, or SPAC Shareholder, as applicable, would otherwise be entitled, Holdco shall round down to the nearest Holdco Ordinary Share. No cash settlements will be made with respect to fractional shares eliminated by rounding.

Section 2.11 Further Assurances. If, at any time after the Closing, any further action is necessary, proper or advisable to carry out the purposes of this Agreement and to vest the First Surviving Company, following the Amalgamation, and the Second Surviving Company, following the SPAC Merger, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the Company and the Merger Subs, then Holdco or its designees shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.12 Transaction Expenses. Not less than three Business Days prior to the Closing, (i) SPAC shall prepare and deliver to the Company a statement setting forth SPAC’s good faith determination of SPAC Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all SPAC Transaction Expenses and applicable Tax forms of the payees, and (ii) the Company and Holdco shall jointly prepare and deliver to SPAC a statement setting forth the Company’s and Holdco’s good faith determination of Company Transaction Expenses as of the Closing Date, in reasonable detail and with reasonable supporting documentation, including the respective amounts and wire transfer instructions for the payment of all Company Transaction Expenses and applicable Tax forms of the payees.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule the Company hereby represents and warrants to the SPAC as follows:

Section 3.1 Organization; Standing and Power. The Company is a private company limited by shares, and is duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of Singapore. The Company has all requisite corporate power and authority to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as it is presently conducted in all material respects. The Company has offices located only at the addresses set forth in Section 3.1 of the Company Disclosure Schedule. The Company is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of any jurisdiction in which the nature of the Business or character of the properties and assets owned, leased, or held by it or in which the operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect. A complete and correct copy of the Company Constitution as currently in effect has been made available to SPAC. The Company Constitution is in full force and effect and will be in full force and effect up to immediately prior to the Amalgamation Effective Time. The Company is not in violation of any of the provisions of the Company Constitution.

Section 3.2 Capitalization of the Company.

(a) As of the date of this Agreement, 8,000,000 Company Ordinary Shares, 2,500,000 Company Seed Preference Shares, 2,936,828 Company Seed Plus Preference Shares and 2,586,522 Company Series A Preference Shares are issued and outstanding. There are outstanding and unexercised Company Options pursuant to which an aggregate of 1,851,710 Company Ordinary Shares may be issued. There are outstanding and unexpired SAFEs pursuant to which an aggregate number of Company Ordinary Shares as set forth in Section 3.2(a) of the Company Disclosure Schedule may be issued. A true and complete list of all of the Equity Interests (including the Company Shares, SAFEs and the Company Options) issued and/or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof, and with respect to the SAFEs the primary and secondary components of the purchase amount(s) paid by such holder to acquire such SAFE, and with respect to the Company Options, the number of Company Shares issuable thereunder or otherwise subject thereto, the grant date thereof, the vesting terms thereof, and the exercise price and expiration thereof, is provided in Section 3.2 of the Company Disclosure Schedule. The Equity Interests of the Company set forth in Section 3.2 of the Company Disclosure Schedule constitute all of the issued and/or outstanding Equity Interests of the Company.

(b) All of the issued and outstanding Equity Interests of the Company are duly authorized and validly issued and fully paid, free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, and were not issued or granted or allocated in violation of (i) any agreement, arrangement, Contract or other commitment to which the Company is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any applicable Law.

(c) Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no (i) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, convertible securities, performance units, restricted share units, restricted shares or other Contracts, rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries, or Contracts, rights, agreements, arrangements or commitments obligating any of the Company or its Affiliates (including the Company’s Subsidiaries) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem, any Equity Interests of the Company or any of its Subsidiaries or any interest therein, other equity interests or securities convertible into or exchangeable for Equity Interests in the Company or any of its Subsidiaries, or any other direct or indirect Equity Interests of the Company or any of its Subsidiaries (whether issued or unissued); (ii) share appreciation rights, phantom shares, restricted shares, restricted share units, performance shares, contingent value rights, profit participation or other similar rights or equity equivalents of or with respect to the Company or any of its Subsidiaries; (iii) Company Shares held in treasury or treasury shares in the capital stock of any of the Company’s Subsidiaries; (iv) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders (or the equivalent thereof) of the Company or any of its Subsidiaries, respectively, may vote, are issued or outstanding; (v) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or (vi) outstanding obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. No claim has been made or, to the Knowledge of the Company, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Company Shares or any other Equity Interests in the Company, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person. No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by the Company.

(d) All distributions, dividends, cancelations, forfeitures, repurchases and redemptions in respect of the Equity Interests of the Company were undertaken in compliance with the Company Constitution then in effect, all Contracts to which the Company then was a party or subject to and in compliance with applicable Law.

(e) All Company Options are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted or issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof) and, in the case of the Company Options, in accordance with the terms of the Company Equity Incentive Plan or the applicable award agreement. Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Incentive Plan or the applicable award agreement, (ii) where required by applicable Law, has an exercise price per Company Share equal to or greater than the fair market value of such share on the date of such grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option. All Company Options qualify for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively.

(f) All SAFEs are evidenced by simple agreements for future equity in substantially the forms previously made available to SPAC, and no SAFE is subject to terms that are materially different from those set forth in such forms. Each SAFE was validly issued or granted, properly approved by the Board of Directors of the Company (or appropriate committee thereof), and issued or granted in compliance with all applicable Laws.

(g) Except as expressly provided for in this Agreement, as a result of the consummation of the Transactions, no Equity Interests of the Company are issuable and no rights in connection with any Equity Interests of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.3 Subsidiaries.

(a) Horizon Quantum Computing Ireland Limited (the “Irish Subsidiary”) is a wholly-owned Subsidiary of the Company and there are no Equity Interests of the Irish Subsidiary that are issued, outstanding or reserved other than such Equity Interests issued, outstanding or reserved in the name of the Company. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, all of the issued and outstanding Equity Interests of the Irish Subsidiary have been, and all of the issued and outstanding Equity Interests of the Irish Subsidiary will be as of Closing, duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, and were not issued or granted or allocated in violation of (i) any agreement, arrangement, Contract or other commitment to which the Company is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any applicable Law. Since the Irish Subsidiary’s incorporation, no Equity Interests of the Irish Subsidiary have been canceled, forfeited, repurchased, or redeemed by the Irish Subsidiary, and there has been no reduction in the Irish Subsidiary’s share capital nor has the Irish Subsidiary passed any resolution for the reduction of its share capital. All distributions, dividends, cancelations, forfeitures, repurchases and redemptions in respect of the Equity Interests of the Irish Subsidiary were undertaken in compliance with the Organizational Documents of the Irish Subsidiary then in effect, all Contracts to which the Irish Subsidiary then was a party or subject to and in compliance with applicable Law. No claim has been made or, to the Knowledge of the Company, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Equity Interests in the Irish Subsidiary, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person.

(b) The Irish Subsidiary is a private company limited by shares, registered in Ireland, and is duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of Ireland. The Irish Subsidiary has all requisite power and authority, and all governmental Permits, to own, lease or otherwise hold, and operate all of its properties and assets and to carry on its business as it is presently conducted or proposed to be conducted in all material respects. The Irish Subsidiary has offices located only at the addresses set forth in Section 3.3 of the Company Disclosure Schedule. The Irish Subsidiary is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of any jurisdiction in which the nature of its business or character of the properties and assets owned, leased, or held by it or in which the operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Irish Subsidiary as currently in effect have been made available to SPAC. The Organizational Documents of the Irish Subsidiary are in full force and effect. The Irish Subsidiary is not in violation of any of the provisions of its Organizational Documents.

(c) Other than the Irish Subsidiary, the Company does not, directly or indirectly, own any Equity Interests in, control, have any equity participation or similar interest in, or have any obligations to acquire any Equity Interests of or make any contribution to or debt or equity investment in, any other Person.

Section 3.4 Authority; No Violation.

(a) The Company has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to carry out and perform its obligations hereunder and thereunder and to consummate the Transactions (including the Amalgamation), subject to receipt of the Company Shareholder Approval and the consents, approvals, authorizations or making required filings described under Section 3.5. This Agreement and the Ancillary Agreements to which the Company is a party have been, and the Ancillary Agreements to which the Company will be a party will be, duly and validly executed and delivered by the Company, and the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions, has been duly authorized by all necessary action on the part of the Company, subject to receipt of the Company Shareholder Approval. Assuming due authorization, execution and delivery of this Agreement by the SPAC, Holdco, and the Merger Subs, and assuming due authorization, execution and delivery by the counterparties to each Ancillary Agreement to which the Company is or will be a party, this Agreement and each such Ancillary Agreement constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).

(b) Subject to receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company, and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both): (i) contravene, conflict with or result in a violation or breach of or default under the Company Constitution; (ii) contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company or by which any of the Company’s assets or properties is bound; (iii) contravene, conflict with or result in a default or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, assets or rights of the Company, under any Permit, Contract, or other instrument or obligation binding upon the Company or by which any of the Company’s assets or properties is bound; except, in the case of clauses (ii) and (iii), where such conflict, violation, default, breach or imposition would not (x) have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements. The treatment of the Company Shares set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the Company Constitution.

(c) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has unanimously (i) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions (including the Amalgamation and the Amalgamation Proposal) in accordance with the provisions of the Singapore Companies Act, the Company Constitution and any applicable Contracts; (ii) determined that it is advisable for the Company to enter into this Agreement, the Ancillary Agreements and the documents contemplated hereby and thereby and that the Amalgamation and the other Transactions, and the Amalgamation Proposal, upon the terms and subject to the conditions set forth herein or therein, are in the best interests of the Company and the Company Shareholders; (iii) made any solvency statement or declaration in relation to the Company as required under the Singapore Companies Act; (iv) resolved that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders adopt this Agreement, and (v) recommended that the Company Shareholders approve the Amalgamation and such other Transactions and adopt this Agreement and the Ancillary Agreements to which the Company is or will be a party (collectively, the “Company Board Recommendation”).

(d) The affirmative votes of (i) Persons holding more than seventy-five percent (75%) of the outstanding Company Shares issued and outstanding as of the date hereof (voting as a single class and on an as-converted basis) and (ii) Persons holding each of the outstanding Company Preference Shares, in each case, who deliver written consents or are present in person or by proxy at a duly called meeting of the Company Shareholders and voting thereon, are required to, and shall be sufficient to, approve this Agreement, the Ancillary Agreements, the Transactions (including the Amalgamation), the Company Preference Share Conversion and the Amalgamation Proposal, in accordance with the Company Shareholders’ Agreement, the Company Constitution, and the Singapore Companies Act (collectively, the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of any Company Shares or other Equity Interests of the Company that is necessary for the Company to adopt this Agreement and any Ancillary Agreement to which the Company is or will be a party and to approve the Amalgamation and the consummation of the other Transactions. All actions relating to the solicitation and obtaining of the Company Shareholder Approval have been taken in compliance with applicable Law, the Singapore Companies Act, the Company Shareholders’ Agreement, and the Company Constitution.

Section 3.5 Consents and Approvals. The execution and delivery of this Agreement by the Company, or the Ancillary Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any Consent of any Governmental Entity, except for: (i) the filing of the Amalgamation Documents with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act; (ii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (v) the Consents described in Section 3.5 of the Company Disclosure Schedule; (vi) the Company Shareholder Approval; and (vii) where the failure to obtain such Consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements.

Section 3.6 Litigation. There is no: (a) Action pending or, to the Knowledge of the Company, threatened (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Company or any of its Subsidiaries, any of its material properties or material assets, or any of the officers or directors of the Company or any of its Subsidiaries (in their capacities as such), in each case, that is or would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole); (b) material unsatisfied settlement agreement currently in effect with respect to the Company or any of its Subsidiaries; (c) outstanding, pending, or, to the Knowledge of the Company, threatened Orders (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is otherwise a party, or against any of its material properties or material assets, or any of the officers or directors of the Company or any of its Subsidiaries (in their capacities as such), in each case, that is or would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole); or (d) as of the date hereof, Action pending or to the Knowledge of the Company, threatened against the Company or any of its Affiliates (including any of the Company’s Subsidiaries) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 3.7 Brokers. No Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.8 Financial Statements.

(a) The Company has delivered to the SPAC true, correct, and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024 (the “Company 2024 Balance Sheet”) and December 31, 2023, and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity, and statements of cash flows for the years then ended (together with the Company 2024 Balance Sheet, the “Company Unaudited Financial Statements”). The Company Unaudited Financial Statements have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein and were derived from the books and records of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries are and have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Since December 31, 2024 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or any of its Subsidiaries or in the method of applying any such principle, procedure or practice.

(c) The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the books and records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(d) The books and records of the Company accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and its Subsidiaries. The Company and its Subsidiaries maintain procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with the respective management’s authorization; (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with the respective management’s authorization. The books and records of the Company and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(e) The Company has established and maintains a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions are recorded as necessary to permit preparation of Company Financial Statements to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (y) “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (z) fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a role in the internal controls over financial reporting of the Company or any of its Subsidiaries.

(f) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The Company is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any Subsidiary, on the one hand, and any unconsolidated Affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h) Other than as set forth in Section 3.8(h) of the Company Disclosure Schedule, the Company has no outstanding Indebtedness.

Section 3.9 No Undisclosed Liabilities. The Company does not have any Liabilities of a nature required to be disclosed or reflected in a balance sheet prepared in accordance with U.S. GAAP except: (i) as specifically disclosed, reflected or fully reserved against on the Company 2024 Balance Sheet; (ii) for Liabilities incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for Liabilities that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party (none of which, with respect to the Liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) for Liabilities set forth in Section 3.9 of the Company Disclosure Schedule.

Section 3.10 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as expressly contemplated herein or as set forth in Section 3.10 of the Company Disclosure Schedule, (a) the Company has conducted the Business in all respects in the ordinary course of business and consistent with past practice; and (b) neither the Company nor any of its Subsidiaries have taken any action (or agreed or committed to take any action) which, if taken during the Interim Period, would require the SPAC’s consent in accordance with Section 6.1. Since the Balance Sheet Date and through the date of this Agreement, there has been no Material Adverse Effect.

Section 3.11 Title to Assets; Properties.

(a) Neither the Company nor any of its Subsidiaries own, or have ever owned, any real property.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule (the “Leased Real Property”), neither the Company nor any of its Subsidiaries have entered into, nor are they bound by, any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

(c) The Company and its Subsidiaries have good, valid and marketable title in and to, or, in the case of leased properties and assets, valid leasehold interests (subject to the terms of the respective leases) in, all of its tangible properties and assets reflected on the Company 2024 Balance Sheet or necessary for the conduct of the Business as presently conducted, free and clear of any Liens, except for Permitted Liens. The Company’s and its Subsidiaries’ assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is being conducted as of the date hereof.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the following Contracts (excluding any Company Benefit Plan) in effect as of the date hereof to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (collectively, such Contracts that are listed or are required to be listed in Section 3.12(a) of the Company Disclosure Schedule, the “Material Contracts” and each a “Material Contract”):

(i) all Contracts containing any requirement that the Company or any of its Subsidiaries make, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(ii) all Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or, following the Closing, Holdco or its Affiliates, including the Second Surviving Company) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(iii) all Contracts (1) that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business, industry, or business activity or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations or any similar requirement in favor of any third party, (3) granting any exclusive rights to products or services, or (4) that require the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party;

(iv) all Contracts obligating the Company, any of its Subsidiaries or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Company or any of its Subsidiaries;

(v) all Contracts relating to the acquisition or disposition of (1) any material tangible asset by the Company or any of its Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) or (2) any business (whether by merger, sale of shares, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Company or any of its Subsidiaries after the date hereof;

(vi) all Contracts that require, during the remaining term of such Contract, annual or aggregate payments to or from the Company or any of its Subsidiaries of $200,000 or more;

(vii) all interest rate, currency or other hedging Contracts;

(viii) any and all (A) grants of a license, covenant, immunity, assignment, or other rights under or relating to any Intellectual Property or IT Systems owned, licensed, used or held for use in connection with the Company or any of its Subsidiaries’ businesses, (1) by a third party to the Company or any of its Subsidiaries, or (2) by the Company or any of its Subsidiaries in favor of any third party, and (B) Contracts under which the Company or any of its Subsidiaries is obligated to pay royalties for the use of Intellectual Property or IT Systems, and all other material licensing Contracts, including those pursuant to which any Intellectual Property are licensed by or to the Company or any of its Subsidiaries and including material transfer agreements, services agreements, scientific advisory board agreements, coexistence agreements, and agreements with covenants not to sue, in each case, other than (w) in-bound “shrink wrap” or other licenses granting nonexclusive rights to use Off-the-Shelf Software, (x) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreements) substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, (y) Contracts with the Company’s or its Subsidiaries’ employees or contractors substantially on Company’s standard forms made available to the SPAC entered into in the ordinary course of business consistent with past practice (and without any material exceptions or modifications thereto), and (z) non-disclosure agreements entered into in the ordinary course of business (and without any material exceptions or modifications thereto) (collectively, the types of Contracts referenced in clauses (w) through (z), the “Standard Contracts”);

(ix) any and all Contracts relating to Patents, Trademarks, Copyrights, Trade Secrets and other Owned IP, other than Standard Contracts;

(x) any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses of payments based on material revenues or profits of the Company or any of its Subsidiaries;

(xi) all Contracts with any Governmental Entity to which the Company or any of its Subsidiaries is a party or any of its assets or properties is bound with aggregate payments or receipts, in the case of each such Contract, equal to or in excess of $150,000, other than any Permits;

(xii) all Contracts that are between or among (x) the Company, on the one hand, and (y) any Company Shareholders, any of the Company’s Affiliates (excluding the Company), or any current or former director, manager, officer or employee of the Company or any of its Subsidiaries, or any immediate family member or Affiliate of any of the foregoing (each, a “Related Party”), on the other hand, and (i) pursuant to which the Company or any of its Subsidiaries uses a property or right, tangible or intangible, that is owned by a Related Paty, (ii) pursuant to which any Related Party has any economic interest in any other Contracts of the Company or any of its Subsidiaries or any Contracts that the Company or any of its Subsidiaries or its or their respective assets and properties are bound, or (iii) in which a Related Party is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company or any of its Subsidiaries, and in each case of clauses (i) through (iii), will survive the Closing and, in the case of each such Contract, has aggregate payments or receipts equal to or in excess of $120,000;

(xiii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party that have aggregate payments or receipts, in the case of each such Contract, equal to or in excess of $200,000;

(xiv) any Contract relating to the incurrence of Indebtedness for borrowed money (including for the purposes of this Section 3.12(a)(xiv) any letters of credit, performance bonds and surety bonds, whether or not drawn or called, but not including intercompany Indebtedness) having an aggregate principal amount equal to or in excess of $200,000;

(xv) all Contracts relating to the voting or control of the Company Shares or the election of directors of the Company (other than the Company Constitution);

(xvi) all collective bargaining or other agreements with a labor union or labor organization;

(xvii) all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action;

(xviii) all Contracts involving the payment of any earnout or similar contingent payment; and

(xix) all Contracts requiring any annual or aggregate capital expenditure or capital commitment equal to or in excess of $200,000.

(b) Each Material Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, and subject to the effect of applicable Enforceability Exceptions. Except as otherwise set forth in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, on the one hand, nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under (whether with or without the passage of time or the giving of notice or both) of any Material Contract. Neither the Company nor any of its Subsidiaries have received any claim of default under any Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which are not, or would reasonably be expected not to be, material to the Company and its Subsidiaries (taken as a whole) or the Business. No party to a Material Contract has provided, nor has the Company received, any notice of any intention to terminate, not renew, or materially modify, any Material Contract. Neither the Company nor any of its Subsidiaries, as applicable, have assigned, delegated or otherwise transferred any of their respective rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) Correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the SPAC.

Section 3.13 Permits. Except as would not reasonably be expected to, individually or in the aggregate, materially adversely impact the Company and its Subsidiaries (taken as a whole) or the Business, the Company and its Subsidiaries have all Permits that are required for the operation of the Business as presently conducted, and all such Permits obtained by the Company and its Subsidiaries are valid and in full force and effect. Neither the Company nor any of its Subsidiaries are in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of, any term, condition or provision of any such Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit. None of such Permits have been challenged, suspended or revoked and no written statement of intention to challenge, suspend, revoke or terminate any such Permit has been received by the Company. Neither the Company nor any of its Subsidiaries have received any notice from any Governmental Entity regarding any material violation of any such Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Entity against the Company or any of its Subsidiaries involving any such Permit. Such Permits will not be terminated or impaired or become terminable as a result of the Transactions. All fees and charges with respect to such Permits as of the date hereof have been paid in full. The Company has made available to SPAC a true, correct and complete copy of each such Permit.

Section 3.14 Compliance with Laws. The Company currently conducts and, since January 1, 2023 has conducted the Business, in all material respects, in compliance with, all applicable Laws and Orders. Since January 1, 2023, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply in all material respects with, or any Liability suffered or incurred by the Company or any of its Subsidiaries in respect of any material violation of or material noncompliance with, any Laws, Orders or policies of any Governmental Entity that are or were applicable to the Company or any of its Subsidiaries or the conduct or operation of the Business or the ownership or use of any of their respective assets and properties and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company or any of its Subsidiaries.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any applicable extensions of time to file) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. The Company and each of its Subsidiaries has paid all income and other material Taxes due and payable by it (whether or not shown as due on such Tax Returns). The unpaid Taxes of the Company or of any of its Subsidiaries (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for any Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable Company Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing Tax Returns.

(b) The Company and all of its Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.

(d) There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(e) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been audited by any Taxing Authority and no change or adjustment has been required in connection with any such audit. The Company and its Subsidiaries have not applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on Holdco, the SPAC, the Company, any Subsidiaries of the Company, or any of their Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries, taken as a whole.

(f) The Company and its Subsidiaries (i) have not been a consolidated, affiliated, combined, unitary or other group of companies for any Tax purposes or (ii) have no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. The Company and its Subsidiaries are not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).

(g) Neither the Company nor its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code.

(h) The Company and its Subsidiaries have not been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(j) The Company and its Subsidiaries do not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(l) The Company and each Subsidiary is not nor will be liable for any material Tax as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) intercompany transactions, or (v) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.

(m) The Company and its Subsidiaries have not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could, reasonably be expected to prevent or impede the applicable elements of the Transactions from qualifying for the Intended Tax Treatment.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) registrations or applications for registration of Intellectual Property with any Governmental Entity or authorized private registrar that are owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or any of its Subsidiaries or in which the Company or its Subsidiaries has or purports to have an exclusive interest of any nature (collectively, the “Registered IP”), specifying as to each, as applicable: (A) the nature of such Intellectual Property; (B) the owner of such Intellectual Property and the nature of such ownership; and (C) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, along with the relevant registration or application number, and the filing and registration dates (as applicable); and (ii) material unregistered Company Software, material unregistered Trademarks and material social media accounts, in each case, that are Owned IP. Each item of Registered IP is subsisting and, to the Knowledge of the Company, is valid and enforceable and in each case, has not (x) been adjudged by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, or (y) been challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened with respect to any such Registered IP. All registration, maintenance and renewal fees currently due in connection with such Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered IP and recording the Company’s or its Subsidiaries’ ownership interests therein.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner to all right, title and interest in and to all Owned IP, including the items of Intellectual Property identified in Section 3.16(a) of the Company Disclosure Schedule as being owned by the Company or its Subsidiaries (other than any co-owners disclosed in Section 3.16(a) of the Company Disclosure Schedule), and Owned Software, and to their Knowledge, otherwise possesses the valid and enforceable rights to use, sell, or license, as currently used, sold, or licensed in the Businesses all other Intellectual Property and IT Systems used in or necessary to conduct the Business, in each case, free and clear of all Liens, other than Permitted Liens. None of the foregoing will be, with or without notice or lapse of time, impaired, altered, extinguished or otherwise impacted by, or result in a breach of or default under any Contract required to be set forth in Section 3.12(a) of the Company Disclosure Schedule, or give any other Person the right or option to cause or declare any of the foregoing (including a loss of, or Lien on, any Owned IP), nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration, as a result of the execution, delivery, or performance of this Agreement or the Closing. Other than as set forth in Section 3.16(a) of the Company Disclosure Schedule, there are no facts, circumstances, or information that would or reasonably could be expected to materially adversely affect, limit, restrict, impair, or impede the ability of the SPAC or any of its Affiliates to use or practice the Owned IP (or, to the Knowledge of the Company, any other Intellectual Property used in or necessary for the conduct or operation of the Business) upon the Closing in the same manner as currently used and practiced by the Company and its Subsidiaries.

(c) The product candidates under development by the Company or its Subsidiaries or the methods of manufacturing or using the product candidates fall within the scope of the claims of one or more Patent or pending Patent applications owned or co-owned by, or exclusively licensed to, the Company or its Subsidiaries. Each Intellectual Property used by the Company or its Subsidiaries in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned or co-owned by or in-licensed to the Company or its Subsidiaries, and no client, customer or other Person, except as specified in Section 3.16(a) of the Company Disclosure Schedule, has any rights to the Intellectual Property used by the Company or its Subsidiaries in the performance of any such Contract.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, to their Knowledge, the Company and its Subsidiaries do not require any Intellectual Property owned by a third party, for which they are not authorized or licensed to use, in order to conduct its Business as currently conducted. Except as set forth in Section 3.16(d) of the Company Disclosure Schedule and to the Knowledge of the Company, (A) the Company, its Subsidiaries, the operation of the Business of the Company and its Subsidiaries as currently conducted (including their products and services or the development, use, sale, offer for sale, marketing, training, teaching, improving, or commercialization thereof), and to the Knowledge of the Company, the use of any Intellectual Property by the Company, its Subsidiaries or by third Persons in the conduct of the Business, does not and did not, infringe, misappropriate, conflict with, or otherwise violate the Intellectual Property rights, including rights of privacy, publicity and endorsement, of any third party, or constitute unfair competition or trade practices; (B) to the Knowledge of the Company, there is no current or past infringement, misappropriation, or other violation by third parties of any Owned IP, and neither the Company nor any of its Subsidiaries has sent to any Person any notice, charge, complaint, claim, or other assertion against such third Person claiming infringement or violation by or misappropriation of any Owned IP; (C) there has been no, and is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the rights of the Company or any of its Subsidiaries in or to any Owned IP; (D) there has been no, and is no, pending or, to the Knowledge of the Company, threatened Action by any Person challenging the validity, enforceability or scope of any Owned IP; (E) there has been no, and is no, pending or, to the Knowledge of the Company, threatened Action by any Person (nor has the Company or any of its Subsidiaries received any claim (including unsolicited offers to license Patents) from a third party) alleging that the Company or any Subsidiary or any of their use of any Intellectual Property or the conduct of the Business (including any product or service) infringes, misappropriates, or otherwise violates, or would, upon the commercialization of any product or service, infringe, misappropriate, or otherwise violate, any Intellectual Property of any other Person.

(e) Each of the Company and each of its Subsidiaries has taken and takes commercially reasonable measures to maintain and protect all Owned IP and to maintain and protect the confidentiality of any and all Trade Secrets included in the Owned IP, including all source code and algorithms for any Owned Software. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any confidential Owned IP or Trade Secrets to any third Person, and no third Person (including any or all present or former founders, employees, officers, directors or contractors of or to the Company or any of its Subsidiaries) are privy to any Trade Secrets of the Company or any of its Subsidiaries other than pursuant to a valid and enforceable written non-disclosure and confidentiality agreement (substantially on Company’s standard forms made available to the SPAC or forms of counterparties to those agreements) restricting the use and disclosure thereof without the prior authorization of the Company or its Subsidiaries, and there has been no breach of any such agreement.

(f) The Company and its Subsidiaries are in compliance in all material respects with the license terms of any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in connection with any Owned Software. No Person other than the Company or its Subsidiaries possesses or has an actual or contingent right to access or possess (including pursuant to escrow), a copy in any form of any source code or system documentation for any Owned Software. No Owned Software is subject to Copyleft Terms.

(g) Except as disclosed in Section 3.16(g) of the Company Disclosure Schedule, each Person (including each present or former founder, employee, officer, director, agent, consultant and contractor of the Company or any of its Subsidiaries) who has contributed to or participated in the creation, authorship, modification or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company or any of its Subsidiaries is deemed to be the original owner/author of all property rights therein; (ii) has executed a valid and enforceable written agreement validly and presently assigning in favor of the Company or any of its Subsidiaries all right, title and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or Contract with the Company or its Subsidiaries (or all such rights vest in the Company or one of its Subsidiaries by operation of law) or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 3.16(g), has licensed to the Company or its Subsidiaries rights to use such Intellectual Property.

(h) Except as disclosed in Section 3.16(h) of the Company Disclosure Schedule, no funding, facilities or resources of any Governmental Entity, multi-national, bi-national, or international organization, university, college, other educational institution, or similar institution, or research center was used in the development of any item of Owned IP, nor does any such Person have any rights, title, or interest in or to any Owned IP. The Company and its Subsidiaries are not obligated to grant licenses or rights to any Owned IP, or are otherwise restricted from enforcing, licensing or excluding others from using or practicing any Owned IP, as a result of any membership or affiliation with any standards setting bodies or similar bodies.

(i) None of Owned IP or other Intellectual Property used or held for use by the Company or its Subsidiaries is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the ownership, use, transfer, registration or licensing of any such Intellectual Property by the Company or its Subsidiaries, or that would impair the validity or enforceability of any Owned IP.

(j) To the Knowledge of the Company, none of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company or any of its Subsidiaries is or will be a party or the consummation of the Transactions will, with or without notice or lapse of time: (i) cause any Intellectual Property or IT System, used or held for use by the Company or any of its Subsidiaries immediately prior to the Closing, to not be owned, licensed or available for use by the Company or any of its Subsidiaries on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company or any of its Subsidiaries in order to use or exploit any other such Intellectual Property or IT Systems to the same extent as the Company or such Subsidiary was permitted before the Closing; or (iii) result in or give any other Person the right or option to cause or declare (A) the disclosure to a third Person of any Owned Software’s source code; (B) a loss of, or Lien on, any Owned IP; (C) the grant, assignment, or transfer to any other Person of any license, immunity, or covenant not to assert, or other right, title or, interest in or to any Owned IP, Company IT Systems, or any other Intellectual Property owned or controlled by the SPAC or any of its Affiliates; or (D) the Company, any of its Subsidiaries, SPAC or any of its Affiliates to be bound by, or subject to, any license, covenant not to assert, or other restriction on the ownership or use of any Owned IP or Company IT System.

(k) Except with respect to the agreements listed in Section 3.12(a)(ix) of the Company Disclosure Schedule, the Company is not, and each of its Subsidiaries are not, obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(l) To the Knowledge of the Company, the Company IT Systems are (i) sufficient for the current needs of the Business, including as to capacity, scalability, and ability to process peak volumes in a timely manner; (ii) operate and perform in all respects as required for the operation of the Company and its Subsidiaries; and (iii) together with the Owned Software, are free of all viruses, worms, “back doors”, “time bombs”, “drop dead devices”, Trojan horses and other material contaminants, Software routines, or hardware components that permit unauthorized access or the unauthorized disablement or erasure of data, Company IT Systems, or Software and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the confidentiality, integrity, operation, and availability of the Company IT Systems, applications, or Software. The Company IT Systems have not, in the prior three (3) years, suffered any material (A) security breaches or unauthorized access that adversely affected the Company IT Systems or the information stored thereon; or (B) failure or malfunction. The Company and its Subsidiaries have implemented commercially reasonable backup, anti-virus, malware protection, server patch, intrusion detection, and disaster recovery technology, policies and procedures and all other security and incident detection and response measures (including access control protocols), in each case, consistent with applicable regulatory standards and industry best practices.

(m) The Company and each of its Subsidiaries has implemented, and required its vendors to implement, adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, availability and value of Personal Information, and business proprietary or sensitive information (including all Trade Secrets, items of Intellectual Property rights that are confidential, confidential information, data and materials licensed by the Company or its Subsidiaries or otherwise used in the operation of the Business); and (ii) regarding the integrity and availability of the information technology networks and software applications the Company or any of its Subsidiaries owns, operates, or outsources. To the Knowledge of the Company, the Company and each of its Subsidiaries is and has been in material compliance with all applicable Data Protection Laws, internal and external Company policies, and contractual obligations relating to data privacy, data protection and data security. To the Knowledge of the Company, the Company and each of its Subsidiaries has not experienced any information security incident that has compromised the integrity or availability of the information technology networks and software applications the Company or any of its Subsidiaries owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any information of the Company or any of its Subsidiaries in its possession, custody, or control, or otherwise held or processed on its behalf. Neither the Company nor any of its Subsidiaries has received any notice of any claims, investigations, or alleged violations of law, regulation or contract with respect to Personal Information or information security-related incidents, nor has the Company or any of its Subsidiaries notified, or been required by any Data Protection Law to notify, any person or entity of any Personal Information or information security-related incident. The Transactions will not result in the violation of any Data Protection Laws or the privacy policies of the Company or any of its Subsidiaries.

(n) The Company and its Subsidiaries (i) have not received and have no Knowledge of any (A) complaint, claim, proceeding or litigation alleging that training data used in the development, training, improvement or testing of any proprietary AI/ML Software was falsified, biased, untrustworthy or manipulated in an unethical or unscientific way; (B) report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist or academic that makes any such allegation in (A); or (C) request from regulators or legislators concerning any proprietary AI/ML; (ii) have not (1) used any AI/ML to generate, create, or develop any Owned IP; (2) included any Owned IP in any prompts or inputs into any AI/ML except for AI/ML hosted within the Company that do not transmit data to any third party or in cases where such AI/ML do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools; or (3) used any AI/ML (nor sold or offered for sale or distribution any AI product) either (x) for any “Prohibited Artificial Intelligence Practices” (as described in Article 5 of the European Union’s Artificial Intelligence Act); or (y) that is considered “high-risk” (as described in Article 5 of the European Union’s Artificial Intelligence Act). The Company has not used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third party online source.

(o) To the Knowledge of the Company, the Company and its Subsidiaries use all AI/ML in compliance with any applicable license terms, consents, agreements and laws. To their Knowledge, the Company and its Subsidiaries have not included and do not include any sensitive Personal Information, Trade Secrets or other confidential or proprietary information of the Company or any of its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any AI/ML, except in cases where such AI/ML do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. To their Knowledge, the Company and its Subsidiaries have not used AI/ML to develop any Owned IP that the Company or its Subsidiaries intend to maintain as proprietary in a manner that would reasonably be expected to adversely affect the Company’s or its Subsidiaries’ ownership or rights therein.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to SPAC a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Company Benefit Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial reports; (v) the most recent determination letter received by the Company or any of its Subsidiaries from the applicable Governmental Entity regarding the tax-qualified status of such Company Benefit Plan and (vi) the most recent written results of all required compliance testing.

(b) In the past six (6) years, neither the Company or any of its ERISA Affiliates have sponsored, maintained, contributed to or been required to contribute to a plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans or the assets of any of the trusts under such Company Benefit Plans (other than routine benefits claims). No Company Benefit Plan is presently under audit or examination (nor has notice been received by the Company of a potential audit or examination) by any Governmental Entity.

(d) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Each Company Benefit Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Company Benefit Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company 2024 Balance Sheet.

(e) Neither the Company, any of its Subsidiaries, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(f) None of the Company Benefit Plans provide retiree health, welfare or life insurance benefits, except as may be required by Section 4980B of the Code or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or any of its Subsidiaries with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Amalgamation Effective Time. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

Section 3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company and its Subsidiaries as of the date hereof, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2024.

(b) (i) The Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws and Orders with respect to the employment of employees of the Company and its Subsidiaries, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, (ii) except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has declared and paid all applicable social security charges and contributions on due time, (iii) there are no material Actions or disputes pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any employee of the Company or its Subsidiaries relating to any of the foregoing Laws and (iv) except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, all employees of the Company and its Subsidiaries have been paid all wages, salaries, commissions, bonuses, social insurance, housing fund, overtime payment, benefits and other compensation due to or on behalf of such Person.

(c) The Company and its Subsidiaries have no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have (x) obtained Forms I-9 for each employee of the Company and/or its Subsidiaries working as an employee in the United States (if any) and such other verification documentation required for such employee whose primary work location is outside of the United States and (y) retained such forms for the required period pursuant to the United States Immigration Reform and Control Act or similar foreign, state or local Laws.

(d) The Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no, and in the past three (3) years there has not been any, labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and none of the Company or its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to their employees.

(e) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or its Subsidiaries under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or its Subsidiaries or any employee or other service provider thereof.

(f) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(g) To the Knowledge of the Company, no allegations of sexual harassment have been made to the Company or its subsidiaries against any individual in his or her capacity as director or an employee of the Company or its Subsidiaries.

(h) The Company and its Subsidiaries have not paid or promised to pay any bonus to any employee in connection with the consummation of the Transactions.

(i) To the Knowledge of the Company, no senior executive or other key employee of the Company or any of its Subsidiaries has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(k) All obligations of the Company and its Subsidiaries applicable to their employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company and its Subsidiaries to trusts or other funds or to any Governmental Entity, with respect to unemployment compensation benefits, social security benefits or any other benefits due to their employees have been paid. All reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or its Subsidiaries prior to the Closing Date.

Section 3.19 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; etc.

(a) The Company, its Subsidiaries, its and their directors, officers and employees and, to the Knowledge of the Company, its and their other Representatives (in each case, while acting on behalf of the Company or its Subsidiaries): (i) are and have since April 24, 2019, been in compliance, in all material respects, with economic or financial sanctions, trade embargoes or restrictions administered, enacted or enforced by any Governmental Entity (collectively, “Sanctions”); and (ii) are and for the five years prior to the date hereof have been in compliance, in all material respects, with (A) the Foreign Corrupt Practices Act of 1977, as amended, and the Prevention of Corruption Act 1960 of Singapore, as amended, and any comparable or similar Law of any jurisdiction applicable to the Company and its Subsidiaries relating to anti-bribery or anti-corruption (collectively, “Anti-Corruption Laws”), (B) applicable Laws related to export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (C) applicable Laws related to anti-money laundering or counter financing of terrorism, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (D) applicable Laws related to anti-boycott regulations, as administered by the U.S. Department of Commerce, and (E) applicable Laws related to importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor any of its Subsidiaries nor any of its or their directors, officers or employees, nor, to the Knowledge of the Company, any other Representative of the Company or its Subsidiaries, is or is unlawfully acting under the direction of, on behalf of or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) designated on any applicable Sanctions or similar lists administered by an Governmental Entity, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Entity, as amended from time to time, or any Person 50% or greater owned or, as applicable, controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea (collectively, “Sanctioned Countries”); or (iv) an officer or employee of any Governmental Entity or public international organization, or officer of a political party or candidate for political office. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or its Subsidiaries (while acting on behalf of the Company or its Subsidiaries), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party, or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the Company, has in the past five years exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in material violation of any Export Control Laws, or (C) has in the past five years participated in any transaction in material violation of or connected with any purpose prohibited by Anti-Corruption Laws, Sanctions, Export Control Laws, Anti-Money Laundering Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor any of its Subsidiaries has received notice of, nor been since April 24, 2019, the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any Sanctions and, to the Knowledge of the Company, there are no circumstances likely to give rise to any Sanctions against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries have received notice of, nor, to the Knowledge of the Company, has it or they or any of its or their Representatives (while acting on behalf of the Company or its Subsidiaries) been, in the five years prior to the date hereof (or since April 24, 2019 in relation to Sanctions), the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any material offense or alleged offense under Anti-Corruption Laws, Export Control Laws, Anti-Money Laundering Laws, or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(e) Neither the Company nor any of its Subsidiaries, as a result of or in connection with the Transactions, has agreed to grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person (as defined in 31 C.F.R. § 800.224) shareholder or grant any other rights that would cause any Foreign Person shareholder’s participation in the Transactions to be a “covered transaction” as defined in 31 C.F.R. § 800.213. Nothing in this Section 3.19(e) relates to the Company’s agreement to grant access to material nonpublic technical information in the ordinary course of business and at all times in compliance with all Laws relating to the Committee on Foreign Investment in the United States, including Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.

(f) Neither the Company nor any of its Subsidiaries is a “covered foreign person”, as that term is defined in 31 C.F.R. § 850.209. Neither the Company nor any of its Subsidiaries currently engages, or has plans to engage, directly or indirectly, in a “covered activity”, as that term is defined in 31 C.F.R. § 850.208 (“Covered Activity”). Neither the Company nor any of its Subsidiaries have any joint ventures that engages in or plans to engage in any Covered Activity. Neither the Company nor any of its Subsidiaries, directly or indirectly, holds a board seat on, have a voting or equity interest in, or have any contractual power to direct or cause the direction of the management or policies of any person or persons that engages or plans to engage in any Covered Activity.

Section 3.20 Environmental Laws. Neither the Company nor any of its Subsidiaries has (i) received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company or its Subsidiaries. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company or its Subsidiaries that could give rise to any material liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

Section 3.21 Insurance. All forms of insurance owned or held by and insuring the Company, its Subsidiaries or the Business are set forth in Section 3.21 of the Company Disclosure Schedule (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), and such policies are legal, valid, binding, enforceable and in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the Transactions. The insurance policies to which the Company or its Subsidiaries, as applicable, is a party are sufficient for compliance with all requirements of all Contracts to which the Company or its Subsidiaries are a party or by which the Company, any of its Subsidiaries or any of its or their assets or properties are bound. Neither the Company nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company and its Subsidiaries do not have any self-insurance or co-insurance arrangements. The Company and its Subsidiaries has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Neither the Company nor any of its Subsidiaries have made any claim against an insurance policy as to which the insurer has denied coverage.

Section 3.22 Top Vendors and Suppliers. Section 3.22 of the Company Disclosure Schedule sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (taken as a whole) (by spend amount), or all vendors to and/or suppliers of the Company and its Subsidiaries if fewer than ten, for (x) the year ended December 31, 2024 and (y) the period from January 1, 2025 to the date of this Agreement (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company during such periods. No such Material Supplier has expressed to the Company or its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or its Subsidiaries, or that the Company or its Subsidiaries is in material breach of the terms of any Contract with such Material Supplier.

Section 3.23 Information Supplied. The information relating to the Company and its Subsidiaries supplied by or on behalf of Company for inclusion or incorporation by reference (a) in any Current Report on Form 8-K, Report on Form 6-K, Report on Form 20-F, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, does not and will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives, or any of Holdco, Merger Sub 1 or Merger Sub 2 or any of its or their Representatives.

Section 3.24 No Other Representations or Warranties; No Reliance.

(a) Except for the representations and warranties contained in this Article III, neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the SPAC, its Affiliates or any of their Representatives by or on behalf of the Company. Neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Affiliates, whether or not included in any management presentation.

(b) The Company and each of its Affiliates acknowledges and agrees that, (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of SPAC for purposes of conducting such investigation and (iii) except for the representations and warranties contained in Article V, neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the SPAC, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of the SPAC.

Article IV

Representations and warranties of Holdco and the Merger Subs

Each of Holdco, Merger Sub 1, and Merger Sub 2, respectively, hereby represents and warrants to the SPAC as follows:

Section 4.1 Organization; Standing and Power. Each of Holdco, Merger Sub 1, and Merger Sub 2 is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization. Each of Holdco, Merger Sub 1, and Merger Sub 2 has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco, Merger Sub 1, and Merger Sub 2 to perform their obligations under this Agreement or the Ancillary Agreements. None of Holdco, Merger Sub 1, or Merger Sub 2 is in violation of any of the provisions of their respective Organizational Documents. Each of Holdco, Merger Sub 1, and Merger Sub 2 is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Holdco, Merger Sub 1, and Merger Sub 2 to perform their obligations under this Agreement or the Ancillary Agreements. None of Holdco, Merger Sub 1, or Merger Sub 2 has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Holdco, Merger Sub 1 and Merger Sub 2 are each entities that have been formed solely for the purpose of engaging in the Transactions.

Section 4.2 Subsidiaries. Holdco has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person other than the Merger Subs. Each of the Merger Subs has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person.

Section 4.3 Capitalization of Holdco and the Merger Subs.

(a) The Founder owns all of the issued and outstanding Equity Interests of Holdco free and clear of all Liens (other than Permitted Liens). Holdco owns all of the issued and outstanding Equity Interests of each of Merger Sub 1 and Merger Sub 2, free and clear of all Liens (other than Permitted Liens).

(b) All of the issued and outstanding Equity Interests of Holdco, Merger Sub 1, and Merger Sub 2, respectively, have been, and all of the issued and outstanding Equity Interests of Holdco, Merger Sub 1, and Merger Sub 2, respectively, will be as of the Closing, duly authorized and validly issued and fully paid, free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, and were not issued or granted or allocated in violation of (i) any agreement, arrangement, Contract or other commitment to which such Party is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any applicable Law. With respect to Holdco, Merger Sub 1, and Merger Sub 2, respectively, there are no (1) options, subscription, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, convertible securities, performance units, restricted share units, restricted shares or other Contracts, rights, agreements, arrangements or commitments of any character related to the issued or unissued Equity interests of such Party, or Contracts, rights, agreements, arrangements or commitments obligating such Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem, any Equity Interests of such Party or any interest therein, other equity interests or securities convertible into or exchangeable for Equity Interests in such Party, or any other direct or indirect Equity Interests of such Party (whether issued or unissued); (2) share appreciation rights, phantom shares, restricted shares, restricted share units, performance shares, contingent value rights, profit participation or other similar rights or equity equivalents of or with respect to such Party; (3) shares held in treasury; (4) bonds, debentures, notes or other Indebtedness of such Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders (or the equivalent thereof) of such Party may vote, are issued or outstanding; (5) voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of such Party or to which such Party is a party or by which such Party is bound; or (6) outstanding obligations of such Party to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Except as expressly provided for in this Agreement, as a result of the consummation of the Transactions, no Equity Interests of Holdco, Merger Sub 1 or Merger Sub 2 are issuable and no rights in connection with any Equity Interests of Holdco, Merger Sub 1 or Merger Sub 2 accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Authority; No Violation.

(a) Each of Holdco, Merger Sub 1, and Merger Sub 2 has the requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Amalgamation and the SPAC Merger). The execution and delivery by Holdco, Merger Sub 1, and Merger Sub 2, respectively, of this Agreement and the Ancillary Agreements to which Holdco, Merger Sub 1, and Merger Sub 2, respectively, is a party, and the consummation by Holdco, Merger Sub 1, and Merger Sub 2, respectively, of the Transactions (including the Amalgamation and the SPAC Merger) have been duly and validly authorized by all necessary corporate action on the part of Holdco, Merger Sub 1, and Merger Sub 2, respectively, and no other proceedings on the part of Holdco, Merger Sub 1, and Merger Sub 2 (or any of their equityholders), respectively, are necessary to authorize this Agreement or the Ancillary Agreements to which they are a party or to consummate the Transactions. This Agreement and the Ancillary Agreements to which Holdco, Merger Sub 1, and Merger Sub 2, respectively, are a party, have been duly and validly executed and delivered by Holdco, Merger Sub 1, and Merger Sub 2, respectively, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of Holdco, Merger Sub 1, and Merger Sub 2, respectively, enforceable against Holdco, Merger Sub 1, and Merger Sub 2, respectively, in accordance with their terms, subject to the effect of any applicable Law relating to Enforceability Exceptions.

(b) The execution, delivery and performance of this Agreement by Holdco, Merger Sub 1 and Merger Sub 2, respectively, and the Ancillary Agreements to which Holdco, Merger Sub 1, and Merger Sub 2, respectively, are a party, and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both): (i) contravene, conflict with or result in a violation or breach of or default under the Organizational Documents of such Party; (ii) contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to such Party or by which any of such Party’s material assets or properties is bound; (iii) contravene, conflict with or result in a default or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, assets or rights of such Party, under any Permit, Contract, or other instrument or obligation binding upon such Party or by which any of such Party’s material assets or properties is bound; except, in the case of clauses (ii) and (iii), where such conflict, violation, default, breach or imposition would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of such Party to perform its obligations under this Agreement or the Ancillary Agreement to which such party is a Party.

Section 4.5 Consents and Approvals. The execution and delivery of this Agreement by Holdco, Merger Sub 1 and Merger Sub 2, respectively, and the Ancillary Agreements to which Holdco, Merger Sub 1, and Merger Sub 2, respectively, are a party, does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Amalgamation Documents with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act; (ii) the filing of the SPAC Plan of Merger with the Secretary of the Commonwealth of Massachusetts; (iii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iv) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (v) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (vi) the filing of the relevant documentation with ACRA and the issuance of a “Certificate of Conversion – Private Company to Public Company” by ACRA in respect of the Holdco in accordance with the Singapore Companies Act; (vii) the filings of the relevant documentation with ACRA in respect of the issuances of the Holdco Ordinary Shares as contemplated in this Agreement, the Warrant Assumption Agreement, and the Transactions contemplated thereunder in accordance with the Singapore Companies Act; and (viii) where the failure to obtain such Consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Holdco and the Merger Subs (taken as a whole) or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of any of Holdco, Merger Sub 1, and/or Merger Sub 2 to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.6 Litigation. As of the date hereof: (a) there are no Actions pending or, to the Knowledge of the Founder, threatened (and to the Knowledge of the Founder, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, any Action), against any of Holdco, Merger Sub 1, Merger Sub 2, or any of its or their Affiliates, or seeking to prevent the Transactions; and (b) there are no Orders pending or, to the Knowledge of the Founder, threatened, against any of Holdco, Merger Sub 1, Merger Sub 2, or any of its or their Affiliates or to which any of Holdco, Merger Sub 1, Merger Sub 2, or any of its or their Affiliates is otherwise a party, in each case relating to this Agreement or the Transactions.

Section 4.7 Brokers. No Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of Holdco or any of its Affiliates.

Section 4.8 Information Supplied. The information relating to Holdco, Merger Sub 1, and Merger Sub 2 supplied by or on behalf of Holdco, Merger Sub 1, or Merger Sub 2 for inclusion or incorporation by reference (a) in any Current Report on Form 8-K, Report on Form 6-K or Report on Form 20-F, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, does not and will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Holdco, Merger Sub 1, or Merger Sub 2 with respect to the information that has been or will be supplied by the Company or any of its Representatives or by the SPAC or any of its Representatives.

Section 4.9 No Other Representations or Warranties; No Reliance.

(a) Except for the representations and warranties contained in this Article IV, neither Holdco, Merger Sub 1, Merger Sub 2, nor any other Person or entity on behalf of Holdco, Merger Sub 1, or Merger Sub 2 has made or makes any representation or warranty, whether express or implied, with respect to Holdco, Merger Sub 1, Merger Sub 2, their Affiliates, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the SPAC, its Affiliates or any of their Representatives by or on behalf of Holdco, Merger Sub 1, and Merger Sub 2. None of Holdco, Merger Sub 1, or Merger Sub 2, nor any other Person on behalf of Holdco, Merger Sub 1, or Merger Sub 2, have made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the SPAC, its Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates, whether or not included in any management presentation.

(b) Holdco, Merger Sub 1, Merger Sub 2, and each of its and their Affiliates, acknowledges and agrees that, (i) they have conducted their own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of SPAC, (ii) they have been afforded satisfactory access to the books and records, facilities and personnel of SPAC for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article V, neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes, and Holdco, Merger Sub 1, Merger Sub 2, and their Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the SPAC, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Holdco, Merger Sub 1, Merger Sub 2, or their Affiliates or any of their Representatives by or on behalf of the SPAC.

Article V

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except (i) as disclosed in the SPAC SEC Documents filed prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), or (ii) as set forth in the correspondingly numbered Section of the SPAC Disclosure Schedule, the SPAC hereby represents and warrants to Holdco and the Company as follows:

Section 5.1 Organization; Standing and Power.

(a) The SPAC is duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.

(b) The SPAC has all requisite corporate power and authority, and all governmental Permits, to own, lease or otherwise hold, operate, all of its properties and assets and to carry on its business as presently being conducted or proposed to be conducted in all material respects.

Section 5.2 Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized share capital of the SPAC consists of 35,000,000 shares of SPAC Class A Common Stock, 5,000,000 shares of SPAC Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The issued and outstanding capital stock of the SPAC as of the date hereof is as set forth in Section 5.2 of the SPAC Disclosure Schedule. All issued and outstanding SPAC Class A Common Stock, SPAC Class B Common Stock, SPAC Warrants and SPAC Units are validly issued, fully paid and non-assessable and are not subject to preemptive rights.

(b) Except as set forth in Section 5.2 of the SPAC Disclosure Schedule, or contemplated by this Agreement, there are no outstanding (i) securities of the SPAC convertible into or exchangeable for shares or other Equity Interests or voting securities of the SPAC, (ii) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the SPAC to acquire from any Person, and no obligation of the SPAC to issue, any shares or other Equity Interests or voting securities of the SPAC or any securities convertible into or exchangeable for such shares or other Equity Interests or voting securities, (iii) equity equivalents or other similar rights of or with respect to the SPAC, or (iv) obligations of the SPAC to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights.

(c) The SPAC has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

Section 5.3 SPAC SEC Documents; Controls.

(a) The SPAC has, since the IPO, timely filed with or furnished to the SEC all forms, reports, schedules and statements required to be filed or furnished by it with the SEC pursuant to the Securities Act and/or the Exchange Act (collectively, as they have been amended, restated, or supplemented since the time of their filing, the “SPAC SEC Documents”). As of their respective filing dates, or, if amended, restated, or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment, restatement, or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SPAC SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPAC SEC Documents, and none of the SPAC SEC Documents contained, when filed or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment, restatement, or superseding filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the SPAC, none of the SPAC SEC Documents are the subject of (i) ongoing SEC review or outstanding SEC comment or (ii) outstanding SEC investigation.

(b) The financial statements of the SPAC contained in the SPAC SEC Documents, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the SPAC as of their respective dates and the results of operations and the cash flows of the SPAC for the periods presented therein.

(c) The SPAC has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of The NYSE American (“NYSE American”). Except as disclosed in the SPAC SEC Documents, the SPAC’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the SPAC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the SPAC’s management as appropriate to allow timely decisions.

Section 5.4 Trust Account. As of the date of this Agreement, the SPAC has approximately $26,862,762 in the Trust Account, with such funds held in an interest-bearing bank deposit account administered by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, or rescinded, and no such termination, repudiation or rescission is contemplated, and, except as set forth in the SPAC SEC Documents, the Trust Agreement has not been amended, supplemented or modified in any respect, and no further amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of SPAC Public Shares who from and after the date hereof shall have exercised their SPAC Shareholder Redemption Rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay taxes from any interest income earned in the Trust Account and (B) to redeem SPAC Public Shares pursuant to the exercise of SPAC Shareholder Redemption Rights. There are no Actions pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account.

Section 5.5 Employee Benefit Plans. The SPAC does not maintain, sponsor, contribute to or otherwise have any Liability under any Benefit Plan.

Section 5.6 Absence of Certain Changes or Events. Since the IPO and through the date of this Agreement, (a) there has not been any SPAC Material Adverse Effect and (b) the SPAC has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the filing or furnishing of public reports under the Exchange Act, the search for, and preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and other activities in each case that are incidental thereto.

Section 5.7 Compliance with Laws. The SPAC currently conducts and, since the IPO has conducted its business, in all material respects, in compliance with all applicable Laws and Orders. Since the IPO, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the SPAC of, or failure on the part of the SPAC to comply in all material respects with, or any Liability suffered or incurred by SPAC in respect of any material violation of or material noncompliance with, any Laws, Orders or policies of any Governmental Entity that are or were applicable to the SPAC or the conduct or operation of its business or the ownership or use of any of its assets and properties and (ii) no Action is pending or, to the Knowledge of the SPAC, threatened, alleging any such violation or noncompliance by the SPAC.

Section 5.8 Taxes.

(a) The SPAC has duly and timely filed (taking into account any applicable extensions of time to file) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. The SPAC has paid all income and other material Taxes due and payable by it (whether or not shown as due on such Tax Returns). The unpaid Taxes of the SPAC (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for any Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable financial statements included in the SPAC SEC Documents, as adjusted for the passage of time in accordance with the past custom and practice of the SPAC in filing Tax Returns.

(b) The SPAC has withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(c) The SPAC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.

(d) There are no Liens for Taxes upon any of the assets of the SPAC, other than Permitted Liens.

(e) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the SPAC. The SPAC has not been audited by any Taxing Authority and no change or adjustment has been required in connection with any such audit. The SPAC has not applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on the SPAC or any of its Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the SPAC.

(f) The SPAC (i) has not been a consolidated, affiliated, combined, unitary or other group of companies for any Tax purposes or (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. The SPAC is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).

(g) The SPAC has not been a “distributing corporation” or a “controlled corporation” in a distribution of shares intended to qualify for tax-free treatment under Section 355 of the Code.

(h) The SPAC has not been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i) No claim has ever been made by a Taxing Authority in a jurisdiction where the SPAC does not file Tax Returns that the SPAC is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(j) The SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.

(k) The SPAC is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(l) The SPAC is not nor will be liable for any material Tax as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) intercompany transactions, or (v) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.

(m) The SPAC has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could, reasonably be expected to prevent or impede the applicable elements of the Transactions from qualifying for the Intended Tax Treatment.

Section 5.9 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; etc..

(a) The SPAC, its directors, officers and employees and, to the Knowledge of the SPAC, its other Representatives (in each case, while acting on behalf of the SPAC): (i) are and have since the IPO, been in compliance, in all material respects, with Sanctions; and (ii) are and for the five years prior to the date hereof have been in compliance, in all material respects, with Anti-Corruption Laws and applicable Export Control Laws, Anti-Money Laundering Laws, anti-boycott regulations, as administered by the U.S. Department of Commerce, and International Trade Control Laws.

(b) Neither the SPAC nor any of its directors, officers or employees, nor, to the Knowledge of the SPAC, any other Representative of the SPAC, is or is unlawfully acting under the direction of, on behalf of or for the benefit of a Person that is (i) the subject or target of Sanctions; (ii) a Prohibited Party, (iii) located, organized or ordinarily resident in a Sanctioned Country; or (iv) an officer or employee of any Governmental Entity or public international organization, or officer of a political party or candidate for political office. Neither the SPAC nor, to the Knowledge of the Company, any Representative of the SPAC (while acting on behalf of the SPAC), (A) has since April 24, 2019, participated in any unlawful transaction involving a Prohibited Party, or any Sanctioned Country (or the government thereof), (B) to the Knowledge of the SPAC, has in the past five years exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in material violation of any Export Control Laws, or (C) has in the past five years participated in any transaction in material violation of or connected with any purpose prohibited by Anti-Corruption Laws, Sanctions, Export Control Laws, Anti-Money Laundering Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The SPAC has not received notice of, nor been since the IPO, the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any Sanctions and, to the Knowledge of the SPAC, there are no circumstances likely to give rise to any Sanctions against the SPAC.

(d) The SPAC has not received notice of, nor, to the Knowledge of the SPAC, has it or any of its Representatives (while acting on behalf of the SPAC) been, since the IPO, the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any material offense or alleged offense under Anti-Corruption Laws, Export Control Laws, Anti-Money Laundering Laws, or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the SPAC, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(e) The SPAC, as a result of or in connection with the Transactions, has not agreed to grant access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) to any Foreign Person (as defined in 31 C.F.R. § 800.224) shareholder or grant any other rights that would cause any Foreign Person shareholder’s participation in the Transactions to be a “covered transaction” as defined in 31 C.F.R. § 800.213. Nothing in this Section 5.9(e) relates to the SPAC’s agreement to grant access to material nonpublic technical information in the ordinary course of business and at all times in compliance with all Laws relating to the Committee on Foreign Investment in the United States, including Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.

(f) The SPAC is not a “covered foreign person”, as that term is defined in 31 C.F.R. § 850.209. The SPAC does not currently engage, or have plans to engage, directly or indirectly, in a Covered Activity. The SPAC does not have any joint ventures that engages in or plans to engage in any Covered Activity. The SPAC does not, directly or indirectly, hold a board seat on, have a voting or equity interest in, or have any contractual power to direct or cause the direction of the management or policies of any person or persons that engages or plans to engage in any Covered Activity.

Section 5.10 Indebtedness. Section 5.10 of the SPAC Disclosure Schedule sets forth a list of all outstanding Indebtedness of the SPAC, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.

Section 5.11 Authority; No Violation.

(a) The SPAC has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which the SPAC is or will be a party and to carry out and perform its obligations hereunder and thereunder and to consummate the Transactions (including the SPAC Merger), subject to the receipt of the SPAC Shareholder Approval. This Agreement and the Ancillary Agreements to which SPAC is a party have been, and the Ancillary Agreements to which the SPAC will be a party will be, duly and validly executed and delivered by the SPAC, and the performance by the SPAC of its obligations hereunder and thereunder, and the consummation by the SPAC of the Transactions, has been duly authorized by all necessary action on the part of the SPAC, subject to receipt of the SPAC Shareholder Approval. Assuming due authorization, execution and delivery of this Agreement by the Company, Holdco, and the Merger Subs, and assuming due authorization, execution and delivery by the counterparties to each Ancillary Agreement to which SPAC is or will be a party, this Agreement and each such Ancillary Agreement constitutes a valid, legal and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.

(b) Subject to the receipt of the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the SPAC is a party by the SPAC, and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both): (i) contravene, conflict with or result in a violation or breach of or default under the SPAC Organizational Documents; (ii) contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the SPAC or by which any of the SPAC’s assets or properties is or may be bound; or (iii) contravene, conflict with or result in a default or breach of (with or without the giving of notice or the passage of time, or both), or violate or give rise to any right of termination, cancellation, payment or acceleration under, or require any payment or reimbursement, or result in the loss of any benefit to which the SPAC is entitled, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, assets or rights of the SPAC, under any Permit, Contract, or other instrument or obligation binding upon the SPAC or by which any of the SPAC’s assets or properties is or may be bound; except, in the case of clauses (ii) and (iii), where such conflict, violation, default, breach or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The treatment of the SPAC Common Stock set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the SPAC Organizational Documents.

(c) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the SPAC Board, the SPAC Board has unanimously (i) determined that the Transactions to which SPAC is or will be a party are in the best interests of the SPAC and the SPAC Shareholders and are fair to the SPAC Shareholders, (ii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which SPAC is or will be a party and the consummation of the Transactions (including the SPAC Merger), in accordance with the provisions of the MBCA, the SPAC Organizational Documents and any applicable Contracts, and (iii) directed that the Proposals be submitted for consideration by the SPAC Shareholders at the Special Meeting and recommended that the SPAC Shareholders approve and adopt the Proposals at the Special Meeting (the “SPAC Board Recommendation”).

(d) The SPAC Shareholder Approval is the only vote or consent of any of the holders of SPAC Common Stock or other Equity Interests of the SPAC that is necessary for the SPAC to adopt this Agreement and any Ancillary Agreements to which the SPAC is or will be a party and to approve the SPAC Merger and the consummation of the other Transactions. All actions relating to the solicitation and obtaining of the SPAC Shareholder Approval have been and will be taken in compliance with applicable Law.

Section 5.12 Consents and Approvals. The execution and delivery of this Agreement by the SPAC, or the Ancillary Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the SPAC Plan of Merger with the Secretary of the Commonwealth of Massachusetts in accordance with the MBCA; (ii) the filing and effectiveness of the Registration Statement in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; and (v) where the failure to obtain such Consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the SPAC, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the SPAC to perform its obligations under this Agreement or the Ancillary Agreements.

Section 5.13 Litigation. There is no: (a) Action pending or, to the Knowledge of the SPAC, threatened (and to the Knowledge of the SPAC, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the SPAC, any of its material properties or material assets, or the Sponsor, or any of the officers or directors of the SPAC (in their capacities as such), in each case, that is seeking to prevent the Transactions; and (b) outstanding, pending, or, to the Knowledge of the SPAC, threatened Orders (and to the Knowledge of the SPAC, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against the SPAC or to which the SPAC is otherwise a party, or against any of its material properties or material assets, or the Sponsor, or any of the officers or directors of the SPAC (in their capacities as such), in each case relating to this Agreement or the Transactions.

Section 5.14 Brokers. Except as otherwise set forth in Section 5.14 of the SPAC Disclosure Schedule, no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the SPAC.

Section 5.15 No Undisclosed Liabilities. The SPAC does not have any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with U.S. GAAP, except for those Liabilities (a) reflected or reserved against on the balance sheet of the SPAC dated as of March 31, 2025 (including the notes thereto) contained in the SPAC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, (b) arising in the ordinary course of business consistent with past practice, (c) that will be discharged or paid off prior to or at the Closing, (d) Liabilities for fees and expenses incurred in connection with the Transaction, including the SPAC Transaction Expenses, or (e) that would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.16 Material Contracts.

(a) Other than this Agreement and the Ancillary Agreements to which SPAC is a party as of the date hereof or such other Ancillary Agreements that SPAC shall execute after the date hereof, and except as disclosed in the SPAC SEC Documents, Section 5.16(a) of the SPAC Disclosure Schedule set forth a true and complete list of the Contracts in effect as of the date hereof to which SPAC is a party or by which any of its properties or assets are bound, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Agreement or consummating the Transactions (each, a “SPAC Material Contract”).

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

Section 5.17 Listing. The issued and outstanding SPAC Public Shares, SPAC Public Warrants and SPAC Units (the foregoing, collectively, the “SPAC Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act. Except as set forth in the SPAC SEC Documents, (i) there is no suit, action, proceeding or investigation pending or, to the Knowledge of the SPAC, threatened against the SPAC by the SEC with respect to any intention by the SEC to deregister any SPAC Public Securities, (ii) other than a potential NYSE American Triggering Event, there is no suit, action, proceeding or investigation pending or, to the Knowledge of the SPAC, threatened against the SPAC by NYSE American to prohibit or terminate the listing of any SPAC Public Securities on NYSE American, and (iii) other than a potential NYSE American Triggering Event, the SPAC has not received any written or, to the SPAC’s Knowledge, oral deficiency notice from NYSE American relating to the continued listing requirements of the SPAC Public Securities which was not cured prior to the date of this Agreement. The SPAC has taken no action that is designed to terminate the registration of the SPAC Public Securities under the Exchange Act.

Section 5.18 Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Information Supplied. The information relating to the SPAC supplied by or on behalf of the SPAC for inclusion or incorporation by reference (a) in any Current Report on Form 8-K, Report on Form 6-K, Report on Form 20-F, and any exhibits thereto or any other report, form, registration, or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement, does not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives, or Holdco, Merger Sub 1, or Merger Sub 2 or any of its or their Representatives.

Section 5.20 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article V, neither the SPAC nor any other Person or entity on behalf of the SPAC has made or makes any representation or warranty, whether express or implied, with respect to the SPAC, its Affiliates or its or their businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, Holdco, the Merger Subs, any of their Affiliates or any of their Representatives by or on behalf of the SPAC. Neither the SPAC nor any other Person on behalf of the SPAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, Holdco, the Merger Subs, any of their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the SPAC or any of its Affiliates, whether or not included in any management presentation.

(b) The SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, Holdco or the Merger Subs, (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company, Holdco or the Merger Subs for purposes of conducting such investigation, and (iii) except for the representations and warranties contained in Article III and Article IV, none of the Company, Holdco, or the Merger Subs, nor any other Person or entity on behalf of the Company, Holdco or the Merger Subs have made or makes, and the SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, Holdco the Merger Subs, their respective Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any other information provided or made available to the SPAC or any of its Affiliates or any of its or their Representatives.

Article VI

COVENANTS

Section 6.1 Conduct of Business.

(a) From the date of this Agreement until the earlier of (1) the date this Agreement is terminated in accordance with Article VIII and (2) the Closing (such period, the “Interim Period”), unless SPAC (with respect to the Company, Holdco or either Merger Sub) or the Company (with respect to SPAC), respectively, shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) and except (x) as required by applicable Law, (y) as expressly required or permitted by this Agreement or any Ancillary Agreement, or (z) as disclosed in Section 6.1(a) of the Company Disclosure Schedule, in the case of the Company, Holdco or either Merger Sub, or as disclosed in Section 6.1(a) of the SPAC Disclosure Schedule, in the case of SPAC, each of the Parties shall, and each shall cause their respective Subsidiaries to, (i) conduct, and cause to be conducted, and operate its business in the ordinary course of business consistent with past practices and (ii) use its commercially reasonable efforts to preserve intact its business operations, goodwill, and business relationships with its employees, lessors, licensors, suppliers, distributors, vendors, customers, and other third parties.

(b) In addition, and without limiting the generality of the foregoing, during the Interim Period, except (w) as required by applicable Law, (x) as expressly required or permitted by this Agreement or any Ancillary Agreement, (y) in connection with any PIPE Investment or Additional Financing, or (z) as disclosed in Section 6.1(b) of the Company Disclosure Schedule, in the case of the Company, Holdco or either Merger Sub, or as disclosed in Section 6.1(b) of the SPAC Disclosure Schedule, in the case of SPAC, without the prior written consent (which consent shall not be unreasonably conditioned, withheld, or delayed) of SPAC (with respect to the Company, Holdco or either Merger Sub) or the Company (with respect to SPAC), respectively, none of the Parties shall, and shall cause their respective Subsidiaries not to, do any of the following:

(i) amend, modify or supplement, or propose to amend, modify or supplement, its or any of its Subsidiaries’ Organizational Documents, except, with respect to the SPAC, in connection with the Extension;

(ii) form any Subsidiaries, or be acquired by any other Person;

(iii) change its principal place of business or jurisdiction of organization or enter into any new line of business;

(iv) (A) adjust, split, combine, subdivide or reclassify any of its shares or other Equity Interests, (B) amend any term, right or obligation with respect to any outstanding shares or other Equity Interests, (C) change or agree to change in any manner the rights of its shares or other Equity Interests or (D) propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution or similar transaction;

(v) declare, set aside, make or pay, or promise to make or pay, any dividend or other distribution (whether payable in cash, shares, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its Equity Interests;

(vi) amend or modify, or waive any rights under, or consent to the termination of, or otherwise compromise in any way or relinquish any material right under, (A) with respect to the Company, any Material Contract or (B) with respect to SPAC, the Trust Agreement, except in connection with the Extension (in each case of clauses (A) and (B), other than ministerial changes that do not have an economic impact);

(vii) (A) abandon, cancel, fail to maintain, allow to lapse, fail to prosecute or defend any Owned IP (other than Owned IP that the Company determines in its reasonable business judgment is immaterial to the Business); (B) sell, assign, transfer, lease, license, sublicense, convey, covenant not to assert, pledge, grant any security interest in, or otherwise encumber or dispose of any Owned IP (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business); (C) disclose any Trade Secrets (other than pursuant to a valid and enforceable written confidentiality agreement (substantially on Company’s standard forms made available to the SPAC and without any material exceptions or modifications thereto) entered into in the ordinary course of business that contains reasonable protections and preserves all rights of the Company and its Subsidiaries in such Trade Secrets); or (D) subject any Owned Software to Copyleft Terms;

(viii) sell, issue, redeem, acquire, assign, transfer, pledge, convey, repurchase or otherwise dispose of any Equity Interests, other than (i) with respect to the SPAC, redemptions in accordance with the SPAC Shareholder Redemption Rights and (ii) with respect to the Company, repurchases from Company employees and investors holding less than 5% of the Fully-Diluted Company Capitalization (excluding any outstanding SAFEs) calculated as of the date hereof of up to, in the aggregate, 2% of the Fully-Diluted Company Capitalization (excluding any outstanding SAFEs) calculated as of the date hereof;

(ix) (A) incur, assume, guarantee or otherwise become liable for, any Indebtedness (including any drawings under lines of credit) or enter into any Contract for any borrowed money, except, solely with respect to the Company, for such Indebtedness that does not exceed $500,000 in the aggregate, and, solely with respect to the SPAC, for loans or advances from the Sponsor or an Affiliate thereof or SPAC’s officers and directors to finance the SPAC Transaction Expenses (which loans or advances shall be treated as SPAC Transaction Expenses) that do not exceed $500,000 in the aggregate, (B) repay or satisfy any Indebtedness, or (C) amend or modify in any material respect any Indebtedness;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to such Party, as applicable, or write off or make reserves against the same;

(xi) sell, assign, transfer, lease, license, sublicense or make any other disposition of (whether by way of merger, consolidation, sale of shares or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its material tangible or intangible properties or assets;

(xii) solely with respect to the Company, make any capital expenditures in excess of $500,000 individually, or $1,000,000 in the aggregate;

(xiii) delay or accelerate any accounts payable;

(xiv) institute, waive, release, settle or compromise, or agree to settle or compromise, any Action (A) in each case in excess of $100,000 (exclusive of any amounts covered by insurance) (B) involving any Liability of the Company or any of its Subsidiaries or its or their directors, officers, employees or agents (in their capacities as such) or (C) that imposes injunctive or any other non-monetary or equitable relief on such party;

(xv) (A) acquire or agree to acquire in any manner, including by way of merger, consolidation, amalgamation, scheme or similar transaction, or purchase of any shares or assets or otherwise, any Person or any business, material assets, business organization or division thereof, or (B) make any loans, advances, or capital contributions to, or investments in, any Person;

(xvi) solely with respect to the Company, except as required by any Company Benefit Plan in effect as of the date of this Agreement, (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation, severance, termination or bonus opportunity of any employee, officer, director or other individual service provider, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (E) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, (F) terminate the employment or engagement, other than for cause, of any employee or independent contractor with an annual compensation in excess of $250,000, (G) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (H) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xvii) adopt or change any accounting principles or the methods of applying such principles, except as required under U.S. GAAP or applicable Law;

(xviii) (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to a material amount of Taxes; (E) forego any available material refund of Taxes; (F) enter into any Tax allocation, indemnity, sharing or similar agreement or any Closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (G) seek any Tax ruling from any Governmental Entity; (H) initiate or enter into any voluntary disclosure agreement or similar agreement with a Taxing Authority; or (I) take any action that would change the classification of the Company for US federal (and any applicable state) Tax purposes or liquidate or otherwise dissolve the Company, in each case, to the extent any such action could be reasonably be expected to adversely affect the SPAC, any of its Subsidiaries, or the Company; (it being agreed and understood that none of the other clauses of this Section 6.1(b) shall apply to Tax compliance matters and that this clause (xviii) shall apply solely to Tax Returns, and Taxes in respect of Tax Returns, that include only the Company);

(xix) grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(xx) (A) fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof, or (B) adopt any severance, retention or other employee plan;

(xxi) terminate or allow to lapse any insurance policy protecting any of such Party’s assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xxii) amend any lease, sublease, license or concession in a manner that would materially modify the rights or obligations of the parties to such lease, sublease, license or concession;

(xxiii) solely with respect to the Company, fail to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, including to obtain or maintain all necessary Permits or fail to comply in material respects with all applicable Laws; and

(xxiv) agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xxiii) above.

(c) During the Interim Period, the Company shall, as promptly as reasonably practicable, inform the SPAC of the entry into each and every Contract that, if in effect as of the date hereof, would constitute a Material Contract.

Section 6.2 Access to Information. During the Interim Period, each Party shall, (a) continue to give the other Parties and their legal counsel and other Representatives reasonable access to the offices, properties, employees, and books and records of such Party and such Party’s Subsidiaries, (b) furnish promptly to the other Parties, their legal counsel and their other Representatives, such financial and operating data and other information relating to such Party and such Party’s Subsidiaries and their respective businesses as such other Parties may request and (c) cause such Party’s employees, legal counsel, accountants and other Representatives to reasonably cooperate with such other Parties and their Representatives in such other Parties’ investigation of such Party; provided that any access or cooperation granted pursuant to this Section 6.2 shall be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the business of the Party granting such access or cooperation. Notwithstanding anything to the contrary expressed or implied in this Agreement, none of the Parties shall be required to provide the access or cooperation described above or disclose any information to the Parties if doing so is, in such Party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation applicable to such Party with respect to confidentiality, non-disclosure or privacy; provided, that, the applicable Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation. If any of the information or material furnished pursuant to this Section 6.2 includes material or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information, nor its continued protection under the attorney-client protection, attorney work product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine.

Section 6.3 Efforts.

(a) Except with respect to the matters set forth in Section 6.15, which shall be governed by the terms and conditions of Section 6.15, or otherwise as subject to the terms and conditions of this Agreement, each of the Parties agrees to use its respective reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as promptly as practicable, including using its reasonable best efforts to: (i) obtain all necessary actions or nonactions, licenses, permits, orders, notifications, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, Consents and approvals from Governmental Entities and make all necessary registrations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action, injunction or proceeding by, any Governmental Entity, including in connection with any Regulatory Law; (ii) defend any Actions challenging this Agreement or the consummation of the Transactions; and (iii) execute and deliver any notification or additional instruments necessary to consummate this Agreement and the Transactions.

(b) The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all necessary authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity. Each Party shall respond as promptly as practicable to any request by any Governmental Entity for information, documentation, other material or testimony, including by responding at the earliest reasonably practicable date to any request under or with respect to any inquiry by any Governmental Entity, and any such other applicable Laws for additional information, documents or other materials received by the Company or the SPAC or any of their respective Affiliates from any Governmental Entity regarding any matter with respect to the Transactions under any Regulatory Law. In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their Affiliates to, use reasonable best efforts to undertake promptly any and all action required to complete the Transactions as promptly as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including to (x) proffer or consent and/or agree to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effect the disposition, licensing or holding separate of any assets or lines of business or (z) take any other remedy requested or proposed by any Governmental Entity, in each case, as may be necessary to permit the lawful consummation of the Transactions on or prior to the Outside Date and except as would have or would reasonably be expected to materially and adversely affect the Company, following Closing. The Company and the SPAC shall only be required to undertake any action contemplated by the immediately preceding sentence in the event that such action is conditioned on the consummation of the Transactions.

(c) Without limiting the generality of the rest of this Section 6.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law and reasonable confidentiality considerations, as promptly as reasonably practicable (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing; (ii) promptly notify and inform the other Party of any communication received from, or given by such Party or any of their Affiliates to any Governmental Entity, regarding any of the Transactions; and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Company and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. Each Party agrees not to participate, nor permit any of its Affiliates or their respective Representatives to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(d) Any information provided to any Party or its Representatives to another Party or its Representatives in accordance with this Section 6.3 or otherwise pursuant to this Agreement shall be held by the receiving Party and its Representatives in accordance with, and shall be subject to, the confidentiality obligations set forth in Section 6.4.

(e) During the Interim Period, the Parties shall not, and shall not permit any of their Affiliates to, knowingly take any action that could prevent, materially delay or materially impede the consummation of the Transaction.

(f) In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

Section 6.4 Confidentiality. Except as set forth herein, during the Interim Period, and, in the event that this Agreement is terminated pursuant to Article VIII, for a period of two (2) years after such termination, the Company, Holdco, and the Merger Subs, on the one hand, and the SPAC, on the other hand, shall hold and shall direct their respective Affiliates and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions (the “Confidential Information”) (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from another source, which source is not the agent of the other Party and is not under any obligation of confidentiality with respect to such information); and no Party shall release or disclose Confidential Information to any other Person, except its Representatives in connection with this Agreement; and no party shall use Confidential Information other than to consummate the Transactions. In the event that any Party believes that it is required to disclose any such Confidential Information pursuant to applicable Law, to the extent legally permissible, such Party shall give timely written notice to the other Party so that the other Party may have an opportunity to obtain a protective order or other appropriate relief. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 6.5 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, including Section 6.1, the Parties understand and agree that nothing contained in this Agreement shall give (a) the SPAC, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, or (b) the Company, Holdco or the Merger Subs, directly or indirectly, the right to control or direct the SPAC’s operations prior to the Closing.

Section 6.6 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee, in accordance with, subject to and pursuant to the Trust Agreement and the SPAC Organizational Documents, at the Closing, the SPAC (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall instruct the Trustee to distribute the Trust Account as follows: (i) to the public shareholders of the SPAC holding the SPAC Public Shares sold in the IPO who shall have previously validly elected to exercise SPAC Shareholder Redemption Rights pursuant to the SPAC Organizational Documents, (ii) for any Transaction Expenses to be paid and/or reimbursed in accordance with Section 6.10, and (iii) to Holdco to the extent any funds remain in the Trust Account after the payments made in the foregoing sections (i) and (ii), and (c) immediately thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.7 Exclusivity. During the Interim Period:

(a) None of the Company, Holdco, or the Merger Subs shall, nor shall any of them permit any of their respective Subsidiaries or its or their respective Representatives to, directly or indirectly, (i) encourage, facilitate, solicit, initiate, engage or participate in any discussions or negotiations with any Person concerning, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, including furnishing (including through any virtual data room) any information relating to the Company, Holdco, or the Merger Subs or any of their respective assets or businesses, or affording access to the assets, business, properties, books or records of the Company, Holdco, or the Merger Subs to any Person for the purpose of facilitating an Alternative Transaction, or (iii) approve, recommend, endorse or enter into any Alternative Transaction or any Contract related to any Alternative Transaction or publicly announce an intention to enter into an Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving the Company, any of its Subsidiaries, Holdco or either of the Merger Subs, but in each case, other than the Transactions and, for the avoidance of doubt, any Company Pre-Closing Financing or Additional Financing: (A) any direct or indirect merger, consolidation, share exchange, business combination, reconsolidation, recapitalization, reorganization, liquidation, dissolution, or other similar transaction, (B) any direct or indirect sale, lease, license, exchange, transfer, option or other disposition of (x) all or a material portion of the assets or properties of the Company and any of its Subsidiaries, taken as a whole, or (y) any class or series of the shares or other Equity Interests of the Company, any of its Subsidiaries, Holdco or either of the Merger Subs, or (C) any initial public offering or direct listing on any stock exchange. Immediately following the execution of this Agreement, each of the Company, Holdco and the Merger Subs shall, and shall cause their respective Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than SPAC and its Affiliates and Representatives) with respect to any Alternative Transaction. The Company shall promptly (but in any event within forty-eight (48) hours) notify the SPAC, orally and in writing, if the Company, any of its Subsidiaries, Holdco, either of the Merger Subs or any of its or their Representatives receive any offer or proposal for, or any solicitation to discuss or negotiate, an Alternative Transaction, including the materials terms and conditions thereof (including any changes thereto) and the identity of the Person making such offer, proposal or solicitation. The Company shall thereafter keep the SPAC informed on a reasonably current basis of material developments with respect to any such offer, proposal or solicitation.

(b) The SPAC shall not, and shall cause its Representatives not to, directly or indirectly, (i) encourage, facilitate, solicit, initiate, engage, participate in any discussions or negotiations with any Person concerning, any Alternative SPAC Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative SPAC Transaction, including furnishing (including through any virtual data room) any information relating to the SPAC or any of its assets or business, or affording access to the assets, business, properties, books or records of the SPAC to any Person for the purpose of facilitating an Alternative SPAC Transaction, or (iii) approve, recommend, endorse or enter into any Alternative SPAC Transaction or any Contract related to any Alternative SPAC Transaction or publicly announce an intention to enter into an Alternative SPAC Transaction. For purposes of this Agreement, the term “Alternative SPAC Transaction” means any Business Combination involving the SPAC, other than the Transactions. The SPAC shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Company, Holdco, the Merger Subs and their respective Affiliates and Representatives) with respect to any Alternative SPAC Transaction. The Company, Holdco and the Merger Subs each hereby acknowledge that prior to the date of this Agreement, the SPAC has provided information relating to the SPAC and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Alternative SPAC Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Alternative SPAC Transaction without any breach by the SPAC of this Section 6.7(b). The SPAC shall promptly (but in any event within (48) forty-eight hours) notify the Company, orally and in writing, if the SPAC or any of its Representatives receives any offer or proposal for, or any solicitation to discuss or negotiate, an Alternative SPAC Transaction, including the materials terms and conditions thereof (including any changes thereto) and the identity of the Person making such offer, proposal or solicitation. The SPAC shall thereafter keep the Company informed on a reasonably current basis of material developments with respect to any such offer, proposal or solicitation.

(c) Each Party shall be responsible for any acts or omissions of any of its Representatives that, if they were the acts or omissions of such Party, would be deemed a breach of such Party’s obligations under this Section 6.7 (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the other Parties may have against such Representatives of such Party with respect to any such acts or omissions).

Section 6.8 Section 16. Prior to the Closing, Holdco’s board of directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Holdco Ordinary Shares or Holdco Warrants by Holdco pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization” status) of the SPAC or the Company who is expected to become a “covered person” of Holdco for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties acknowledge and agree that, to the fullest extent permitted under applicable Law, all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of each of the Company, the SPAC and each Person who served at the request of the Company or the SPAC as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively with such individual’s heirs, executors or administrators, the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or SPAC, as applicable, or in any indemnification agreement or arrangement of the Company or SPAC, as applicable, as in effect on the date of this Agreement (or entered into after the date hereof in accordance with Section 6.1), in each instance, with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and that Holdco, the Company and its or their Affiliates will perform and discharge their respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Holdco A&R Constitution shall contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company, on the one hand, or the SPAC, on the other hand, as in effect on the date of this Agreement (unless amended or restated after the date hereof in accordance with Section 6.1), which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would be reasonably expected to adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, Holdco shall, and shall cause the Company and its Affiliates to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.9.

(b) At or prior to the Closing, Holdco, to the fullest extent permitted under applicable Law, shall obtain directors’ and officers’ liability insurance for Holdco, the First Surviving Company, and the Second Surviving Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Holdco and its Subsidiaries (including the Second Surviving Company after the Amalgamation Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Stock Exchange, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company (the “Closing D&O Policy”).

(c) At or prior to the Closing, Holdco shall, to the fullest extent permitted under applicable Law, purchase, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the SPAC Merger Effective Time covering (i) each such Person that is currently covered by the SPAC’s directors’ and officers’ liability insurance policies and (ii) the Sponsor, each on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing; provided that in no event shall Holdco be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by SPAC with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such SPAC D&O Tail is or becomes not available at the Premium Cap, then any such SPAC D&O Tail shall contain the maximum coverage available at the Premium Cap. Holdco shall, and shall cause the First Surviving Company to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by Holdco or the First Surviving Company, as applicable.

(d) At or prior to the Closing, the Company may, at its sole discretion, and to the fullest extent permitted under applicable Law, purchase, at its expense, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Amalgamation Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Holdco shall, and shall cause the Second Surviving Company to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Second Surviving Company.

(e) On the Closing Date, Holdco shall, to the fullest extent permitted under applicable Law, enter into customary indemnification agreements reasonably satisfactory to each of Company, SPAC, and Holdco with the respective directors and officers of Holdco, which indemnification agreements shall continue to be effective following the Closing. At the SPAC Merger Effective Time, the First Surviving Company shall assume all rights and obligations of SPAC under all indemnification agreements in effect as of the date hereof or immediately prior to the SPAC Merger between SPAC and any person who is or was a director or officer of SPAC prior to the SPAC Merger Effective Time and that have been made available to the Company prior to the date hereof, which indemnification agreements shall continue to be effective following the Closing.

(f) If Holdco, the First Surviving Company or the Second Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company, corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco, the First Surviving Company or the Second Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 6.9.

(g) The provisions of this Section 6.9 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Holdco, the First Surviving Company, and the Second Surviving Company, and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without such D&O Indemnified Person’s prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification, exculpation, advancement or contribution that any such Person may have by Contract or otherwise.

Section 6.10 Expenses. All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid as follows: (a) in the case of Transaction Expenses related to regulatory or governmental approvals, Antitrust Laws, and the Registration Statement and Proxy Statement, including filing fees and printer expenses (collectively, “Filing Fees”), equally by the SPAC and the Company, (b) for all other Company Transaction Expenses, by the Company, and (c) for all other SPAC Transaction Expenses, by the SPAC; provided, that, notwithstanding the foregoing, in the event that the Closing is consummated, at the Closing, all Transaction Expenses shall be paid and/or reimbursed by or on behalf of Holdco by wire transfer of immediately available funds and shall be included in the schedule of wire transfers for the Closing on the Closing Date, from Aggregate Closing Cash, and to the extent such funds are exhausted, will be paid by Holdco in the same manner and pursuant to the same timing. The provisions of this Section 6.10 (x) are intended to be for the benefit of, and will be enforceable by, each professional service provider, including SPAC’s attorneys and advisors, whose costs, fees, disbursements and/or expenses are included in the Transaction Expenses incurred by or on behalf of the SPAC and, (y) shall be binding on all successors and assigns of Holdco and the Company and (z) may not be terminated or amended in any manner adverse to such professional service provider without its prior written consent.

Section 6.11 Notices of Certain Events. During the Interim Period, each of the Company (on behalf of itself, Holdco and the Merger Subs) and the SPAC shall promptly notify each other of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or the SPAC (or Holdco, post-Closing) to any such Person or create any Lien on any of the Company’s, the SPAC’s, or Holdco’s assets;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions;

(c) any Actions commenced (or to such Party’s knowledge threatened) against, relating to or involving or otherwise affecting such Party (including such Party’s shareholders, Equity Interests, assets, business) or that relate to the consummation of the Transactions;

(d) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time during the term hereof, or any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied.

No notice pursuant to this Section 6.11 shall affect any representation or warranty in this Agreement of any Party, or any condition to the obligations of any Party. Each of the Company and the SPAC shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) the SPAC, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Company, Holdco, the Merger Subs, any of their respective Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to both the SPAC and the Company (such agreement to counsel not to be unreasonably withheld, conditioned or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.12 Public Announcements.

(a) The SPAC, Holdco, and the Company shall cooperate in good faith with respect to the preparation of (i) a press release announcing the execution of this Agreement, (ii) a Current Report on Form 8-K to be filed by the SPAC to report the execution of this Agreement (the “Signing 8-K”), (iii) a Current Report on Form 8-K to be filed by the SPAC to report the Closing (the “Closing 8-K”), and (iv) a Report on Form 20-F to be filed by Holdco to report the Closing and to include certain other information required by the Exchange Act (the “Super 20-F”), and shall use their respective reasonable best efforts to provide the other Parties with all information reasonably requested by the other Parties and required to be included by SEC Guidance in such filings.

(b) Between the date of this Agreement and the earlier of the filing of the Super 20-F or the termination of this Agreement, in connection with the preparation of any press release or other public announcement containing information relating to this Agreement, the Transactions, or the Business, any Current Report on Form 8-K, Report on Form 6-K, or other filings (including the Signing 8-K, Closing 8-K, and Super 20-F), or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of the SPAC, on the one hand, or the Company, Holdco and/or the Merger Subs, on the other hand, to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), each Party, as applicable, shall (i) seek the prior written consent of the Company, in the case of the SPAC, or the SPAC, in the case of the Company, Holdco and the Merger Subs, provided, that without such prior written consent, each Party shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions, and to issue and submit any other Reviewable Document that is substantially consistent with information previously approved pursuant to this Section 6.12(b), and (ii) upon request, use its commercially reasonable efforts to furnish the Company, in the case of the SPAC, or the SPAC, in the case of the Company, Holdco and the Merger Subs, with all information reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Without limiting the generality of the foregoing, the SPAC shall use its reasonable best efforts to cooperate with the Company in connection with the preparation for inclusion in the Super 20-F of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. Holdco and the Company shall use reasonable best efforts to make the managers, directors, officers and employees of the Company available to the SPAC and its counsel in connection with the drafting of the Signing 8-K and Closing 8-K, as reasonably requested by the SPAC; provided that doing so does not unreasonably interfere with the ongoing operations of the Company. SPAC shall use reasonable best efforts to make the managers, directors, officers and employees of the SPAC available to the Holdco, the Company and their counsel in connection with the drafting of the Super 20-F, as reasonably requested by the Company or Holdco; provided that doing so does not unreasonably interfere with the ongoing operations of the SPAC.

(c) Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or the SPAC, as the case may be, shall promptly inform the other Parties of such occurrence and shall use its reasonable best efforts to furnish to the other Parties any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

Section 6.13 Holdco Post-Closing Directors and Officers. The Parties shall take all actions necessary (including, in the case of Holdco, procuring the resignations of the directors of Holdco, as applicable) such that, immediately following the Amalgamation Effective Time, Holdco’s Board of Directors will consist of directors who shall be mutually selected by the Company and the SPAC (not to be unreasonably withheld, conditioned, or delayed); provided, that, the Parties agree that (i) Harry You shall be a member of Holdco’s Board of Directors, and if determined to be independent by Holdco’s Board of Directors, shall be named as the initial lead independent director upon the Closing, and (ii) at least a majority of Holdco’s Board of Directors shall qualify as independent directors under the rules of the Stock Exchange. The officers of the Company immediately prior to the Amalgamation Effective Time shall be the officers of Holdco as of immediately after the Amalgamation Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 6.14 Holdco Equity Incentive Plan and Holdco ESPP. Prior to the effective date of the Registration Statement, Holdco shall adopt a new equity incentive plan in a form to be reasonably agreed upon by the SPAC and the Company (the “Holdco Equity Incentive Plan”). The Holdco Equity Incentive Plan shall have such number of Holdco Class A Ordinary Shares available for issuance equal to ten percent (10%) of the sum of (x) the Holdco Ordinary Shares to be issued and outstanding immediately after the Closing and (y) the Holdco Ordinary Shares issuable upon conversion, exercise, or exchange of convertible, exercisable, or exchangeable securities outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of five percent (5%) of the number of shares available for issuance under the Holdco Equity Incentive Plan. In addition, prior to the effective date of the Registration Statement, Holdco shall adopt an employee share purchase plan in a form to be reasonably agreed upon by the SPAC and the Company (the “Holdco ESPP”). The Holdco ESPP shall have such number of Holdco Class A Ordinary Shares available for issuance equal to one and one half percent (1.5%) of the sum of (x) the Holdco Ordinary Shares to be issued and outstanding immediately after the Closing and (y) the Holdco Ordinary Shares issuable upon conversion, exercise, or exchange of convertible, exercisable, or exchangeable securities outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of one percent (1%) of the number of shares available for issuance under the Holdco ESPP.

Section 6.15 Preparation of Registration Statement; Special Meeting As promptly as practicable following the execution and delivery of this Agreement, Holdco, the Company, and the SPAC shall jointly prepare, and Holdco and the Company shall file, or cause to be filed, with the SEC, a mutually-acceptable Form F-4 registration statement (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Class A Ordinary Shares, Holdco Class B Ordinary Shares (and their underlying Holdco Class A Ordinary Shares), and Holdco Warrants (and their underlying Holdco Class A Ordinary Shares) to be issued under this Agreement, and the registration under the Securities Act of the reoffer and sale by the Sponsor of the Holdco Assumed Private Placement Warrants (and their underlying Holdco Class A Ordinary Shares), which Registration Statement will also contain the Proxy Statement. Each of Holdco, the Company, and the SPAC shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company, and the SPAC shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, the SPAC will cause the Proxy Statement to be mailed to shareholders of the SPAC. Holdco shall keep the Registration Statement continually effective until such time as the Holdco Assumed Private Placement Warrants (and their underlying Holdco Class A Ordinary Shares) registered for resale thereon have been included in an effective registration statement on Form F-1 or F-3 for resale by the Sponsor, and the Sponsor is an express third-party beneficiary of this Section 6.15(a).

(b) Holdco and the Company (and their respective counsels) shall provide the SPAC (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, any response to comments to the Registration Statement from the SEC or its staff, and any other correspondence with the SEC or its staff relating to the Registration Statement or the Transactions, prior to filing the same with the SEC, and no such filing shall be made without the consent of the SPAC. If Holdco, the Company, or the SPAC becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Holdco, the Company, and the SPAC shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the shareholders of the SPAC, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of Holdco, the Company, and the SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Holdco receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) The SPAC shall include provisions in the Proxy Statement and shall take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Amalgamation and the SPAC Merger, and the adoption and approval of this Agreement (the “Business Combination Proposal”), (ii) non-binding advisory approval of the material differences between the Holdco A&R Constitution and the SPAC Organizational Documents (the “Advisory Organizational Documents Proposals”), (iii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt, or otherwise in connection with, any of the foregoing proposals, or if SPAC determines that additional time is needed in order to satisfy one or more of the conditions to Closing, or in connection with a SPAC Change in Recommendation if necessary to provide sufficient time for SPAC Shareholders to consider such SPAC Change in Recommendation (the “Adjournment Proposal”), and (iv) approval of any other proposals reasonably agreed by the SPAC and the Company to be necessary or appropriate in connection with the Transactions (the proposals set forth in clause (i) through (iv), collectively, the “Proposals”).

(d) The SPAC shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the SPAC Organizational Documents and the MBCA, (ii) cause the Proxy Statement to be disseminated to shareholders of the SPAC as of such record date in compliance with applicable Law, and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Proposals. The SPAC shall, through the SPAC Board, include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that if, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board (or any committee or subgroup thereof) determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a SPAC Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the SPAC Board (or any committee or subgroup thereof) may, prior to obtaining the SPAC Shareholder Approval, make a SPAC Change in Recommendation; provided further, that, to the fullest extent permitted by applicable Law, the SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any SPAC Change in Recommendation.

(e) Notwithstanding the foregoing provisions of this Section 6.15, if on a date for which the Special Meeting is scheduled (i) a quorum is not present within 30 minutes of the time appointed for the Special Meeting, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time and place as is determined by the SPAC Board and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) and if a quorum is not present within 30 minutes of the time appointed for the adjourned meeting, then the SPAC Shareholders present in person or by proxy shall constitute a quorum; or (ii) a quorum is present and the SPAC has not received proxies representing a sufficient number of shares of SPAC Common Stock to obtain the SPAC Shareholder Approval, then the Adjournment Proposal must be approved by a sufficient number of shares of SPAC Common Stock.

Section 6.16 Amalgamation Documents.

(a) As promptly as reasonably practicable following the date hereof, the Company and Merger Sub 1 shall jointly take all actions as may be required under the Singapore Companies Act to effect the amalgamation between the Company and Merger Sub 1 in accordance with Section 2.3 of this Agreement. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof:

(i) the Company and Merger Sub 1 shall prepare or cause to be prepared (1) the amalgamation proposal as prescribed by Section 215B of the Singapore Companies Act (being the amalgamation proposal which requires the approval by the shareholders of each of the Company and Merger Sub by special resolution at a general meeting for the purposes of Section 215C of the Singapore Companies Act) (the “Amalgamation Proposal”) and (2) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information or documents relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (collectively with the Amalgamation Proposal, the “Amalgamation Documents”);

(ii) each of the Company and Merger Sub 1 shall contact and engage with its secured creditors (if any) and such other creditors of the Company as may be agreed between SPAC and the Company (the “Company Creditors”) and use its reasonable best efforts to obtain the written consent of such Company Creditors to the Amalgamation and the Transactions on terms satisfactory to the Company and the SPAC, both acting reasonably;

(iii) the Company shall (1) deliver the Amalgamation Documents to the Company Shareholders in accordance with the Singapore Companies Act, (2) deliver the Amalgamation Proposal to the Company Creditors (if any) in accordance with the Singapore Companies Act, and (3) cause the notice of the Amalgamation to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act; and

(iv) each of the Company and Merger Sub 1 shall take all steps necessary to obtain the pre-clearance of the Amalgamation and the Amalgamation Documents by ACRA, and shall provide to the SPAC reasonable evidence of pre-clearance of the Amalgamation and the Amalgamation Documents by ACRA.

(b) On the Closing Date, the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and file with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Merger Sub 1 that the Amalgamation has been approved by the shareholders of the Company and Merger Sub 1, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the First Surviving Company, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act.

(c) The Company and Merger Sub 1 shall, and the Company shall cause each of its Subsidiaries to, (i) cause the Amalgamation Documents when delivered to Company Shareholders or Company Creditors or filed with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, and (ii) cause the Amalgamation to be declared effective under the Singapore Companies Act as soon as practicable on the Closing Date (with the effective time of the Amalgamation being the Amalgamation Effective Time).

(d) Any filing of, or amendment or supplement to the Amalgamation Documents will be prepared by the Company, subject to the SPAC’s prior approval (not to be unreasonably withheld, conditioned or delayed). The Company shall advise the SPAC, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the SPAC a reasonable opportunity to provide comments and amendments to any such filing, and shall consider any such comments in good faith. The Company and the SPAC shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(e) Each of Holdco, the Company, and Merger Sub 1 shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are dispatched or electronically disseminated to Company Shareholders or Company Creditors or filed with ACRA, be true, accurate and not misleading in all material respects.

(f) If at any time prior to or after the Amalgamation Effective Time, the Company, Holdco, or Merger Sub 1 becomes aware that any information relating to the Company, Holdco, Merger Sub 1 or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading in all material respects, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with ACRA and, to the extent required by the Singapore Companies Act, dispatched or electronically disseminated to the Company Shareholders and Company Creditors.

(g) If at any time prior to the Amalgamation Effective Time, the Company, Holdco, or Merger Sub 1 becomes aware that any Company Shareholder or creditor of the Company or any other person to whom the Company or Merger Sub 1 is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) the Company and SPAC shall discuss in good faith how to address any such Amalgamation Objection and the Company, subject to the following clause (ii), shall, and shall cause its Subsidiaries to, address such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no Company Shareholder or creditor of the Company or other person to whom the Company or Merger Sub 1 is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal and (ii) neither the Company nor Merger Sub 1 shall agree to any settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

Section 6.17 Company Shareholder Approval. As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Company shall call and hold a general meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval, or shall seek the Company Shareholder Approval by shareholders’ written resolutions in lieu of a meeting, and shall include the Company Board Recommendation in the materials delivered to the Company Shareholders in connection therewith. No later than 21 days after the Amalgamation Documents are delivered to the Company Shareholders and Company Creditors and published in a daily English-language newspaper of general circulation in Singapore, in each case in accordance with the Singapore Companies Act and Section 6.16(a)(iii) (such date, the “Company Shareholder Approval Deadline”), the Company shall deliver to the SPAC evidence reasonably satisfactory to the SPAC that the Company Shareholder Approval was obtained (x) at a duly called and convened general meeting or (y) by written shareholder resolutions. Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change, qualify or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to SPAC, the Company Board Recommendation.

Section 6.18 Additional Financial Information.

(a) As promptly as practicable following the date of this Agreement, and in any event no later than thirty (30) days following the date hereof, the Company shall deliver to the SPAC the audited financial statements of the Company and its Subsidiaries for the twelve month periods ended December 31, 2024 and December 31, 2023 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month periods ended on such dates, and the audited consolidated cash flow statements for the twelve month periods ended on such dates, together with the auditor’s report thereon (the “Company PCAOB Audited Financial Statements”). The Company shall deliver to the SPAC the Company’s consolidated interim financial statements for the six months ended June 30, 2025 no later than September 30, 2025 (the “Company Unaudited Interim Financial Statements”). The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements shall be prepared in conformity with U.S. GAAP consistently applied in accordance with the requirements of the Public Company Accounting Oversight Board for public companies.

(b) As promptly as practicable following the date of this Agreement, and in any event no later than thirty (30) days following the date hereof, Holdco shall deliver to the SPAC the audited financial statements of Holdco and its Subsidiaries as of a date to be determined in Holdco’s reasonable discretion, consisting of the audited consolidated balance sheet as of such date, together with the auditor’s report thereon (the “Holdco PCAOB Audited Financial Statements”). Holdco shall deliver Holdco’s interim financial statements for such periods as required by applicable Law or SEC Guidance to be included in the Registration Statement (the “Holdco Unaudited Interim Financial Statements” and together with the Company PCAOB Audited Financial Statements, the Company Unaudited Interim Financial Statements, and the Holdco PCAOB Audited Financial Statements, the “Required Financial Statements”). The Holdco PCAOB Audited Financial Statements and the Holdco Unaudited Interim Financial Statements (if any) shall be prepared in conformity with U.S. GAAP consistently applied in accordance with the requirements of the Public Company Accounting Oversight Board for public companies.

(c) The representations and warranties set forth in Section 3.8 shall be deemed to apply to the Required Financial Statements, as and when they have been delivered to the SPAC, with the same force and effect as if made on the date of this Agreement (provided, that, in the case of any reviewed financial statements provided pursuant to this Section 6.18, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

(d) The Company and Holdco shall provide any Company Unaudited Interim Financial Statements and Holdco Unaudited Interim Financial Statements, and Holdco shall file a post-effective amendment to the Registration Statement, as necessary to comply with the undertakings in the Registration Statement with respect to the age of financial statements.

(e) During the Interim Period, the Company shall provide the SPAC with a monthly update of the Company’s cash position and overall performance relative to any capital expenditure plan previously approved by the SPAC.

Section 6.19 PIPE Investment. During the Interim Period, Holdco, the Company and the SPAC shall use reasonable best efforts to enter into mutually agreed subscription agreements (the “Subscription Agreements”) with accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors will agree, subject to the terms and conditions set forth therein, to subscribe for and purchase, at the Closing, Holdco Class A Ordinary Shares at a purchase price equal to the Redemption Price (the “PIPE Investment”). Each of Holdco, the SPAC, and the Company shall use its reasonable best efforts (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to Holdco, the SPAC, and the Company, respectively, in the Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Holdco, the SPAC, and the Company under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdco the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. As promptly as practicable after a Party acquires knowledge thereof, such Party shall give the other Parties written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; or (iii) if such Party does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 6.20 Financing Cooperation. Without limiting anything to the contrary contained herein, during the Interim Period and upon mutual determination of the SPAC and the Company, each of the SPAC, the Company, and Holdco may, but shall not be required to, secure at or prior to the Closing one or more financing commitments in the form of: (a) SAFEs or any other form of equity financing of the Company, which financing closes and is funded to the Company after the date hereof and prior to the Closing (the “Company Pre-Closing Financing”), (b) backstops against exercises of SPAC Shareholder Redemption Rights or non-redemption agreements, or (c) equity or equity-linked financing of Holdco or the SPAC, which closes concurrently with the Closing (such financing commitments, collectively, the “Additional Financing”). The PIPE Investment shall not constitute the Additional Financing. In the event that the Additional Financing is structured as a private placement transaction, the Company and SPAC shall mutually select and agree upon a proposed list of potential investors for the Additional Financing. The subscription or other agreements relating to the Additional Financing will be in a form and substance mutually acceptable to the Parties, and if the SPAC is not a party thereto will include the SPAC as a third-party beneficiary thereto. In furtherance of the foregoing, if the Parties mutually determine to seek Additional Financing, the Parties shall use reasonable best efforts to identify sources of financing for the Additional Financing and to mutually negotiate the underlying subscription, financing and similar agreements and reasonably cooperate in a timely manner in connection with any such efforts, including (x) by providing such information and assistance as the other Parties may reasonably request, (y) granting such access to potential investors and their respective representatives as may be reasonably necessary for their due diligence, and (z) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the Additional Financing. All such cooperation, assistance and access shall be subject to the terms of Section 6.2. Each Party shall promptly inform the other Party of all aspects and developments related to obtaining the Additional Financing, including the proposed terms and conditions thereof and any material decisions or actions related to the Additional Financing. Neither the Company or Holdco, on the one hand, or the SPAC, on the other hand, shall make or agree to make any amendments, changes, modifications or waivers to any Contracts underlying the Additional Financing without the prior written consent of the SPAC or the Company, as applicable, which consent may not be unreasonably denied, conditioned, granted or withheld or delayed.

Section 6.21 Stock Exchange Listing. From the date of this Agreement through the earlier of a NYSE American Triggering Event or the Closing Date, the SPAC shall use its reasonable best efforts to ensure that the SPAC Public Securities remain listed for trading on NYSE American. In connection with the Closing, the SPAC shall take such actions as are reasonably necessary or advisable to cause the SPAC Public Securities to be delisted from the NYSE American, to the extent then applicable, and deregistered under the Exchange Act (or to have its Exchange Act registration be succeeded by Holdco) with such delisting and deregistration effective as soon as practicable following the SPAC Merger Effective Time. From the date of this Agreement through the Closing, the Parties shall use their respective reasonable best efforts to have Holdco’s securities approved for listing on the Stock Exchange.

Section 6.22 Lock-Up Agreement. At the Closing, Holdco and the Lock-Up Shareholders will enter into the Lock-Up Agreement.

Section 6.23 Registration Rights Agreement. At the Closing, Holdco, the Sponsor, the Founder, and the Company Shareholders will enter into the Registration Rights Agreement.

Section 6.24 Warrant Assumption Agreement. On the Closing Date, Holdco and the SPAC shall enter into the Warrant Assumption Agreement.

Section 6.25 Sponsor Indemnification Agreement. On the Closing Date, Holdco and the Company shall enter into the Sponsor Indemnification Agreement with the Sponsor.

Section 6.26 SPAC Extension. If the Transactions have not been consummated on or prior to November 14, 2025 and SPAC and the Company mutually determine that it is reasonably likely that the Transactions will not be consummated by December 29, 2025, then SPAC will use its commercially reasonable efforts, in accordance with applicable Law, Stock Exchange rules and the SPAC Organizational Documents, to (i) amend the SPAC Organizational Documents to extend the time period for SPAC to consummate its initial Business Combination from December 29, 2025 to up to March 29, 2026 (the “Extension”) and (ii) prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the SPAC Shareholders of the Extension. SPAC and the Company shall discuss in good faith and agree upon the terms of the Extension, including the proposed amendments to the SPAC Organizational Documents and additional economic incentives, if any, to be offered to SPAC Shareholders in connection with their approval of the Extension. After the Extension Proxy Statement is cleared by the SEC, SPAC shall (A) cause the Extension Proxy Statement to be disseminated to the SPAC Shareholders in compliance with applicable Law, (B) duly establish a record date for, give notice of, and convene and hold a meeting of the SPAC Shareholders (the “Extension Meeting”) in accordance with the SPAC Organizational Documents for a date no later than two (2) Business Days prior to December 29, 2025 (or such later date as the Company and SPAC shall agree), (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of the Extension, and (D) provide an opportunity to its shareholders to have their SPAC Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth the SPAC Organizational Documents, the Trust Agreement, and the Extension Proxy Statement in conjunction with obtaining the approval of the SPAC Shareholders of the Extension; provided that, notwithstanding anything to the contrary set forth in this Section 6.26, to the extent (1) the SPAC Shareholder Approval is obtained at any time before the Extension Meeting is held and (2) the Closing has occurred prior to December 29, 2025, all obligations under this Section 6.26 shall terminate and be of no further force or effect.

Section 6.27 No SPAC Securities Transactions. Each of the Company, Holdco, Merger Sub 1 and Merger Sub 2 acknowledges and agrees that it is aware of the restrictions imposed by U.S. federal securities Laws with respect to transactions in the securities of a publicly traded company while in possession of material nonpublic information. From and after the date of this Agreement until the SPAC Merger Effective Time, except as otherwise contemplated by this Agreement, each of the Company, Holdco, Merger Sub 1 and Merger Sub 2 shall not engage in any transactions involving the securities of SPAC or take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do the foregoing.

Section 6.28 Tax Matters.

(a) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(b) Each of the Parties shall use its reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment. Except for actions required by this Agreement or the Ancillary Agreements, none of the Parties shall (and none of the Parties shall permit or cause any of their respective Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Each of the Parties shall file all Tax Returns consistent with, and take no position (whether in any audit or examination, on any Tax Return or otherwise) or any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment, including by completing an IRS Form 8937 and complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6) except to the extent otherwise required to do so as a result of a “determination” that is final within the meaning of Section 1313(a) of the Code (or similar or comparable provision of state or local or non-U.S. Law) or a change in applicable Law. In furtherance of the foregoing, the Parties shall ensure that any distribution of assets from the Second Surviving Company following the SPAC Merger Effective Time does not cause the Second Surviving Company to be treated as liquidating for U.S. federal income tax purposes as contemplated in Treasury Regulations Section 1.368-2(k)(1)(i)(B) in a manner that would reasonably be expected to impact the Intended Tax Treatment.

(c) Each of the Parties shall reasonably cooperate in good faith with one another in connection with the issuance of any opinion of external counsel relating to the Tax consequences of or related to the Transactions (including if the SEC requires an opinion regarding such Tax consequences to be prepared and submitted in connection with the declaration of effectiveness of the Registration Statement). In connection with the foregoing, each of the Parties shall (and shall cause their cause any of their respective Affiliates, Subsidiaries or Representatives to) deliver to the applicable counsel, upon reasonable request therefore, certificates dated as of the necessary date and signed by an officer of the applicable party containing such customary representations and warranties as shall be in form and substance reasonably satisfactory to the applicable counsel and reasonably necessary or appropriate to enable such counsel to render any such opinion. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require (i) any counsel to the SPAC or its advisors to provide an opinion with respect to any Tax matters affecting the Company or any equityholders of the Company or (ii) any counsel to the Company to provide an opinion with respect to any Tax matters affecting the SPAC or its equityholders, in each case of (i) or (ii), including that the relevant portion of the Transactions qualify for its respective portion of the Intended Tax Treatment. Neither this Section 6.28(c) nor any other provision in this Agreement shall require or be deemed to require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(d) At or prior to the Closing Date, the SPAC shall deliver or cause to be delivered to Holdco a FIRPTA certificate dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), certifying that no interest in the SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Sections 897 and 1445 of the Code and, simultaneously with delivery of such FIRPTA certificate, the SPAC shall file a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(e) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company) or SPAC Transaction Expenses (if incurred by or on behalf of SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

(f) The Parties shall reasonably cooperate in connection with Tax compliance matters, including any requests from equityholders of the SPAC.

Article VII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 7.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction of all of the following conditions at or prior to the Amalgamation Effective Time, any one or more of which may be waived (where permissible) in writing by both the Company (on behalf of itself, Holdco, and the Merger Subs) and SPAC:

(a) No Injunctions or Illegality. No Governmental Entity having competent jurisdiction over the Parties with respect to the Transactions shall have (i) enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award that is in effect or (ii) issued or granted any Order (whether temporary, preliminary, or permanent) that is in effect and is final and non-appealable, and, in each case of the foregoing clauses (i) and (ii), which has the effect of making the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions.

(b) SPAC Shareholder Approval. The SPAC Shareholder Approval (other than the approval of the Advisory Organizational Documents Proposals as set forth in section (ii) of the definition thereof) shall have been approved by the requisite vote of SPAC Shareholders with respect to such matter pursuant to the SPAC Organizational Documents and the MBCA.

(c) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn.

(e) Stock Exchange Listing. The Holdco Class A Ordinary Shares shall have been approved for listing on the Stock Exchange as of the Closing Date, subject only to official notice of issuance.

(f) Conversion from a Singapore private company to a Singapore public company. Holdco shall have been converted from a Singapore private company to a Singapore public company and in accordance with the Singapore Companies Act.

(g) Holdco A&R Constitution. The Holdco A&R Constitution shall have been adopted by Holdco and filed with ACRA.

Section 7.2 Conditions to the SPAC’s Obligation to Close. The SPAC’s obligation to effect the Transactions shall be subject to the satisfaction of all the following further conditions at or prior to the Amalgamation Effective Time, any one or more of which may be waived (where permissible) in writing by SPAC in its sole and absolute discretion:

(a) Company Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.1, Section 3.3, Section 3.4, and Section 3.7, shall each be true and correct in all material respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) contained in Section 3.2 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (iii) contained elsewhere in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies of such representations and warranties that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of each of the conditions in this Section 7.2(a), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b) Holdco and Merger Subs Representations and Warranties. The representations and warranties of Holdco and each of the Merger Subs (i) contained in Section 4.1, Section 4.4, and Section 4.7, shall each be true and correct in all material respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) contained in Section 4.3 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (iii) contained elsewhere in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies of such representations and warranties that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of each of the conditions in this Section 7.2(b), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(c) Covenants and Agreements. The covenants and agreements of each of the Company, Holdco, Merger Sub 1 and Merger Sub 2, respectively, to be performed or complied with by such Party on or before the Closing Date in accordance with this Agreement (without giving effect to any materiality or similar qualifiers contained therein) shall have been duly performed or complied with by such Party in all material respects.

(d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(e) Officer’s Certificate. The SPAC shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company and Holdco (on behalf of itself and the Merger Subs) by an authorized officer of the Company and Holdco, respectively, stating that the conditions specified in Section 7.2(a) through Section 7.2(d), as such conditions relate to the Company, Holdco and the Merger Subs, have been satisfied.

(f) Termination of Certain Contracts. The Company shall have delivered to SPAC evidence, in form and substance reasonably acceptable to SPAC, that each of the Terminating Contracts shall be terminated effective as of immediately prior to the Amalgamation Effective Time without any further obligations of the Company or Holdco.

(g) Employment Agreements. Holdco (or a Subsidiary of Holdco, as applicable) and the Company executive employees listed in Section 1.1(a) of the Company Disclosure Schedule shall have entered into the Employment Agreements.

(h) Registration Rights Agreement. Holdco, the Founder, and the Company Shareholders shall have duly executed and delivered to SPAC a copy of the Registration Rights Agreement.

(i) Sponsor Indemnification Agreement. Holdco and the Company shall have duly executed and delivered to SPAC a copy of the Sponsor Indemnification Agreement.

(j) Company Support Agreements. The Company Supporting Shareholders shall have complied in all material respects with the respective covenants required to be performed or complied with by them pursuant to their respective Company Support Agreements and the Company Support Agreements shall not have been terminated.

(k) Lock-Up Agreement. Holdco and the Lock-Up Shareholders shall have duly executed and delivered to the SPAC a copy of the Lock-Up Agreement.

(l) Company Preference Share Conversion. The Company Preference Share Conversion shall have been completed.

Section 7.3 Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction of all of the following further conditions at or prior to the Amalgamation Effective Time, any one or more of which may be waived (where permissible) in writing by the Company in its sole and absolute discretion:

(a) Representations and Warranties. The representations and warranties of the SPAC (i) contained in Section 5.1, Section 5.11, and Section 5.14 shall each be true and correct in all material respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) contained in Section 5.2 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (iii) contained elsewhere in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing, as if made as of such date and time (other than representations and warranties that are expressly made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies of such representations and warranties that would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of each of the conditions in this Section 7.3(a), no effect shall be given to any “material,” “SPAC Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b) Covenants and Agreements. The covenants and agreements of the SPAC to be performed or complied with by the SPAC on or before the Closing Date in accordance with this Agreement (without giving effect to any materiality or similar qualifiers contained therein) shall have been duly performed or complied with by SPAC in all material respects.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed on behalf of the SPAC by an authorized officer of the SPAC, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Lock-Up Agreement. Holdco and the Lock-Up Shareholders shall have duly executed and delivered to the Company a copy of the Lock-Up Agreement.

(e) Registration Rights Agreement. Holdco and the Sponsor shall have duly executed and delivered to the Company a copy of the Registration Rights Agreement.

(f) Sponsor Support Agreement. Sponsor shall have complied in all material respects with the covenants required to be performed or complied with by it pursuant to the Sponsor Support Agreement and the Sponsor Support Agreement shall not have been terminated.

(g) Minimum Cash. The Aggregate Closing Cash shall equal or exceed the sum of (i) Transaction Expenses plus (ii) Requisite Working Capital.

Section 7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Section 7.5 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the SPAC;

(b) by either the Company or the SPAC, if:

(i) the Closing shall not have occurred on or before December 29, 2025 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if SPAC obtains the approval of its shareholders for the Extension, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the last date then in effect for SPAC to consummate its Business Combination pursuant to the Extension; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (1) the Company, if any of the Company, Holdco, Merger Sub 1 or Merger Sub 2 has breached any of their respective representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has primarily resulted in the failure of the Closing to be consummated on or before such date or (2) the SPAC, if the SPAC has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has primarily resulted in the failure of the Closing to be consummated on or before such date;

(ii) any Order or Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions becomes effective, final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to (1) the Company, if any of the Company, Holdco, Merger Sub 1 or Merger Sub 2 has breached any of their respective representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has primarily resulted in such final, non-appealable Order or Law or (2) the SPAC, if the SPAC has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has primarily resulted in such final, non-appealable Order or Law;

(iii) by the Company or the SPAC if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting (subject to any adjournment or postponement thereof) duly convened therefor or at any adjournment thereof;

(c) by the SPAC, if the representations and warranties of the Company, Holdco or either of the Merger Subs shall have failed to be true and correct, or the Company, Holdco or either of the Merger Subs shall have breached or failed to perform any of their covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date and (y) the date that is thirty (30) days after the date that the SPAC notifies the Company of such failure or breach; provided, however, that the SPAC’s right to terminate this Agreement under this Section 8.1(c) shall not be available if the representations and warranties of the SPAC shall have failed to be true and correct, or the SPAC shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 (and the SPAC shall not have cured such failure or breach);

(d) by the Company, if the representations and warranties of the SPAC shall have failed to be true and correct, or the SPAC shall have breached or failed to perform any of its covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date and (y) the date that is thirty (30) days after the date that the Company notifies the SPAC of such failure or breach; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(d) shall not be available if the representations and warranties of the Company shall have failed to be true and correct, or the Company, Holdco or the Merger Subs shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 (and the Company, Holdco, or the Merger Subs, shall not have cured such failure or breach); or

(e) by the SPAC, if the Company shall not have obtained the Company Shareholder Approval and delivered evidence of the same to SPAC by the Company Shareholder Approval Deadline in accordance with Section 6.17.

Section 8.2 Notice of Termination. In the event of termination of this Agreement by either or both of the Company and the SPAC pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Parties.

Section 8.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of the Company and the SPAC pursuant to Section 8.1, this Agreement shall terminate and become void and have no further force or effect, and there shall be no Liability on the part of any Party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or Representative of such Party) to any other Party or any other Person, except as set forth in Section 6.4, Section 6.10, this Section 8.3 or Article IX; provided, however, that no such termination shall relieve any Party from Liability for any Fraud or Willful Breach of this Agreement; provided, further, that Section 6.4, Section 6.10, this Section 8.3 and Article IX, and any other Section or Article of this Agreement which is required to survive in order to give appropriate effect to Section 6.4, Section 6.10, this Section 8.3 and Article IX, shall survive any termination of this Agreement, in accordance with their respective terms.

Article IX

MISCELLANEOUS

Section 9.1 No Presumption Against Drafter. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 9.2 Counterparts. This Agreement and the Ancillary Agreements may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.3 No Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing they shall not be permitted to make, and no Party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any breach of any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of the SPAC, Holdco, the Merger Subs, or the Company or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b) The Parties hereby acknowledge and agree that, except as expressly provided in Section 6.9, Section 6.10, Section 9.3(a), or in connection with any Fraud, from and after the Closing none of the SPAC, the Company, Holdco, the Merger Subs, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any Exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such provisions and other documents being the sole and exclusive remedy (as between the SPAC and its Affiliates, on the one hand, and the Company, Holdco, the Merger Subs and its or their Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.

Section 9.4 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; provided, that the consummation and effectiveness of the Amalgamation shall be governed by, and construed in accordance with, the Singapore Companies Act. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the New York Supreme Court, Commercial Division, located in the Borough of Manhattan in the City of New York, in the State of New York or if such court declines jurisdiction, then to any court of the State of New York or the Federal District Court for the Southern District of New York, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 9.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 9.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Schedules and Exhibits to this Agreement) and the Ancillary Agreements constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. Except as expressly provided in this Agreement, including Section 6.9, Section 6.10, Section 6.15(a), Article VIII, and Section 9.14, this Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 9.6 Notices. Any notice or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

(a)	If to the Company, Holdco, Merger Sub 1 or Merger Sub 2:

Horizon Quantum Computing Pte. Ltd.

29 Media Cir., #05-22

Singapore, 138565

Attn:	Joseph Francis Fitzsimons

E-mail:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl

New York, NY 10105

Attention:	Adam C. Berkaw; David H. Landau
Email:	aberkaw@egsllp.com; dlandau@egsllp.com

(b)	If to the SPAC:

dMY Squared Technology Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention:	Harry You

Email:

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Joel Rubinstein, Jonathan Rochwarger, Neeta Sahadev and Daniel Nussen
Email:	joel.rubinstein@whitecase.com, jonathan.rochwarger@whitecase.com, neeta.sahadev@whitecase.com, and daniel.nussen@whitecase.com

Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement, including by merger, consolidation, operation of law or otherwise, without the express prior written consent of the other Parties. Any attempted assignment in violation of this Section 9.7 shall be void, in addition to constituting a material breach of this Agreement.

Section 9.8 Amendments, Waivers and Remedies. This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary contained herein, no Party shall seek, nor shall any Party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.9 Specific Performance. The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Publicity. Except as required by applicable Law or applicable stock exchange rules and except with respect to the SPAC SEC Documents, the Parties agree that neither they nor their respective Representatives shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Parties. If a Party is required to make such a disclosure as required by applicable Law or applicable stock exchange rules, the Party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other Parties reasonable time to comment on such disclosure in advance of its issuance.

Section 9.12 Trust Account Waiver. Reference is made to the final prospectus of the SPAC, filed with the SEC (File No. 333-267381) (the “Prospectus”), and dated as of September 29, 2022. Holdco, the Company, and the Merger Subs each acknowledges that it has read the Prospectus, the Trust Agreement and the SPAC Organizational Documents and understands that the SPAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO, and interest accrued from time to time thereon, and deposits made pursuant to the SPAC Organizational Documents, for the benefit of the public shareholders of the SPAC and certain parties and that, except as otherwise described in the Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the public shareholders of the SPAC in the event they elect to exercise their SPAC Shareholder Redemption Rights, (b) to the public shareholders of the SPAC if SPAC fails to consummate a Business Combination within the time period prescribed by the SPAC Organizational Documents (subject to further extension by amendment to the SPAC Organizational Documents), (c) to pay any taxes with any interest earned on the amounts held in the Trust Account, or (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Holdco, Merger Sub 1 and Merger Sub 2 hereby agrees on behalf of itself and its Affiliates notwithstanding anything to the contrary in this Agreement, neither the Company, Holdco, Merger Sub 1, or Merger Sub 2, nor any of its or their Affiliates do now and shall at any time hereafter have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom), or make any claim or bring any Action against, the Trust Account (including distributions therefrom), and regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the SPAC or its Representatives, on the one hand, and the Company, Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates or respective Representatives, on the other hand, this Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company, Holdco, Merger Sub 1, and Merger Sub 2, on behalf of itself and its and their respective Affiliates and Representatives, (i) hereby irrevocably waives any such Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement (including the negotiation, execution and performance thereof) any other Contract with the SPAC, the Transactions or any other negotiations, Contracts or other agreements or arrangements with the SPAC and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC to induce it to enter in this Agreement, and further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent the Company, Holdco, Merger Sub 1, or Merger Sub 2, or any of its or their Affiliates or Representatives commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC, which Action seeks, in whole or in part, monetary relief against the SPAC, the sole remedy of any such Person shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, Holdco, Merger Sub 1, or Merger Sub 2, or its or their Affiliates (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing in this Section 9.12 shall serve to limit or prohibit the right of the Company, Holdco, Merger Sub 1, or Merger Sub 2 to pursue a claim against the SPAC for legal relief against assets of the SPAC held outside the Trust Account, for specific performance or other non-monetary relief.

Section 9.13 Conflicts and Privilege.

(a) Each of the Parties, on its own behalf and on behalf of its respective Affiliates, successors and assigns, hereby agrees that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) any member of the Company Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented the SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to the Company, Holdco, SPAC, or the Merger Subs and their respective successors and assigns and even though such counsel may have represented the SPAC Group and/or SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for Holdco, the Company, the SPAC and/or the Sponsor. The Parties, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by Holdco or the Company or any of their successors and assigns. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Each of the Parties, on its own behalf and on behalf of its respective Affiliates, successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other Equity Interests of the Company, Holdco, the Merger Subs, and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Ellenoff Grossman & Schole LLP (“EGS”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, Holdco, SPAC or Merger Subs, and even though such counsel may have represented the Company and/or Holdco in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and/or Holdco, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among any member of the Company Group, on the one hand, and EGS, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Holdco or the Company or any of their successors and assigns. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Sponsor.

Section 9.14 No Recourse. All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Agreements), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (the “Contracting Parties”) except as set forth in this Section 9.14. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach, except with respect to Willful Breach or Fraud against the Person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law; and each party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.14. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Agreements or any other agreement referenced herein or therein or the Transactions, or the termination or abandonment of any of the foregoing, except with respect to Willful Breach or Fraud against the Person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

HORIZON QUANTUM COMPUTING PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
	Name:	Joseph Francis Fitzsimons
	Title:	Chief Executive Officer

ROSE HOLDCO PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
	Name:	Joseph Francis Fitzsimons
	Title:	Authorized Signatory

ROSE ACQUISITION PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
	Name:	Joseph Francis Fitzsimons
	Title:	Authorized Signatory

Horizon MERGER SUB 2, Inc.

By:	/s/ Joseph Francis Fitzsimons
	Name:	Joseph Francis Fitzsimons
	Title:	President, Treasurer and Secretary

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	Chief Executive Officer, Chief Financial Officer

Exhibit A

Form of Holdco A&R Constitution

FORM OF Holdco public COMPANY CONSTITUTION

THE COMPANIES ACT 1967

PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

HORIZON QUANTUM HOLDINGS LTD.

INTERPRETATION

1.	In this Constitution, the words standing in the first column of the table below shall bear the meanings set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context:	Interpretation

‘Act’	The Companies Act 1967.

‘Alternate Director’	An Alternate Director appointed pursuant to regulation 126.

‘Auditors’	The auditors for the time being of the Company.

‘Automatic Conversion Date’	Has the meaning ascribed to it in regulation 68.

‘capital’	Share capital.

‘Claim’	Has the meaning ascribed to it in regulation 188.

‘Class A Share’	A class A ordinary share in the capital of the Company.

‘Class B Share’	A class B ordinary share in the capital of the Company.

‘Class B Transfer’

Any sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, the transfer of, or entering into a binding agreement or arrangement with respect to, voting control over a Class B Share by proxy or otherwise; provided, however, that the following shall not be considered a “Class B Transfer”:

(a)	a Permitted Transfer;

(b)	the granting of a revocable proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual general meeting or extraordinary general meeting of shareholders;

(c)	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Shares that (i) is disclosed either in a Schedule 13D filed with the United States Securities and Exchange Commission or in writing to the Secretary, (ii) either has a term not exceeding one (1) year or is terminable by each holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to any holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(d)	entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Company is a party;

(e)	the charge of Class B Shares by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise voting control over such charged shares; provided, however, that the occurrence of a foreclosure on such shares or other similar action by the chargee shall constitute a Class B Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(f)	transferring a Class B Share to a broker or other nominee, so long as the Founder or another Permitted Transferee continues to hold sole voting control over such share; or

(g)	in connection with a merger, amalgamation or consolidation of the Company with or into any other entity, the conversion of the Company into another entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger, amalgamation or consolidation, that has been approved by the Board, the entering into (i) an agreement or arrangement with respect to any rollover, reinvestment or similar transaction, or (ii) a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Class B Transfer shall also be deemed to have occurred with respect to a Class B Share held by an entity that is a Permitted Trust or Permitted Entity, as of such time that there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust or Permitted Entity.

‘Conversion Ratio’	Has the meaning ascribed to it in regulation 68.

‘Company’	Horizon Quantum Holdings Ltd. by whatever name from time to time called.

‘Constitution’	This constitution, as may be amended from time to time.

‘Designated Stock Exchange’	The Nasdaq Stock Market or at any time, in the case of the shares, if they are not at the time listed and traded on the Nasdaq Stock, the principal stock exchange or securities market on which the shares are then listed or quoted or dealt in.

‘Director’	Includes any person acting as a director of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.

‘Directors’ or ‘Board’	The Directors for the time being of the Company as a body or a quorum of the Directors present at a meeting of the Directors.

‘dividend’	Includes bonus.

‘Exchange Act’	Under U.S. law, the Securities and Exchange Act of 1934, as amended.

‘Founder’	Joseph Francis Fitzsimons.

‘Incapacity’	With respect to an individual, that (i) such individual lacks mental capacity within the meaning of the Mental Capacity Act 2008 to make decisions with respect to the management and administration of his or her property and affairs or under the criteria set forth in the applicable probate legislation applicable to such individual; and (ii) that such condition can be expected to result in death or has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made in a final and non-appealable judgment of a court of competent jurisdiction.

‘Member’, ‘holder of any share’ or ‘shareholder’	Any registered holder of shares for the time being, save that references in this Constitution to a ‘Member’ shall, where the Act requires, exclude the Company where it is a member by reason of its holding shares as treasury shares, and references in this Constitution to a ‘holder of any share’ or ‘shareholder’ shall, except where otherwise expressly provided in this Constitution, exclude the Company in relation to shares held by it as treasury shares.

‘Office’	The Registered Office for the time being of the Company.

‘Paid up’	Includes credited as paid up.

‘Permitted Class B Owners’	Has the meaning ascribed to it in regulation 8.

‘Permitted Entity’	(a)	A corporation in which the Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient voting control in the corporation, or otherwise has legally enforceable rights, such that the Founder retains sole and exclusive voting control with respect to the Class B Shares held by such corporation;

	(b)	a partnership in which the Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient voting control in the partnership, or otherwise has legally enforceable rights, such that the Founder retains sole and exclusive voting control with respect to the Class B Shares held by such partnership; or

	(c)	a limited liability company in which the Founder directly, or indirectly through one or more Permitted Entities, owns membership or limited liability company interests with sufficient voting control in the limited liability company, or otherwise has legally enforceable rights, such that the Founder retains sole and exclusive voting control with respect to the Class B Shares held by such limited liability company.

‘Permitted Transfer’	Any Class B Transfer to a Permitted Transferee.

‘Permitted Transferee’	(i) The Founder, (ii) any Permitted Trust, or (iii) any Permitted Entity.

‘Permitted Trust’	(a) A trust for the benefit of the Founder and for the benefit of no other person; or

(b) a trust for the benefit of the Founder and/or persons other than the Founder so long as the Founder has sole and exclusive voting control with respect to the Class B Shares held by such trust.

‘Register of Members’	The Register of Members of the Company.

‘regulation’	A regulation of this Constitution, as altered or added to from time to time and any reference to a regulation by number is a reference to the regulation of that number in this Constitution.

‘Sarbanes-Oxley Act’	Has the meaning ascribed to it in regulation 189.

‘Seal’	The Common Seal of the Company or in appropriate cases the Official Seal or duplicate Common Seal.

‘Secretary’	The secretary or secretaries for the time being of the Company and shall include any person appointed by the Directors to perform the duties of secretary and where two or more persons are appointed to act as joint secretaries, or where one or more deputy or assistant secretaries are appointed, shall include any one of those persons.

‘Singapore’	The Republic of Singapore.

‘shares’	Shares in the capital of the Company.

‘Statutes’	The Act and every other legislation for the time being in force concerning companies and affecting the Company.

‘year’	Calendar year.

‘S$’	The lawful currency of Singapore.

(a)	The expressions ‘current address’, ‘electronic communications’, ‘financial statements’, ‘relevant intermediary’ and ‘treasury shares’ shall have the meanings ascribed to them respectively in the Act.

(b)	Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to written or produced by any substitute for writing or partly one and partly another and shall include (except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Statutes) any representation or reproduction of words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.

(c)	Words denoting the singular shall include the plural and vice versa. Words denoting the masculine gender only shall include the feminine gender. Words denoting persons shall include corporations.

(d)	The expression ‘clear days’ notice’ shall, for the purposes of calculating the number of days necessary before a notice is served or deemed to be served, be exclusive of the day on which the notice is served or deemed to be served and of the day for which the notice is given.

(e)	Save as aforesaid, any word or expression used in the Act and the Interpretation Act 1965 shall, if not inconsistent with the subject or context, bear the same meaning in this Constitution.

(f)	The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of this Constitution.

(g)	Any reference in this Constitution to any enactment is a reference to that enactment as for the time being amended or re-enacted.

(h)	A Special Resolution shall be effective for any purposes for which an Ordinary Resolution is expressed to be required under any provision of this Constitution.

NAME

2.	The name of the Company is Horizon Quantum Holdings Ltd.	Name

LIABILITY OF MEMBERS

3.	The liability of the Members is limited.	Liability of Members

BUSINESS

4.	(1)	Subject to the provisions of the Act (and where applicable, the rules and regulations of the Designated Stock Exchange) and any other written law and this Constitution, the Company has:		Business or activity

		(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

		(b)	for these purposes, full rights, powers and privileges.

	(2)	Subject to the provisions of the Act, any branch or kind of business which by this Constitution is either expressly or by implication authorised to be undertaken by the Company may be undertaken by the Directors at such time or times as they shall think fit, and further may be suffered by them to be in abeyance whether such branch or kind of business may have been actually commenced or not, so long as the Directors may deem it expedient not to commence or proceed with such branch or kind of business.

PUBLIC COMPANY

5.	The Company is a public company.	Public Company

REGISTERED OFFICE

6.	The Office shall be at such place in Singapore as the Directors shall from time to time determine.	Place of Office

SHARES

7.	(1) The rights attaching to shares of a class other than ordinary shares shall be expressed in this Constitution.	Shares of a class other than ordinary shares

(2)	The Company may issue shares for which no consideration is payable to it.	Issue of shares for no consideration

8.	(1)	Subject to the Statutes and this Constitution, no shares may be issued by the Directors without the prior approval of the Company in general meeting but subject thereto, and to any special rights attached to any shares for the time being issued, the Directors may allot and issue shares or grant options over or otherwise deal with or dispose of the same to such persons on such terms and conditions and for such consideration (if any) and at such time and subject or not to the payment of any part of the amount (if any) thereof in cash as the Directors may think fit.	Issue of shares

	(2)	Notwithstanding any provision to the contrary in this Constitution, including regulation 8(1), Class B Shares may be issued only to, and registered in the name of the Founder, or any Permitted Transferee (collectively, the “Permitted Class B Owners”)

9.	Without prejudice to any special rights previously conferred on the holders of any shares or class of shares for the time being issued, any share in the Company may be issued with such preferred, deferred or other special, limited or conditional rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, or which do not confer voting rights, as the Company may from time to time by Ordinary Resolution, or, if required by the Statutes, by Special Resolution determine (or, in the absence of any such determination, but subject to the Statutes, as the Directors may determine) and subject to the provisions of the Statutes, the Company may issue preference shares which are, or at the option of the Company are, liable to be redeemed, the terms and manner of redemption being determined by the Directors.

10.	Notwithstanding anything in this Constitution, a treasury share shall be subject to such rights and restrictions as may be prescribed in the Act and may be dealt with by the Company in such manner as may be permitted by, and in accordance with, the Act. For the avoidance of doubt, save as expressly permitted by the Act, the Company shall not be entitled to any rights of a Member under this Constitution.		Treasury shares

11.	(1)	Preference shares may be issued subject to such limitation thereof as may be prescribed by law (and where applicable, the rules and regulations of the Designated Stock Exchange).	Rights attached to preference shares

	(2)	The Company has power to issue further preference capital ranking equally with, or in priority to, preference shares from time to time already issued or about to be issued.	Issue of further preference shares

12.	If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Act, whether or not the Company is being wound up, be varied or abrogated either with the consent in writing of the holders of three-quarters of the issued shares of the class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of shares of the class and to every such Special Resolution the provisions of Section 184 of the Act shall with such adaptations as are necessary apply. To every such separate general meeting, the provisions of this Constitution relating to general meetings shall mutatis mutandis apply, Provided always that the necessary quorum shall be one or more persons holding, or represented by proxy or by attorney, not less than one-third of the issued shares of the class, but where the necessary majority for such a Special Resolution is not obtained at the meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned within two (2) months of the meeting shall be as valid and effectual as a Special Resolution carried at the meeting.	Variation of rights of shares

13.	The repayment of preference capital other than redeemable preference capital or any other alteration of preference shareholders’ rights, may only be made pursuant to a Special Resolution of the preference shareholders concerned. Provided always that where the necessary majority for such a Special Resolution is not obtained at a meeting, consent in writing if obtained from the holders of three-fourths of the preference shares concerned within two (2) months of the meeting, shall be as valid and effectual as a Special Resolution carried at the meeting.	Variation of rights of preference shareholders

14.	The rights conferred upon the holders of the shares of any class issued with preferred rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or by this Constitution, be deemed to be varied by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respects pari passu therewith but in no respect in priority thereto.	Issue of further shares affecting preferred rights

15.	If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.	Payment of instalments

16.	The Company may pay any expenses (including brokerage or commission) incurred in any issue of shares or purchase or acquisition of shares at such rate or amount and in such manner as the Directors deem fit. Such expenses may be paid in whole or in part in cash or fully or partly paid shares of the Company. The Company may, in addition to, or in lieu of, such commission, in consideration of any person subscribing or agreeing to subscribe, or of his procuring or agreeing to procure subscriptions, for any shares in the Company, confer on any such person an option call within a specified time for a specified number of shares in the Company at a specified price or on such other terms and conditions as the Directors may deem fit. The requirements of the provisions of the Act shall be observed, as far as applicable.	Payment of expenses (including brokerage and commission)

17.	Save to the extent permitted by the Act (and where applicable, the rules and regulations of the Designated Stock Exchange), no part of the funds of the Company shall, directly or indirectly, be employed in the purchase of or subscription for or making of loans upon the security of any shares (or its holding company, if any). The Company shall not, except as authorised by the Act, give any financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in the Company (or its holding company, if any).	Company’s shares as security

18.	Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a long period, the Company may pay interest on so much of that share capital (except treasury shares) as is for the time being paid up for the period, and, subject to the conditions and restrictions mentioned in Section 78 of the Act, may charge the same to capital as part of the cost of the construction of the works or building or the provision of the plant.	Power to charge interest on capital

19.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by this Constitution, the regulations of the Designated Stock Exchange or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the person entered in the Register of Members as the registered holder thereof.	Company need not recognise trust

SHARE CERTIFICATES

20.	Every person whose name is entered as a Member in the Register of Members shall be entitled to receive, within 60 days after allotment or within 30 days after the lodgement of any notice of transfer to one certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred (or such other period as may be prescribed by the Designated Stock Exchange or by the provisions of the Statutes), one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where such a Member transfers part only of the shares comprised in a certificate or where a registered shareholder requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner, the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and such Member shall pay a fee not exceeding S$2/- for each such new certificate or such other fee as the Directors may determine having regard to any limitation thereof as may be prescribed, where applicable, by the rules and regulations of the Designated Stock Exchange.	Entitlement to share certificate

21.	The retention by the Directors of any unclaimed share certificates (or stock certificates as the case may be) shall not constitute the Company a trustee in respect thereof. Any share certificate (or stock certificate as the case may be) unclaimed after a period of six (6) years from the date of issue of such share certificate (or stock certificate as the case may be) may be forfeited and if so shall be dealt with in accordance with this Constitution mutatis mutandis.	Retention of certificate

22.	The certificate of title to shares shall be issued under the Seal in such form as prescribed by the Directors from time to time, or executed as a deed in accordance with the Act. Every certificate shall bear the autographic or facsimile signatures of at least two (2) Directors or by one (1) Director and the Secretary or some other person appointed by the Directors, and shall specify the number and the class of shares to which it relates, whether the shares are fully or partly paid up, the amount (if any) unpaid on the shares and any other information as the Act may require. The facsimile signatures may be reproduced by mechanical, electrical or other means provided the method or system of reproducing signatures has first been approved by the Directors. No certificate shall be issued representing more than one class of shares.	Form of share certificate

23.	(1) Any two (2) or more certificates representing shares of any one class held by any person whose name is entered in the Register of Members may at his request be cancelled and a single new certificate for such shares issued in lieu without charge.	Consolidation of share certificates

	(2)	If any person whose name is entered in the Register of Members shall surrender for cancellation a share certificate representing shares held by him and request the Company to issue in lieu two (2) or more share certificates representing such shares in such proportions as he may specify, the Directors may, if they think fit, comply with such request. Such person shall (unless such fee is waived by the Directors) pay a maximum fee of S$2/- for each share certificate issued in lieu of a share certificate surrendered for cancellation or such other fee as the Directors may from time to time determine having regard to any limitation thereof as may be prescribed, where applicable, by the Designated Stock Exchange.	Sub-division of share certificates

	(3)	In the case of shares registered jointly in the names of several persons any such request may be made by any one of the registered joint holders.	Requests by joint holders

24.	(1)	Subject to the provisions of the Act, if any share certificates shall be defaced, worn-out, destroyed, lost or stolen, it may be renewed or replaced on such evidence being produced and a letter of indemnity, undertaking and/or statutory declaration (if required) being given by the shareholder, transferee, person entitled, purchaser, (where applicable) member firm or member company of the Designated Stock Exchange or on behalf of its/their client(s) as the Directors shall require, and in the case of defacement or wearing out, on delivery of the old certificate and in any case on payment of such sum not exceeding S$2/- as the Directors may from time to time require. In the case of destruction, loss or theft, the shareholder or person entitled to whom such renewed certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction, loss or theft.	Issue of replacement certificates

	(2)	When any shares under the powers in this Constitution herein contained are transferred and the certificate thereof has not been delivered up to the Company by the former holder of the said shares, the Directors may issue a new certificate for such shares distinguishing it in such manner as they may think fit from the certificate not so delivered up.	New certificate in place of one not surrendered

JOINT HOLDERS OF SHARES

25.	Where two (2) or more persons are registered as the holders of any share, they shall be deemed to hold the same as joint tenants with benefit of survivorship subject to the following provisions:		Joint holders deemed holding as joint tenants

	(a)	the Company shall not be bound to register more than three (3) persons as the holders of any share, except in the case of executors, trustees or administrators of the estate of a deceased Member;	Limited to 3 joint holders

	(b)	the joint holders of a share shall be liable severally as well as jointly in respect of all payments which ought to be made in respect of such share;	Jointly and severally liable

	(c)	on the death of any one (1) of such joint holders the survivor or survivors shall be the only person or persons recognised by the Company as having any title to such share but the Directors may require such evidence of death as they may deem fit;	Survivorship

	(d) any one (1) of such joint holders may give effectual receipts for any dividend or other moneys payable or property distributable to such joint holders on or in respect of the share; and	Receipts

	(e) only the person whose name stands first in the Register of Members as one (1) of the joint holders of any share shall be entitled to delivery of the certificate relating to such share or to receive notices from the Company and any notice given to such person shall be deemed notice to all the joint holders.	Entitlement to delivery of share certificates and notice

TRANSFER OF SHARES

26.	Subject to the restrictions of this Constitution and any restrictions imposed by law (and where applicable, the rules and regulations of the Designated Stock Exchange), any Member may transfer all or any of his shares, but every instrument of transfer of the legal title in shares must be in writing and in the form approved, where applicable, by the Designated Stock Exchange, or in any other form acceptable to the Directors, and must be left at the Office (or such other place as the Directors may appoint) for registration, accompanied by a certificate of stamp duty (if any), the certificate(s) of the shares to be transferred, and such other evidence (if any) as the Directors may require to prove the title of the intending transferor, or his right to transfer the shares.	Form of transfer

27.	Shares of different classes shall not be comprised in the same instrument of transfer.	Different classes of shares

28.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and the transferee and be witnessed. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof; Provided always that the Directors may dispense with the execution of the instrument of transfer by the transferee in any case in which they think fit in their discretion so to do.	Transferor and transferee to execute transfer

29.	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.	Retention of transfer

30.	No share shall in any circumstances be transferred to any infant, bankrupt or person who is mentally disordered and incapable of managing himself or his affairs but nothing herein contained shall be construed as imposing on the Company any liability in respect of the registration of such transfer if the Company has no actual knowledge of the same.	Infant, bankrupt or mentally disordered

31.	Subject to any legal requirements to the contrary, the Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six (6) years from the date of registration thereof and all dividend mandates and notifications of change of address at any time after the expiration of six (6) years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six (6) years from the date of the cancellation thereof and it shall be conclusively presumed in favour of the Company that every entry in the Register of Members purporting to have been made on the basis of an instrument of transfer or other documents so destroyed was duly and properly made and every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company,	Destruction of transfer

Provided always that:

	(a)	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

	(b)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any circumstances which would not attach to the Company in the absence of this regulation; and

	(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

32.	(1)	There shall be no restriction on the transfer of fully paid up shares (except where required by law or, where applicable, the listing rules of, or bye-laws and rules governing the Designated Stock Exchange) but the Directors may in their discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve, Provided always that in the event of the Directors refusing to register a transfer of shares, they shall within such period of time as may be prescribed by the Act (or, where applicable, as may be prescribed by the rules and regulations of the Designated Stock Exchange) beginning with the date on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal as required by the Statutes.	Directors’ power to decline to register

	(2)	The Directors may decline to recognise any instrument of transfer of shares unless:

		(a) a fee not exceeding S$2/- (or such other fee as the Directors may determine having regard to any limitation thereof as may be prescribed by the Designated Stock Exchange) as the Directors may from time to time require, is paid to the Company in respect thereof;	Payment of fee and deposit of transfer

(b) the amount of proper duty (if any) with which each instrument of transfer of shares is chargeable under any law for the time being in force relating to stamp duty is paid;

(c) the instrument of transfer is deposited at the Office (or such other place as the Directors may appoint) and is accompanied by a certificate of payment of stamp duty (if any), the certificate of the shares to which the transfer relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer, and where the instrument is executed by some other person on his behalf, the authority of the person so to do; and

(d)	the instrument of transfer is in respect of only one (1) class of shares.

33.	If the Directors refuse to register a transfer of any shares, they shall give to the transferor and to the transferee notice of their refusal to register as required by the Act (where applicable, within such period of time as may be prescribed by the rules and regulations of the Designated Stock Exchange).	Notice of refusal to register

34.	(1)

The Company shall keep in one or more books a Register of Members and shall enter therein particulars required by the Act. Subject to the Act, the Company may keep an overseas or local or other branch register of Members resident in any place which shall be deemed to be part of the Company’s Register of Members, and the Directors may make and vary such regulations as it determines in respect of the keeping of any such register.

Register of Members Closure of Register of Members

(2) The Register of Members may be closed at such times and for such period as the Directors may from time to time determine; Provided always that it shall not be closed for more than thirty (30) days in any year (in aggregate) and during such periods the Directors may suspend the registration of transfers. Further Provided always that the Company shall give prior notice of such closure in an appointed newspaper and as may be required to the Designated Stock Exchange, stating the period and purpose or purposes for which the closure is to be made.

35.	Nothing in this Constitution shall preclude the Directors from recognising a renunciation of the allotment of any share by the allottee in favour of some other person.	Renunciation of allotment

36.	Neither the Company nor its Directors nor any of its officers shall incur any liability for registering or acting upon a transfer of shares apparently made by relevant parties, although the same may, by reason of any fraud or other cause not known to the Company or its Directors or other officers, be legally inoperative or insufficient to pass the property in the shares proposed or professed to be transferred, and although the transfer may, as between the transferor and transferee, be liable to be set aside, and notwithstanding that the Company may have notice that such instrument of transfer was signed or executed and delivered by the transferor in blank as to the name of the transferee or the particulars of the shares transferred, or otherwise in defective manner. In every such case, the person registered as transferee, his executors, trustees, administrators and assigns, alone shall be entitled to be recognised as the holder of such shares and the previous holder shall, so far as the Company is concerned, be deemed to have transferred his whole title thereto.	Indemnity against wrongful transfer

TRANSMISSION OF SHARES

37.	In the case of the death of a Member whose name is registered in the Register of Members, the survivors or survivor where the deceased was a joint holder, and the executors, trustees or administrators of the deceased where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of a deceased shareholder from any liability in respect of any share solely or jointly held by him.	Transmission on death

38.	(1) Any person becoming entitled to the legal title in a share in consequence of the death or bankruptcy of any Member whose name is entered in the Register of Members, and any guardian of an infant becoming entitled to the legal title in a share and whose name is entered in the Register of Members, and any person as properly has the management of the estate of a Member whose name is entered in the Register of Members and who is mentally disordered and incapable of managing himself or his affairs or any person becoming entitled to a share by virtue of a vesting order by a court of competent jurisdiction and recognised by the Company as having any title to that share may, upon producing such evidence of title as the Directors shall require, elect either to be registered himself as holder of the share or transfer the share to some other person, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by a Member.	Person becoming entitled in certain circumstances may be registered

	(2) If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to transfer the share to another person he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of this Constitution relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the event upon which transmission took place had not occurred and the notice or transfer were a transfer signed by the person from whom the title by transmission is derived.	Requirements regarding transmission of shares

	(3) The Directors may at any time give notice requiring any such person to elect whether to be registered himself as a Member in the Register of Members in respect of the share or to transfer the share and if the notice is not complied with within sixty (60) days the Directors may thereafter withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.	Notice to register to unregistered executors and trustees

39.	Save as otherwise provided by or in accordance with this Constitution, a person becoming entitled to a share pursuant to regulation 37 or 38 (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall be entitled to the same dividends and other advantages as those to which he would be entitled if he were the Member in respect of the share except that he shall not be entitled in respect thereof (except with the authority of the Directors) to exercise any right conferred by membership in relation to meetings of the Company or (save as aforesaid) to any of the rights or privileges of a Member in respect of the share, unless and until he shall be registered as the holder thereof.	Rights of unregistered persons entitled to a share

40.	There shall be paid to the Company in respect of the registration of any probate, letter of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding S$2/-, or, where applicable, such other sum as may be approved by the Designated Stock Exchange from time to time, as the Directors may from time to time require or prescribe.	Fees for registration of probate etc.

CALLS ON SHARES

41.	The Directors may from time to time, as they think fit, make calls upon the Members in respect of any moneys unpaid on their shares or on any class of their shares and not by the conditions of the issue and allotment thereof made payable at fixed times; and each Member shall (subject to his having been given at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be made payable by instalments. The joint holders of a share shall be jointly and severally liable to pay all calls, instalments and interest due in respect thereof. A call may be revoked or postponed as the Directors may determine.	Directors may make calls on shares

42.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.	Time when new call made

43.	If before or on the day appointed for payment thereof, a call payable in respect of a share is not paid, the person from whom the amount of the call is due shall pay interest on such amount at such rate not exceeding ten per cent (10%) per annum as the Directors may determine from the day appointed for payment thereof to the time of actual payment, and shall also pay all costs, charges and expenses which the Company may have incurred or become liable for in order to procure payment of or in consequence of the non-payment of such call or instalment, but the Directors shall be at liberty to waive payment of such interest, costs, charges and expenses wholly or in part.	Interest and other late payment costs

44.	Any sum which by the terms of issue of a share is made payable upon allotment or at any fixed date and any instalment of a call shall for all purposes of this Constitution be deemed to be a call duly made and payable on the date fixed for payment and, in the case of non-payment, the provisions of this Constitution as to payment of interest and expenses, forfeiture and the like and all other relevant provisions of the Statutes or of this Constitution shall apply as if such sum were a call duly made and notified as hereby provided.	Sum due on allotment or other fixed date

45.	The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the time of payment of such calls.	Power of Directors to differentiate

46.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the money uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish (so far as the same shall extend) the liability upon the shares in respect of which it is made, and upon the money so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned, the Company may pay interest at a rate agreed between the Member paying such sum and the Directors provided that such rate may not exceed eight per cent (8%) per annum without the sanction of the Company in general meeting. Capital paid on shares in advance of calls shall not whilst carrying interest confer a right to participate in profits and until appropriated towards satisfaction of any call shall be treated as a loan to the Company and not as part of its capital and shall be repayable at any time if the Directors so decide.	Payment in advance of calls

FORFEITURE OF SHARES

47.	If a Member fails to pay the whole or any part of any call or instalment of a call by or on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued thereon and any expenses incurred by the Company by reason of such non-payment.	Notice requiring payment of unpaid calls

48.	The notice shall name a further day (not being less than fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made. It shall also name the place where payment is to be made and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.	Notice to state time and place of payment

49.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.	Forfeiture of shares for non-compliance with notice

50.	A forfeiture of shares shall include all dividends in respect of the shares not actually paid before the forfeiture notwithstanding that they shall have been declared.	Forfeiture to include all dividends

51.	The Directors may accept a surrender of any share liable to be forfeited hereunder.	Directors may accept surrender in lieu

52.	The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share, and all other rights and liabilities incidental to the share as between the Member whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by this Constitution expressly saved, or as are by the Act given or imposed in the case of past Members.	Extinction of forfeited share

53.	Notwithstanding any such forfeiture, the Directors may, at any time before the forfeited share has been otherwise disposed of, annul the forfeiture, upon the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share and upon such further terms (if any) as they shall see fit.	Directors may allow forfeited share to be redeemed

54.	A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto or to any other person, on such terms and in such manner as the Directors think fit and at any time before a sale or disposition, the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, re-allotment or other disposition, the Directors are empowered to or may authorise some other person to transfer the shares to the purchaser.	Sale of forfeited shares

55.	The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.	Company may receive consideration of sale

56.	If any shares are forfeited and sold, any residue after the satisfaction of the unpaid calls and accrued interest and expenses, shall be paid to the person whose shares have been forfeited, or his executors, trustees, administrators or assignees or as he directs.	Application of residue of proceeds of forfeiture

57.	A person whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall, notwithstanding such forfeiture or surrender, remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at the rate of ten per cent (10%) per annum (or such lower rate as the Directors may approve) from the date of the forfeiture or surrender until payment in respect of the shares; but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. The Directors may at their absolute disclosure enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or waive payment either wholly or in part.	Liabilities of Members whose shares forfeited

58.	Notice of any forfeiture shall forthwith be given to the holder of the share forfeited or to the person entitled by transmission to the share forfeited as the case may be. An entry of the forfeiture with the date thereof and the fact of the notice given shall be made in the Register of Members opposite the share. The provisions of this regulation are directory only, and no forfeiture shall be in any manner invalidated by any omission to give such notice or to make such entry as aforesaid.	Notice of forfeiture

LIEN ON SHARES

59.	(1) The Company shall have a first and paramount lien and charge on (a) all the shares not fully paid up in the name of a Member (whether solely or jointly with others) and all dividends, interest and other distributions from time to time declared in respect of such shares; and (b) the shares not fully paid up in the name of a single person for all moneys presently payable by the person or the person’s estate to the Company. The Directors may waive any lien which has arisen and may resolve that any share shall for some limited period be exempt wholly or partially from the provisions of this regulation.	Company’s lien

(2) No Member shall be entitled to receive any dividend or to exercise any privileges as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether along or jointly with any other person, together with interest and expenses (if any).

60.	For the purpose of enforcing such lien, the Directors may sell all or any of the shares subject thereto in such manner as they think fit, but no sale shall be made unless some sum in respect of which the lien exists is presently payable and until a notice in writing stating the amount due and demanding payment and giving notice of intention to sell in default, shall have been served in such a manner as the Directors shall think fit on such Member or the person (if any) entitled by transmission to the shares, and default in payment shall have been made by him or them for fourteen (14) days after such notice. To give effect to any such sale or other disposition, the Directors are empowered or may authorise some other person to transfer the shares to the purchaser.	Sale of shares subject to lien

61.	The net proceeds of any such sale shall be applied in or towards satisfaction of the unpaid calls and accrued interest and expenses due from the Member to the Company in respect of the shares and the residue (if any) shall be paid to the person whose shares have been forfeited or his executors, trustees, administrators or assignees or as he directs; Provided always that the Company shall be entitled to a lien upon such residue in respect of any money due to the Company but not presently payable like to that which it had upon the shares immediately before the sale thereof.	Application of proceeds of sale

62.	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser and the Directors may enter the purchaser’s name in the Register of Members as holder of the shares and the purchaser shall not be bound to see to the regularity or validity of the transfer or be affected by any irregularity or invalidity in the proceedings or be bound to see to the application of the purchase money. After his name has been entered in the Register of Members the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.	Transfer and title to shares sold

63.	A statutory declaration in writing by a Director that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company of the consideration (if any) given for the share on the sale, re-allotment or disposal thereof, together with the certificate under seal for the share delivered to a purchaser or allottee thereof, shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be entered in the Register of Members as the holder of the share in respect of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the forfeiture, surrender, sale, re-allotment or disposal of the share.	Statutory declaration that share duly forfeited

CONVERSION OF SHARES INTO STOCK

64.	The Company may from time to time by Ordinary Resolution convert any paid up shares into stock and may from time to time by like resolution reconvert such stock into paid up shares.	Conversion from share to stock and back to share

65.	When any shares have been converted into stock, the several holders of such stock may transfer their respective interests therein or any part of such interests in such manner as the Company in general meeting shall direct, but in the absence of such direction, the respective interests may be transferred in the same manner and subject to the same regulations as the shares from which the stock arose would have been transferred prior to conversion or as near thereto as circumstances will admit. But the Directors may if they think fit from time to time fix the minimum number of stock units transferable.	Transfer of stock

66.	The holders of stock shall, according to the number of stock units held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by the number of stock units which would not, if existing in shares, have conferred that privilege or advantage, and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted.	Rights of stock-holders

67.	All such provisions of this Constitution as are applicable to paid up shares shall apply to stock and in all such provisions the words ‘share’ and ‘shareholder’ shall include ‘stock’ and ‘stockholder’.	Interpretation

CLASS A SHARES AND CLASS B SHARES

68.	(1) The rights attaching to all shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to regulation 12) with the exception that the holder of a Class B Share shall have the conversion rights and voting rights referred to in this regulation.	Rights attaching to shares

(2)	Subject to the Act, this Constitution and to any special rights or restrictions as to voting attached to any class of shares, every such Member shall have one (1) vote for every Class A Share of which he is the holder and three (3) votes for every Class B Share of which he is the holder.		Voting Rights of Class A Shares and Class B Shares

(3)	Subject to the Act, on the date of any Class B Transfer, whether or not for value, by a Permitted Class B Owner, other than a Permitted Transfer, the Class B Shares held by such Permitted Class B Owner shall be automatically converted to Class A Shares at the Conversion Ratio (as may be adjusted pursuant to regulation 68(8)), effective immediately upon such Class B Transfer (“Automatic Conversion Date”), and the person entitled to receive the Class A Shares upon such conversion shall be treated for all purposes as the record holder of such Class A Shares on such date.		Automatic conversion of Class B Shares

(4)

Subject to the Act, each Class B Share shall automatically be converted to Class A Shares at the Conversion Ratio (as may be adjusted pursuant to regulation 68(8)), without further action by the Company or the holder thereof upon the earliest to occur of the following:

Automatic conversion of all Class B Shares

	(a)	5:00 p.m., Singapore time, on the first (1st) day following such date on which the Founder is no longer serving as a director or an officer of the Company;

	(b)	the death or Incapacity of the Founder; and

	(c)	such time as the number of outstanding Class B Shares is less than 50% the total number of outstanding Class B Shares as of immediately following the completion of the amalgamation between Horizon Quantum Computing Pte. Ltd. and Rose Acquisition Pte. Ltd., as equitably adjusted for share splits, reverse share splits, share dividends, reorganizations, consolidations, exchanges of shares or other like changes or transactions with respect to the ordinary shares.

(5)	In the event of an automatic conversion pursuant to regulation 68(3) or (4), each holder of the relevant Class B shares shall surrender its/his certificate for Class B Shares being converted (or, if such certificate(s) have been lost or destroyed, such evidence of title and such indemnity as the Directors may reasonably require) to the Company at the registered office of the Company within five (5) days of the Automatic Conversion Date, failing which, the Directors may issue a new certificate for such converted Shares distinguishing such certificate in such manner as they may think fit from the certificate not so delivered up. All rights with respect to the Class B Shares converted pursuant to regulation 68(3) or (4), including the rights, if any, to receive notices and vote in respect of the Class B Shares so converted will terminate on the Automatic Conversion Date (notwithstanding the failure of the holder of holders thereof to surrender any certificates for such Class B Shares).	Procedure for automatic conversion of Class B Shares

(6)	Notwithstanding the other provisions in this Constitution, each Class B Share shall be convertible into one Class A Share the (“Conversion Ratio”) at any time at the option of the holder of that Class B Share.	Conversion of Class B Shares at the option of the holder

	(7)	Each holder of Class B Shares who elects to convert its Class B Shares into Class A Shares shall surrender the relevant share certificate or certificates thereof at the registered office of the Company, and shall, at the time of such surrender, give written notice to the Company that such holder has elected to convert the same and shall state in such notice the number of Class B Shares being converted (disregarding fractional shares), which shall be converted within ten (10) Business Days after receipt of such notice and the accompanying share certificates by the Company (or agreement for indemnification satisfactory to the Board in the case of a lost certificate).	Procedure for conversion of Class B Shares at the option of the Holder

	(8)	The Conversion Ratio may be adjusted by the Board as necessary from time to time in order to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares without there being a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.	Adjustments to Conversion Ratio

	(9)	Subject to any the Act, a conversion of Class B Shares pursuant to this regulation shall not require any further authority from the directors, the members or the holder(s) of any class of Shares and such conversion shall not be subject to the requirements of regulation 12.

	(10)	References in this regulation to “converted” or “conversion” shall mean a conversion of Class B Shares to Class A Shares as described above.

	(11)	For the avoidance of doubt, the holder of the Class B Shares shall not be required to make any payment whatsoever to the Company for the conversion of the Class B Shares to Class A Shares.

ALTERATIONS OF CAPITAL

69.	(1)	Subject to this Constitution, the provisions of the Act and any resolutions of the Company in a general meeting passed pursuant thereto, the issue of new shares shall be at the disposal of the Directors and they may allot (with or without conferring a right of renunciation), grant options over or otherwise dispose of them to such persons, at such times and on such terms as they think proper. The Directors shall also have the power to issue shares for which no consideration is payable and/or capitalise any undivided profits or other moneys of the Company not required for the payment or provision of any dividend on any shares entitled to cumulative or non-cumulative preferential dividends (including profits or other moneys carried and standing to any reserve or reserves) and to apply such profits or other moneys in paying up in full new shares, in each case on terms that such shares shall, upon issue, be held by or for the benefit of participants of any share incentive or option scheme or plan implemented by the Company and approved by the Members in a General Meeting and on such terms as the Directors shall think fit.	Issue of new shares

	(2)	Except so far as otherwise provided by the conditions of issue or by this Constitution, all new shares shall be subject to the provisions of the Statutes and of this Constitution with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise.

70.	Notwithstanding regulation 69 above but subject to the Act, the Directors shall not be required to offer any new shares or make or grant any instruments to Members to whom by reason of foreign securities laws such offer of shares or making or granting of instruments may not be made without registration of the shares or instruments or a prospectus or other document, but may, at their absolute discretion and on such terms and conditions as the Directors deem fit, sell the entitlements to the new shares on behalf of such Members in such manner as they think most beneficial to the Company.

71.	Subject to any directions that may be given in accordance with the powers contained in this Constitution, any capital raised by the creation of new shares shall be considered as part of the original capital as consisting of ordinary shares and shall be subject to the same provisions with reference to the payment of calls, transfer, transmission, forfeiture, lien and otherwise as if it had been part of the original capital.			Capital raised deemed original capital

72.	(1)	The Company may by Ordinary Resolution or as otherwise permitted by the provisions of the Statutes:		Power to consolidate, cancel and sub-divide shares

		(a)	consolidate and divide all or any of its shares;

		(b)	subdivide its shares or any of them (subject nevertheless to the provisions of the Statutes and this Constitution) provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

		(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person or which have been forfeited and diminish the amount of its capital by the number of the shares so cancelled; and

		(d)	subject to the provisions of the Statutes, convert its share capital or any class of shares from one currency to another currency.

	(2)	The Company may by Special Resolution and subject to and in accordance with the Statutes, convert one class of shares into another class of shares.		Power to convert shares.

73.	(1)	The Company may reduce its share capital or any undistributable reserve in any manner, subject to any requirements and consents required by law.		Reduction of share capital

	(2) Subject to and in accordance with the provisions of the Act, (where applicable) the rules and regulations of the Designated Stock Exchange and any applicable legislation or regulation, the Company may authorise the Directors in general meeting to purchase or otherwise acquire ordinary shares, stocks, preference shares, options, debentures, debenture stocks, bonds, obligations, securities, and all other equity, derivative, debt and financial instruments issued by it on such terms as the Company may think fit and in the manner prescribed by the Act. The Company may deal with any such share which is so purchased or acquired by the Company in such manner as may be permitted by, and in accordance with, the Act (including without limitation, to hold such share as a treasury share). Without prejudice to the foregoing, upon cancellation of shares purchased or otherwise acquired by the Company pursuant to this Constitution and the Act, the number of issued shares of the Company shall be diminished by the number of shares so cancelled, and where any such cancelled shares were purchased or acquired out of the capital of the Company, the amount of the share capital of the Company shall be reduced accordingly.	Power to repurchase shares

GENERAL MEETINGS

74.	Save as otherwise permitted under the Act, an annual general meeting shall be held in accordance with the requirements of the Act and, where applicable, the listing rules of any securities exchange upon which the shares in the Company are listed, at such time and place as may be determined by the Directors, but not more than six (6) months shall be allowed to elapse between the end of each financial year and such general meeting, unless the Registrar of Companies authorises an extension of time to hold such general meeting or as otherwise permitted by the Act. All general meetings other than annual general meetings shall be called extraordinary general meetings. The time and place of any general meeting shall be determined by the Directors.	Annual general meetings and extraordinary general meetings

75.	The Directors may whenever they think fit convene an extraordinary general meeting and an extraordinary general meeting shall also be convened on such requisition by Members in accordance with the Act or in default may be convened by such requisitionist as provided for under the Act. If at any time there are not within Singapore sufficient Directors capable of action to form a quorum at a meeting of Directors, any Director may convene an extraordinary general meeting in the same manner as nearly as possible as that in which such a meeting may be convened by the Directors.	Calling for extraordinary general meetings

NOTICE OF GENERAL MEETINGS

76.	Any general meeting at which it is proposed to pass Special Resolutions or (save as provided by the Statutes and the regulations of the Designated Stock Exchange) a resolution of which special notice has been given to the Company pursuant to the Act, shall be called by at least twenty-one (21) clear days’ notice in writing. An annual general meeting or any other general meeting shall be called by at least fourteen (14) clear days’ notice in writing. The notice must specify the place, the day and the hour of the meeting. Such notice shall be given in the manner hereinafter mentioned to all Members other than those who are not under the provisions of this Constitution and the Act entitled to receive such notices from the Company. The period of notice shall be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held.	Notice of meeting

	Subject to the provisions of the Act and, where applicable, the rules and regulations of the Designated Stock Exchange, notwithstanding that it has been called by a shorter notice than that specified above, a general meeting shall be deemed to have been duly called if it is agreed:	Shorter notice

(a) in the case of an annual general meeting by all the Members entitled to attend and vote thereat; and

	(b)	in the case of an extraordinary general meeting by a majority in number of the Members having a right to attend and vote thereat, being a majority together holding not less than ninety-five per cent (95%) of the total voting rights of all the Members having a right to vote at that meeting.

	Provided also that the accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.		Accidental omission

77.	Notice of every general meeting shall be given in any manner authorised by this Constitution to:		Persons to whom notice of meeting is to be given

	(a)	every Member holding shares conferring the right to attend and vote at the meeting who at the time of the convening of the meeting shall have paid all calls or other sums presently payable by him in respect of shares;

	(b)	every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the meeting;

	(c)	every Director;

	(d)	the Auditors, without prejudice to regulation 176; and

	(e)	where applicable, the Designated Stock Exchange.

No other person shall be entitled to receive notices of general meetings; Provided always that if the meeting is called for the alteration of the objects of the Company, the notice shall comply with the provisions of Section 33 of the Act regarding notices to debenture holders.

78.	There shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that such proxy need not be a Member.		Contents of notice for general meeting

79.	Routine business shall mean and include only business transacted at an annual general meeting of the following classes, that is to say:		Routine and special business

	(a)	laying before the Company the financial statements, the Directors’ statement, the Auditor’s report and other documents required to be attached to the financial statements;

	(b)	appointing or re-appointing Directors to fill vacancies arising at the meeting on retirement;

	(c)	fixing of the fees of Directors proposed to be paid under regulation 103(1);

	(d)	declaring dividends; and

(e) appointing or re-appointing Auditors and fixing the remuneration of the Auditors or determining the manner in which such remuneration is to be fixed.

Any notice of a meeting called to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution on the Company in respect of such special business.

80.	In the case of any general meeting at which business other than routine business is to be transacted (special business), the notice shall specify the general nature of the special business, and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect.	Notice to specify nature of special business

PROCEEDINGS AT GENERAL MEETINGS

81.	No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum at any general meeting shall be one or more persons holding, or represented by proxy or by attorney, not less than one-third of the issued ordinary shares of the Company.	Quorum

82.	If within half an hour from the time appointed for the holding of a general meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting if convened on the requisition of Members shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week (or if that day is a public holiday then the next business day following that public holiday) at the same time and place or to such other day, time or place as the Directors may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.	Adjournment if quorum not present

83.	The Chairman of the Board or, in his absence, the Deputy Chairman (if any) shall preside as Chairman at every general meeting, but if there be no such Chairman or Deputy Chairman, or if at any meeting he shall not be present within fifteen (15) minutes after the time appointed for holding the same, or shall be unwilling to act as Chairman, the Members present shall choose some Director, or if no Director be present, or if all the Directors present decline to take the chair, one of themselves to be Chairman of the meeting. In the case of equality of votes, the Chairman of the meeting shall not be entitled to a casting vote.	Chairman

84.	The Chairman of the meeting may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors. When a meeting is adjourned for thirty (30) days or more or sine die, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give notice of an adjournment or of the business to be transacted at an adjourned meeting.	Adjournment by chairman

85.	All resolutions at general meetings shall be voted by poll (unless such requirement is waived by the Designated Stock Exchange).	Mandatory Polling

A declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

86.	A poll shall be taken in such manner (including the use of ballot or voting papers or tickets) as the Chairman of the meeting may direct. In case of any dispute as to the admission or rejection of a vote, the Chairman shall determine the same and such determination made in good faith shall be final and conclusive. The Chairman of the meeting may (and where applicable, if required by the rules and regulations of the Designated Stock Exchange or if so directed by the meeting shall) appoint scrutineer(s) and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.	How a poll is to be taken

87.	Subject to the rules and regulations of the Designated Stock Exchange (where applicable), if at any general meeting any votes shall be counted which ought not to have been counted or might have been rejected, or if votes are not counted which ought to have been counted, the error shall not vitiate the result of the vote unless it is pointed out at the same meeting at which the vote is taken or at any adjournment thereof, and is in the opinion of the Chairman of sufficient magnitude to vitiate the result of the voting. The decision of the Chairman of the meeting on such matters shall be final and conclusive.	Error in counting votes

88.	The Members may, if the Directors at their absolute discretion deem fit, participate at a general meeting by telephone or video conference or by means of similar communication equipment whereby all persons participating in the meeting are able to hear and, if applicable, see each other and such participation shall constitute presence in person at such meeting and Members (or their proxy or, in the case of a corporation, their respective corporate representatives) so participating shall be counted in the quorum for the meeting. Such a meeting shall be deemed to take place where the largest group of Members (or their proxy, or in the case of a corporation, their respective corporate representatives) present for purposes of the meeting is assembled or, if there is no such group, where the Chairman of the meeting is present.	Meetings via electronic means

89.	Subject to any additional requirements as may be imposed by the Act or as set forth in this Constitution, all resolutions of the Members shall be adopted by a simple majority of votes of the Members personally present or represented by proxy, attorney or representative appointed, and entitled to vote at such general meeting.

VOTES OF MEMBERS

90.	Subject and without prejudice to any special privileges or restrictions as to voting for the time being attached to any special class of shares for the time being forming part of the capital of the Company and to regulation 10, each Member entitled to vote may vote in person or by proxy or by attorney or (in the case of a corporation) by an authorised representative. A person entitled to more than one (1) vote need not use all his votes or cast all the votes he uses in the same way.	Voting rights of Members

91.	A Member who is mentally disordered or whose person or estate is liable to be dealt with in any way under the law relating to mental capacity may vote, whether on a show of hands or on a poll, by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, but no person claiming to vote pursuant to this regulation shall do so unless such evidence as the Directors may require of his authority shall have been deposited at the Office not less than seventy-two (72) hours before the time for holding the meeting at which he wishes to vote.		Voting rights of Members who are mentally disordered

92.	In the case of joint Members, any one (1) of such Members may vote and be reckoned in a quorum at any general meeting, whether in person or by proxy, but if more than one (1) such Member is present at the meeting, then in voting upon any question, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other registered holders of the share and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members. Several executors, trustees or administrators of a deceased Member in whose name any share stands shall for the purpose of this regulation be deemed joint holders thereof.		Voting rights of joint holders

93.	Save as expressly provided herein or in the Act, no person other than a Member duly registered, and only in respect of shares upon which all calls due to the Company have been paid, shall be entitled to be present or to vote on any question, either personally or by proxy, attorney or representative at any general meeting.		Right to vote

94.	(1)	Subject to the provisions of the Statutes, a Member may appoint more than two (2) proxies to attend, speak and vote at the same general meeting, but each proxy must be appointed to exercise the rights attached to a different share or shares held by such Member, and the proxy form shall specify the number and class of shares in relation to which each proxy has been appointed.	Appointment of proxies

	(2)	The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy.	Notes and instructions

	(3)	A proxy or attorney need not be a Member.	Proxy need not be a Member

	(4)	Voting right(s) attached to any shares in respect of which a Member has not appointed a proxy may only be exercised at the relevant general meeting by the Member personally or by his attorney, or in the case of a corporation by its representative.

	(5)	A Member who has deposited an instrument appointing any number of proxies to vote on his behalf at a general meeting shall not be precluded from attending and voting in person at that general meeting. Any such appointment of all the proxies concerned shall be deemed to be revoked upon the attendance of the Member appointing the proxy/proxies at the relevant general meeting.	Attendance of Member at meeting

95.	(1)	An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may approve and:		Execution of proxies

		(a)	in the case of an individual, shall be:

(i)	signed by the appointor or his attorney if the instrument is delivered personally or sent by post; or

(ii)	authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(b)	in the case of a corporation, shall be:

(i)	either given under its common seal, executed as a deed in accordance with the Act or signed on its behalf by an attorney or a duly authorised officer of the corporation, or in some other manner approved by the Directors, if the instrument is delivered personally or sent by post; or

(ii)	authorised by that corporation through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, for the purposes of this regulation, designate procedures for authenticating any such instrument, and any such instrument not so authenticated by use of such procedures shall be deemed not to have been received by the Company.

(2)	The signature on, or authorisation of, such instrument need not be witnessed. Where an instrument appointing a proxy is signed or authorised on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to regulation 96(1), failing which the instrument may be treated as invalid.	Witness and authority

(3)	The Directors may, in their absolute discretion:	Directors may approve method and manner, and designate procedure, for electronic communications

(a) approve the method and manner for an instrument appointing a proxy to be authorised; and

(b) designate the procedure for authenticating an instrument appointing a proxy,

as contemplated in regulations 95(1)(a)(ii) and 95(1)(b)(ii) for application to such Members or class of Members as they may determine. Where the Directors do not so approve and designate in relation to a Member (whether of a class or otherwise), regulation 95(1)(a)(i) and/or (as the case maybe) regulation 95(1)(b)(i) shall apply.

96.	(1)	An instrument appointing a proxy:		Deposit of proxies

		(a)	if sent personally or by post, must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office); or

(b) if submitted by electronic communication, must be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting, and in either case, not less than seventy-two (72) hours before the time appointed for the holding of the meeting or adjourned meeting at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates; Provided always that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered in accordance with this regulation 96 for the purposes of any meeting shall not be required again to be delivered for the purposes of any subsequent meeting to which it relates.

	(2)	The Directors may, in their absolute discretion, and in relation to such Members or class of Members as they may determine, specify the means through which instruments appointing a proxy may be submitted by electronic communications, as contemplated in regulation 96(1)(b). Where the Directors do not so specify in relation to a Member (whether of a class or otherwise), regulation 96(1)(a) shall apply.	Directors may specify means for electronic communications

	(3)	In the event that forms of proxy are sent to Members together with any notice of meeting, the accidental omission to include the form of proxy to, or the non-receipt of such form of proxy by, any person entitled to receive a notice of meeting shall not invalidate any resolution passed or any proceeding at any such meeting.	Accidental omission of proxy form

	(4)	An instrument appointing a proxy shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the meeting.	Rights of proxies

97.	Unless otherwise directed by the Chairman of the meeting, a vote cast by proxy shall not be invalidated by the previous death or mental disorder of the principal or by the revocation of the appointment of the proxy or of the authority under which the appointment was made, Provided always that no intimation in writing of such death, mental disorder or revocation shall have been received by the Company at the Office at least one (1) hour before the commencement of the meeting or adjourned meeting the time appointed for the taking of the poll at which the vote is cast.		Intervening death or mental disorder of Member

98.	Any corporation which is a Member may by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members and the persons so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of this Constitution (but subject to the Act) be deemed to be present in person at any such meeting if a person so authorised is present in such capacity thereat. The Company shall be entitled to treat a certificate under the seal of the corporation as conclusive evidence of the appointment or revocation of appointment of a representative under this regulation.		Corporations acting via representative

99.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting whose decision as to its validity shall be final and conclusive.		Objections

100.	Subject to this Constitution and any applicable legislation, the Board may, at its sole discretion, approve and implement, subject to such security measures as may be deemed necessary or expedient, such voting methods to allow Members who are unable to vote in person at any general meeting the option to vote in absentia, including but not limited to voting by mail, electronic mail, or facsimile.	Voting in absentia

DIRECTORS

101.	Subject to the Act and, where applicable, to the rules and regulations of the Designated Stock Exchange, the number of Directors, all of whom shall be natural persons, shall not be less than two (2).	Number of Directors

102.	A Director need not be a Member and shall not be required to hold any shares of the Company by way of qualification. A Director who is not a Member shall nevertheless be entitled to receive notice of, attend and speak at all general meetings of the Company.	Qualifications

103.	(1) The fees of the Directors shall be determined from time to time by an Ordinary Resolution of the Company and such fees shall (unless such resolution otherwise provides) not be increased except pursuant to an Ordinary Resolution passed at a general meeting where notice of the proposed increase shall have been given in the notice convening the meeting. Such fees shall (unless such resolution otherwise provides) be divided among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such fee is payable shall be entitled only to rank in such division for the proportion of fee related to the period during which he has held office.	Fees for Directors

	(2) Any Director who holds any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside the scope of his ordinary duties as a Director, may, subject to the Act, be paid such extra remuneration as the Directors may determine, subject however as is hereinafter provided in this regulation. Such extra remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director, and may be made payable by a lump sum or by way of salary.	Extra remuneration

104.	The Directors shall be entitled to be repaid all travelling or such reasonable expenses as may be incurred in attending and returning from meetings of the Directors or of any committee of the Directors or general meetings or otherwise howsoever in or about the business of the Company, in the course of the performance of their duties as Directors.	Reimbursement of expenses

105.	The Directors may procure the establishment and maintenance of or participate in or contribute to any non-contributory or contributory pension or superannuation fund or life assurance scheme or any other scheme whatsoever for the benefit of and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors and other officers) who are or shall have been at any time in the employment or service of the Company or of the predecessors in business of the Company or of any subsidiary company, and the wives, widows, families or dependants of any such persons. The Directors may also procure the establishment and subsidy of, or subscription and support to, any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other company as aforesaid or of its Members and payment for or towards the insurance of any such persons as aforesaid, and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object.	Benefits for employees

106.	(1)	Other than the office of auditor, a Director may hold any other office or place of profit in the Company and he or any firm of which he is a member or any company of which he is a Director or shareholder may act in a professional capacity for the Company in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. Subject to the Act, no Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement with the Company whether as vendor, purchaser, lessor, lessee, mortgagor, mortgagee, manager, agent, broker or otherwise howsoever nor shall such contract or arrangement or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested whether directly or indirectly be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established. Provided always that he has complied with the requirements of Section 156 of the Act as to disclosure.	Power of Directors to hold office of profit and to contract with Company

	(2)	Every Director and any relevant officer of the Company (to whom Section 156 of the Act applies) shall observe the provisions of Section 156 of the Act relating to the disclosure of the interests in transactions or proposed transactions with the Company or of any office or property held by him which might create duties or interests in conflict with his duties or interests as a Director or such officer (as the case may be). Subject to such disclosure, a Director shall be entitled to vote in respect of any transaction or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.	Directors and Chief Executive Officer to observe Section 156 of the Act

107.	(1)	A Director may be or become a director of, or hold any office or place of profit (other than as auditor), or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and such Director shall not be accountable for any fees, remuneration or other benefits received by him as a Director or officer of, or by virtue of his interest in such other company unless the Company otherwise directs.	Holding of office in other companies

	(2)	Subject always to regulation 106(2), the Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such director of the Company may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.	Directors may exercise voting power conferred by Company’s shares in another company

108.	The Company in general meeting may, subject to the provisions of this Constitution and any requirements of the Act, by Ordinary Resolution of which special notice has been given to all Members entitled to receive notices, from time to time remove any Director before the expiration of his period of office (notwithstanding anything in this Constitution or in any agreement between the Company and such Director) and appoint another person in place of the Director so removed, and may increase or reduce the number of Directors, and may alter their share qualifications (if any). Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company. In default of such appointment the vacancy so arising may be filled by the Directors as a casual vacancy in accordance with regulation 112. Until otherwise determined by a general meeting, there shall be no maximum number of Directors.		Removal of Director and change in number of Directors

109.	Subject as herein otherwise provided, the office of a Director shall be vacated in any of the following events, namely:		Vacation of office of Director

	(a)	if he is prohibited by law from acting as a Director;

	(b)	if he ceases to be a Director by virtue of any of the provisions of the Act;

	(c)	if (not being a Director holding any executive office for a fixed term) he shall resign by writing under his hand left at the Office or if he shall in writing offer to resign and the Directors shall resolve to accept such offer;

	(d)	if a bankruptcy order is made against him or if he suspends payments or makes any arrangement or composition with his creditors generally;

	(e)	if he becomes mentally disordered and incapable of managing himself or his affairs or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs;

	(f)	if he becomes disqualified from acting as a director by virtue of his disqualification or removal or the revocation of his appointment as a director, as the case may be, under any applicable laws;

	(g)	if he absents himself from the meetings of the Directors during a continuous period of three (3) months without special leave of absence from the Board and they pass a resolution that he has by reason of such absence vacated office;

	(h)	if he is removed from office by the Company in general meeting pursuant to this Constitution; and

	(i)	if he is disqualified from acting as a director in any jurisdiction for reasons other than on technical grounds (in which case he must immediately resign from the Board).

110.	(1)	The Directors may from time to time appoint one or more of their body to be the holder of an executive office (including, where considered appropriate, the office of Chairman or Deputy Chairman) on such terms and for such period as they may (subject to the provisions of the Act) determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke such appointment.	Directors may hold executive offices

	(2)	The appointment of any Director to the office of Chairman or Deputy Chairman shall automatically determine if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.	Cessation of directorship of Chairman or Deputy Chairman

	(3)	The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director, unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.	Cessation of directorship of Executive Director

	(4)	The Directors may entrust to and confer upon any Directors holding any executive office any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of or in substitution for all or any of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers.	Power of Executive Directors

111.	Subject to any provision in the Act to the contrary, a resolution for the appointment of two or more persons as Directors by a single resolution shall not be moved at any General Meeting unless a resolution that it shall be so moved has first been agreed to by the meeting without any vote being given against it; and any resolution moved in contravention of this provision shall be void.		Resolution for appointment of Directors

112.	The Company may by Ordinary Resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director but the total number of Directors shall not at any time exceed the maximum number (if any) fixed by this Constitution. Without prejudice thereto, the Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director, but any person so appointed by the Directors shall hold office only until the next annual general meeting and shall then be eligible for re-election at such meeting.		Directors’ power to fill casual vacancies and to appoint additional Directors

CHIEF EXECUTIVE OFFICER

113.	The Directors may from time to time appoint one or more of their body or any other person(s) to be Chief Executive Officer(s) of the Company (or any equivalent appointment(s) howsoever described) and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.		Appointment, resignation and removal of Chief Executive Officer

114.	Subject to the provisions of any contract between a Chief Executive Officer and the Company, the Chief Executive Officer (or any person holding an equivalent appointment) who is a Director shall comply with the same provisions as to resignation and removal as the other Directors. The appointment of such Chief Executive Officer (or any person holding an equivalent appointment) who is a Director shall not automatically determine if he ceases from any cause to be a Director, unless the contract or resolution under which he holds the office shall expressly state otherwise.	Chief Executive Officer subject to resignation and removal

115.	A Chief Executive Officer (or any person holding an equivalent appointment) shall, subject to the Act and to the terms of any agreement entered into in any particular case, receive such remuneration (whether by way of salary, commission or participation in profit, or partly in one way and partly in another) as the Directors may determine.	Remuneration of Chief Executive Officer

116.	The Directors may entrust to and confer upon a Chief Executive Officer (or any person holding an equivalent appointment) any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of or in substitution for all or any of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers. A Chief Executive Officer (or any person holding an equivalent appointment) shall be subject to the control of the Board.	Power of Chief Executive Officer

POWERS AND DUTIES OF DIRECTORS

117.	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors who may exercise all such powers of the Company as are not by the Statutes or by this Constitution required to be exercised by the Company in general meeting. The Directors shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company’s undertaking unless such proposals have been approved by the Company in a general meeting. The general powers given by this regulation shall not be limited or restricted by any special authority or power given to the Directors by any other regulation.	Directors’ general power to manage

118.	The Directors may establish any local boards or agencies for managing any affairs of the Company, either in Singapore or elsewhere, and may appoint any persons to be members of such local boards or any managers or agents, and may fix their remuneration and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local board or any of them to fill any vacancies therein and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person acting in good faith and without notice of any such annulment or variation shall be affected thereby.	Establishing local Boards

119.	Subject to the Statutes and the provisions of this Constitution, the Directors may at their discretion exercise all powers of the Company to borrow or otherwise raise money, to mortgage, charge or hypothecate all or any of the property or business of the Company including any uncalled or called but unpaid capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.	Power to borrow

120.	(1)

The Directors may delegate any of their powers or discretion to committees consisting of one or more members of their body as they think fit and (if thought fit) one or more other persons co-opted as hereinafter provided. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time be imposed upon them by the Board. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

Power to delegate to committee

(2) Without prejudice to the generality of regulation 120(1), the Directors must, if required to do so pursuant to the Act, at a minimum appoint an audit committee, and, where applicable, such other committees as may be prescribed by the rules and regulations of the Designated Stock Exchange as deemed appropriate by the Directors. Each of these committees must in the exercise of the powers delegated to them conform with the Act (and any such regulations made thereunder), (where applicable) the rules and regulations of the Designated Stock Exchange, and such terms of reference as are put together.

121.	The meetings and proceedings of any such committee consisting of two (2) or more members shall be governed mutatis mutandis by the provisions of this Constitution regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding regulation, save that a resolution in writing of any committee of Directors shall only be effective as a resolution duly passed at a meeting of that committee of Directors duly convened and held if such resolution in writing is signed or approved by such number of the Directors or their alternates for the time being (who are not prohibited by law or the provisions of the relevant committee charter from voting on such resolutions) comprising such committee as may be specified in the charter of that committee.	Proceedings of committees

122.	The Directors may, at any time, and from time to time, by power of attorney or otherwise, appoint any corporation, firm, limited liability partnership, or person or any body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution), and for such period and subject to such conditions as the Directors may from time to time think fit, and any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.	Power to appoint attorneys

123.	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments in which the Company is in any way concerned or interested and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.	Signing of cheques and bills

124.	All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director or as a member of any such committee, shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were or was disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of the committee and had been entitled to vote.	Validity of acts despite defect in appointment

125.	The Company or the Directors on behalf of the Company may in exercise of the powers in that behalf conferred by the Act, cause to be kept a Branch Register or Register of Members, and the Directors may (subject to the provisions of the Act) make and vary such regulations as they may think fit in respect of the keeping of any such Register.	Branch register

ALTERNATE DIRECTOR

126.	Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (other than another Director or an Alternate Director) approved by a majority of his co-Directors to be his Alternate Director during such period as he thinks fit and may in like manner at any time terminate such appointment. Any appointment or removal by electronic communication shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.	Appointment of Alternate Director

127.	A Director or any other person may act as an Alternate Director to represent more than one Director and such Alternate Director shall be entitled at Directors’ meetings to one (1) vote for every Director whom he represents in addition to his own vote if he is a Director.

128.	The appointment of an Alternate Director shall ipso facto terminate on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also terminate ipso facto if his appointor ceases for any reason to be a Director.	Determination of appointment

129.	An Alternate Director shall (subject to his giving to the Company an address in Singapore) be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings of such meeting the provisions of this Constitution shall apply as if he (instead of his appointor) were a Director. If his appointor is for the time being absent from Singapore or temporarily unable to act through ill health or disability, his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committee of the Directors, the foregoing provisions of this paragraph shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member. An Alternate Director shall not (save as aforesaid) have power to act as a Director nor shall he be deemed to be a Director for the purposes of this Constitution.	Notices and attendance at meetings

130.	An Alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as Alternate Director any remuneration except such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct. Any fee paid to an Alternate Director shall be deducted from the remuneration otherwise payable to his appointor.	Remuneration

131.	An Alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being under this Constitution but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote.	Alternate Director counted for quorum purposes

132.	An Alternate Director shall not be required to hold any share qualification.	Alternate Director need not hold share qualification

PROCEEDINGS OF DIRECTORS

133.	The Directors or any committee of Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. The quorum necessary for the transaction of the business of the Directors may be fixed from time to time by the Directors and unless so fixed at any other number, a majority of the Directors for the time being appointed to the Board shall be a quorum. Subject to the provisions of this Constitution, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes, the Chairman shall not have a second or casting vote. A meeting of the Directors or any committee of Directors at which a quorum is present at the time the meeting proceeds to business shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors or such committee of Directors.	Meetings of Directors and quorum

134.	A Director may, and on the request of a Director the Secretary shall, at any time summon a meeting of the Directors by notice served upon the several members of the Board. Notice of a meeting of Directors shall be given to all Directors or whether or not he is in Singapore. A Director may also waive notice of any meeting and such waiver may be retrospective.	Convening meetings

135.	The accidental omission to give any Director, or the non-receipt by any Director of, a notice of meeting of Directors shall not invalidate the proceedings at that meeting.	Accidental omission

136.	The Directors or any committee of Directors may from time to time elect a Chairman and, if desired, a Deputy Chairman and determine the period for which he is or they are to hold office. The Deputy Chairman shall perform the duties of the Chairman during the Chairman’s absence. The Chairman, or in his absence, the Deputy Chairman shall preside as Chairman at their meetings, but if no such Chairman or Deputy Chairman be elected or if at any meeting the Chairman and the Deputy Chairman are not present within fifteen (15) minutes after the time appointed for holding the same, a substitute for that meeting shall be appointed by such meeting from among the Directors present. Any Director acting as Chairman of a meeting of the Directors shall not, in the case of an equality of votes, have the Chairman’s right to a second or casting vote where applicable.	Chairman

137.	The Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the minimum number fixed by or pursuant to this Constitution, the continuing Directors or Director may, except in an emergency, act for the purpose (i) of appointing sufficient Directors to bring the Board up to that number or (ii) of summoning a general meeting of the Company notwithstanding that there shall not be a quorum, but not for any other purpose. If there are no Directors or Director able or willing to act, then any two (2) Members may summon a general meeting for the purpose of appointing Directors.	Proceeding in case of vacancies

138.	A resolution in writing signed or approved by a majority of the Directors or their alternates for the time being (who are not prohibited by law or this Constitution from voting on such resolutions) and constituting a quorum shall be as effective as a resolution duly passed at a meeting of the Directors duly convened and held. Any such resolution may be contained in a single document or may consist of several documents all in like form, each signed or approved as aforesaid provided that where a Director is not so present but has an alternate who is so present, then such resolution must also be signed by such alternate. A resolution pursuant to this regulation shall be deemed to have been passed on the date when the resolution is signed or approved by the last Director constituting a simple majority of the Directors. For the purpose of this regulation ‘in writing’ and ‘signed’ include approval by letter, telex, facsimile, cable, telegram, email or any other form of electronic communication or telegraphic communication or means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and / or identification procedures and devices approved by the Directors.	Resolutions in writing

139.	The meetings of Directors may be conducted by means of telephone or video conference or other methods of simultaneous communication by electronic, audio, audio-visual or other similar means or other technology by which all Directors participating in the meeting are able to hear and be heard by or to communicate with all the other Directors participating, for the despatch of business, adjourn or otherwise regulate their meetings as they think fit and the quorum for such teleconference meetings shall be the same as the quorum required for a Directors’ meeting provided in these regulations. A resolution passed by such a teleconference shall, notwithstanding that the Directors are not present together at one (1) place at the time of the meeting, be deemed to have been passed at the meeting of the Directors held on the day and at the time at which the conference was held, and all Directors participating at that meeting shall be deemed for all purposes of these regulations to be present at that meeting. The minutes of such a meeting signed by the Chairman of the meeting shall be conclusive evidence of any resolution of any meeting so conducted. Such a meeting shall be deemed to be held at the place where the largest group of Directors present for purposes of the meeting is assembled or, if there is no such group, where the Chairman of the meeting is present.	Meetings via electronic means

140.	The Directors participating in any such meeting shall be counted in the quorum for such meeting and, subject to there being a requisite quorum under this Constitution, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.	Directors participating in electronic meetings counted towards quorum

141.	In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part, and no Director may disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.	Participation of Director must be made known

142.	The Directors shall cause proper minutes to be made in books to be provided for the purpose of recording all the proceedings of all meetings of Directors and committees of Directors and of the attendances thereat and of the proceedings of all meetings of the Company and all business transacted, resolutions passed, appointments of officers made by the Directors and orders made at such meetings and any such minutes of any meeting, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting of the Company or Directors or committee as the case may be, shall be sufficient evidence without any further proof of the facts therein stated.	Minutes

143.	The Directors shall duly comply with the provisions of the Act and in particular the provisions with regard to the registration of charges created by or affecting property of the Company, a Register of Members, a Register of mortgages and charges and a Register of Directors’ and Chief Executive Officer’s Share and Debenture Holdings, and the production and furnishing of copies of such Registers and of any Register of Holders of Debentures of the Company.	Keeping of Registers, etc

144.	Any register, index, minute book, accounting record, minute or other document required by this Constitution or by the Act to be kept by or on behalf of the Company may be kept either in hard copy form or in electronic form, subject to compliance with the provisions of the Act. In any case in which bound books are not used, the Directors shall take adequate precautions for guarding against falsification and for facilitating discovery.	Form of Registers, etc.

SECRETARY

145.	The Secretary or joint Secretaries shall, and a Deputy or Assistant Secretaries may, be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit; and any Secretary, joint Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary shall not conflict with the provisions of the Act.	Appointment and removal of Secretary

146.	A provision of the Act or this Constitution requiring or authorising a thing to be done by or in relation to a Director and the Secretary shall not be satisfied by its being done by or in relation to the same person acting as Director and as or in place of the Secretary.	Only Director and Secretary can act

147.	A provision of the Act or this Constitution requiring or authorising a thing to be done by or in relation to the Secretary shall be satisfied by its being done by or in relation to one or more of the joint Secretaries if any for the time being appointed by the Directors.	Joint Secretaries

THE SEAL

148.	The Directors shall provide for the safe custody of the Seal (if any) which shall only be used with the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and every instrument to which the Seal shall be affixed shall be (subject to the provisions of this Constitution as to certificates for shares) signed by one (1) Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors for the purpose. Any facsimile signature may be reproduced by mechanical, electronic or such other method as may from time to time be approved by the Directors.	Use of Seal

149.	The Company may exercise all the powers conferred by Section 41 of the Act to have an official seal for use abroad and such powers shall be vested in the Directors and such official seal shall be affixed by the authority and in the presence of and the instruments sealed therewith shall be signed by such persons as the Directors shall from time to time by writing under the seal appoint.	Official Seal overseas

150.	The Company may have a duplicate common seal as referred to in Section 124 of the Act which shall be a facsimile of the common seal of the Company with the addition on its face of the words ‘Share Seal’.	Share Seal

AUTHENTICATION OF DOCUMENTS

151.	Any Director or the Secretary or any person appointed by the Directors for the purpose, shall have power to authenticate any documents affecting the Constitution of the Company; any resolutions passed by the Company, the Directors or any committee; and any books, records, documents, accounts and financial statements relating to the business of the Company. Such persons shall have the authority to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office, the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid. Any authentication or certification made pursuant to this regulation may be made by any electronic means approved by the Directors from time to time incorporating, if the Directors deem necessary, the use of security procedures or devices approved by the Directors.	Power to authenticate documents

152.	A document purporting to be a copy of a resolution or an extract from the minutes of a meeting, of the Company or of the Directors or any committee, which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to regulation 151 above and/or this regulation may be made by any electronic means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.	Certified copies of resolution of Directors

DIVIDENDS AND RESERVES

153.	Subject to any rights or restrictions attached to any shares or class of shares and except as otherwise permitted by the Act, (a) all dividends shall be declared and paid in proportion to the number of shares held by a Member but where shares are partly paid all dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares; and (b) all dividends shall be apportioned and paid proportionately to the amounts so paid or credited as paid during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly. For the purposes of this regulation, no amount paid or credited as paid on a share in advance of a call shall be treated as paid on the share.	Apportionment of dividends

154.	The Directors may, from time to time, set aside out of the profits of the Company and carry to reserve, such sum or sums as they think proper which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may properly be applied and pending such application, may either be employed in the business of the Company or be invested. The Directors may divide the reserve fund into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same the Directors shall comply with the provisions (if any) of the Statutes.	Power to set aside profits as reserve

155.	The Directors may, upon the recommendation of the Directors and with the sanction of an Ordinary Resolution at a general meeting, from time to time declare dividends, but no such dividend shall (except as by the Statutes expressly authorised) be payable otherwise than out of the profits of the Company. No higher dividend shall be paid than is recommended by the Directors and a declaration by the Directors as to the amount of the profits at any time available for dividends shall be conclusive. The Directors may, if they think fit, and if in their opinion the profits of the Company justifies such payment, without any such sanction as aforesaid, from time to time declare and pay fixed dividends (either in cash or in specie) on any class of shares carrying a fixed dividend expressed to be payable on a fixed date on the half-yearly or other dates (if any) prescribed for the payment thereof by the terms of issue of the shares, and may also from time to time pay to the holders of any class of shares interim dividends of such amounts and on such dates and in respect of such periods as they may think fit.			Declaration and payment of dividends Interim dividends

156.	The Company may upon the recommendation of the Directors by Ordinary Resolution, direct payment of a dividend in whole or in part in specie by the distribution of specific assets (and in particular of paid-up shares or debentures or debenture stock of any other company or any combination of any specific assets) and the Directors shall give effect to such resolution. Where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof, and may determine that cash payments shall be made to any Members in terms of the value so fixed, in order to adjust the rights of all parties. The Directors may vest any such specific assets in trustees as may seem expedient to the Directors and no valuation, adjustment or arrangement so made shall be questioned by any Member.			Payment of dividends in specie

157.	(1)	Whenever the Directors or the Company in general meeting have resolved or proposed that a dividend (including an interim, final, special or other dividend) be paid or declared on shares of a particular class in the capital of the Company, the Directors may further resolve that Members entitled to such dividend be entitled to elect to receive an allotment of shares of that class credited as fully paid in lieu of cash in respect of the whole or such part of the dividend as the Directors may think fit. In such case, the following provisions shall apply:		Scrip Dividends

		(a)	the basis of any such allotment shall be determined by the Directors;

		(b)	the Directors shall determine the manner in which Members shall be entitled to elect to receive an allotment of shares of the relevant class credited as fully paid in lieu of cash in respect of the whole or such part of any dividend in respect of which the Directors shall have passed such a resolution as aforesaid. The Directors may make such arrangements as to the giving of notice to Members, providing for forms of election for completion by Members (whether in respect of a particular dividend(s) or generally), determining the procedure for making such elections or revoking the same and the place at which and the latest date and time by which any forms of election or other documents by which elections are made or revoked must be lodged, and otherwise make all such arrangements and do all such things, as the Directors consider necessary or expedient in connection with the provisions of this regulation;

		(c)	the right of election may be exercised in respect of the whole of that portion of the dividend in respect of which the right of election has been accorded, provided that the Directors may determine, either generally or in specific cases, that such right shall be exercisable in respect of the whole or any part of that portion; and

	(d)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on the shares of the relevant class in respect of which the share election has been duly exercised (the “elected shares”) and in lieu of cash and in satisfaction thereof shares of the relevant class shall be allotted and credited as fully paid to the holders of the elected shares on the basis of allotment determined as aforesaid. For such purpose, and notwithstanding the provisions of regulation 166, the Directors shall (i) capitalise and apply out of the amount standing to the credit of any of the Company’s reserve accounts or any sum standing to the credit of the profit and loss account or otherwise available for distribution as the Directors may determine, such sums as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and among the holders of the elected shares on such basis, or (ii) apply the sum which would otherwise have been payable in cash to the holders of the elected shares towards payment of the appropriate number of shares of the relevant class for allotment and distribution to and among the holders of the elected shares on such basis.

(2)	(a)	The shares of the relevant class allotted pursuant to the provisions of paragraph (1) of this regulation shall rank pari passu in all respects with the shares of that class then in issue save only as regards participation in the dividend which is the subject of the election referred to above (including the right to make the election referred to above) or any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneous with the payment or declaration of the dividend which is the subject of the election referred to above, unless the Directors shall otherwise specify.	Ranking of shares and other actions

	(b)	The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this regulation, with full power to make such provisions as they may think fit in the case of shares of the relevant class becoming distributable in fractions (including, notwithstanding any provision to the contrary in this Constitution, provisions whereby, in whole or in part, fractional entitlements are disregarded or rounded up or down, or whereby the benefit of fractional entitlements accrues to the Company rather than the Members) and to authorise any person to enter on behalf of the Members interested into agreement(s) with the Company providing for any such appropriation, capitalisation, application, payment and distribution of funds and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

	(3)	The Directors may, on any occasion when they resolve as provided in paragraph (1) of this regulation, determine that the rights of election under that paragraph shall not be made available to the persons who are registered as holders of shares in the Register of Members, or in respect of shares the transfer of which is registered, after such date as the Directors may fix subject to such exceptions as the Directors think fit and, in such event, the provisions of this regulation shall be read and construed subject to such determination.	Record date

	(4)	The Directors may, on any occasion when they resolve as provided in paragraph (1) of this regulation, further determine that:-	Cash in lieu of shares

(a) no allotment of shares or rights of election for shares under that paragraph shall be made available or made to Members whose registered addresses entered in the Register of Members are outside Singapore or to such other Members or class of Members as the Directors may in their sole discretion decide and, in such event, the only entitlements of the Members aforesaid shall be to receive in cash the relevant dividend resolved or proposed to be paid or declared; and

(b) no allotment of shares or rights of election for shares under paragraph (1) of this regulation shall be made available or made to a person, or any persons, if such allotment or rights of election would in the opinion of the Directors cause such person, or such persons, to hold or control voting shares in excess of any shareholding or other limits which may from time to time be prescribed in any Statute, without the approval of the applicable regulatory or other authority as may be necessary.

	(5)	Notwithstanding the foregoing provisions of this regulation, if at any time after the Directors’ resolution to apply the provisions of paragraph (1) of this regulation in relation to any dividend but prior to the allotment of shares pursuant thereto, the Directors shall consider that, by reason of any event or circumstance (whether arising before or after such resolution) or by reason of any matter whatsoever, it is no longer expedient or appropriate to implement that proposal, the Directors may at their absolute discretion and as they deem fit in the interests of the Company, cancel the proposed application of paragraph (1) of this regulation.	Cancellation

158.	No shareholder shall be entitled to receive any dividend or to be present or vote at any meeting, or to exercise any privilege as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).		No right to dividends where calls outstanding

159.	The Directors may deduct from any dividend or other moneys payable to a Member in respect of any share held by such Member, either alone or jointly with any other Member, any or all sums of money as may be due and payable by him, either alone or jointly with any other person in respect of any debts, liabilities or engagements to the Company on account of calls or otherwise towards satisfaction (in whole or in part) of such debts, liabilities or engagements, or any other account which the Company is required by law to deduct.		Deduction from debts due to Company

160.	A transfer of a share shall not pass the right to any dividend declared in respect thereof before the transfer has been registered.		Effect of transfer of shares

161.	(1)	The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.	Retention of dividends on shares subject to lien

	(2)	The Directors may retain the dividends payable on shares in respect of which any person is under this Constitution, as to the transmission of shares, entitled to become a Member, or which any person under this Constitution is entitled to transfer, until such person shall become a Member in respect of such shares or shall duly transfer the same.	Retention of dividends on shares pending transmission

162.	The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the Member (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Company.		Waiver of dividends

163.	(1)

Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto (or, if several persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder, to any one of such persons) or to such Member or person at such address as such persons may in writing direct or by such means (including, by electronic means) as the Directors may decide at their absolute discretion. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby and the Company shall not be responsible for the loss of any cheque or warrant sent through the post, which shall be sent by post duly addressed to the Member for whom it is intended.

			Dividend paid by cheque or warrant

	(2)	Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as holders of such shares in the Register of Members at the close of business on a particular date and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares.	Resolution declaring dividends

164.	The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends and other moneys payable on or in respect of a share that are unclaimed after first becoming payable may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend or any such moneys unclaimed after a period of six (6) years from the date they are first payable may be forfeited and if so forfeited, shall revert to the Company. However, the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividends or moneys so forfeited to the person entitled thereto prior to the forfeiture. For the avoidance of doubt no Member shall be entitled to any interest, share of revenue or other benefit arising from any unclaimed dividends or moneys, howsoever and whatsoever.		Unclaimed dividends or other moneys

165.	No dividend or other monies payable on or in respect of a share shall bear interest as against the Company.			No interest on dividends

BONUS ISSUES AND CAPITALISATION OF PROFITS AND RESERVES

166.	The Company may, upon the recommendation of the Directors, with the sanction of an Ordinary Resolution (including any Ordinary Resolution passed pursuant to regulation 69(2)):			Power to capitalise profits

	(a)	issue bonus shares for which no consideration is payable to the Company to the persons registered as holders of shares in the Register of Members at the close of business on:

		(i)	the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

		(ii)	(in the case of an Ordinary Resolution passed pursuant to regulation 69(2)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares; and/or

	(b)	capitalise any part of the amount for the time being standing to the credit of the Company’s reserve accounts or other undistributable reserve or any sum standing to the credit of the profit and loss account by appropriating such sum to the persons registered as holders of shares in the Register of Members at the close of business on

		(i)	the date of the Ordinary Resolution (or such other date as may be specified therein or determined as therein provided); or

		(ii)	(in the case of an Ordinary Resolution passed pursuant to regulation 69(2)) such other date as may be determined by the Directors,

in proportion to their then holdings of shares and applying such sum on their behalf in paying up in full new shares (or, subject to any special rights previously conferred on any shares or class of shares for the time being issued, new shares of any other class not being redeemable shares) for allotment and distribution credited as fully paid up and amongst them as bonus shares in the proportion aforesaid.

167.	The Directors may do all acts and things considered necessary or expedient to give effect to any such bonus issue and/or capitalisation under regulation 166, with full power to the Directors to make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for any such bonus issue and/or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all such Members.			Directors to give effect to bonus issues and/or capitalisation

168.

In addition and without prejudice to the powers provided for by regulations 166 and 167 above, the Directors shall have power to issue shares for which no consideration is payable and/or to capitalise any undivided profits or other moneys of the Company not required for the payment or provision of any dividend on any shares entitled to cumulative or non-cumulative preferential dividends (including profits or other moneys carried and standing to any reserve or reserves) and to apply such profits or other moneys in paying up in full new shares, in each case on terms that such shares shall, upon issue:

Power to issue free shares and/or to capitalise reserves for employee share-based incentive plans

(a) be held by or for the benefit of participants of any share incentive or option scheme or plan implemented by the Company and approved by Members in general meeting and on such terms as the Directors shall think fit; or

(b) be held by or for the benefit of non-executive Directors as part of their remuneration under regulation 103(1) and/or regulation 103(2) approved by Members in general meeting in such manner and on such terms as the Directors shall think fit.

The Directors may do all such acts and things considered necessary or expedient to give effect to any of the foregoing.

FINANCIAL STATEMENTS

169.	Accounting records sufficient to show and explain the Company’s transactions and otherwise complying with the Statutes shall be kept at the Office, or, at such other place as the Directors think fit and shall always be open to inspection by Directors.	Location of books of accounts

170.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members and no Member (not being a Director) or other person shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or ordered by a court of competent jurisdiction or authorised by the Directors or by a resolution of the Company in general meeting.	Inspection

171.	In accordance with the provisions of the Act, the Directors shall from time to time in accordance with the Act cause to be prepared and to be laid before the Company in general meeting such financial statements, balance sheets, reports, statements and other documents as may be necessary. The Company must hold its annual general meeting within six months from the end of its financial year (or such other period as may be permitted by the Act, (where applicable) the rules and regulations of the Designated Stock Exchange, and/or any applicable law).	Preparation and presentation of financial statements

172.

A copy of the financial statements and, if required, the balance sheet (including every document required by law to be attached thereto) which is duly audited and which is to be laid before the Company in general meeting accompanied by a copy of the Auditor’s report thereon, shall not less than fourteen (14) days before the date of the meeting be sent to every Member of the Company and to every other person who is entitled to receive notices of meetings from the Company under the provisions of the Statutes or this Constitution; Provided always that:

Copies of financial statements

(a) these documents may, where applicable, subject to the rules and regulations of the Designated Stock Exchange, be sent less than fourteen (14) days before the date of the meeting if all persons entitled to receive notices of meetings from the Company so agree;

(b) this regulation shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of any joint holders of any shares in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of the holder or otherwise, but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office; and

(c) such number of each document as is referred to in this regulation or, where applicable, such other number as may be required by the Designated Stock Exchange shall be forwarded to the Designated Stock Exchange at the same time as such documents are sent to the Members.

AUDIT AND AUDITORS

173.	Auditors of the Company shall be appointed and their duties regulated in accordance with the provisions of the Act.	Regulation of Auditors

174.	Every auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.	Auditor’s rights to documents

175.	Subject to the provisions of the Act, all acts done by any person acting as an auditor of the Company shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.	Acts of Auditors valid despite defect in appointment

176.	The auditors of the Company or their agent authorised by them in writing for the purpose shall be entitled to attend any general meeting and to receive all notices of and other communications relating to any general meeting to which any Member is entitled and to be heard at any general meeting on any part of the business of the meeting which concerns them as auditors of the Company.	Auditor’s right to receive notice and attend meetings

NOTICES

177.	Any notice or document (including a share certificate) may be served on or delivered to any Member either personally or by sending it through the post in a prepaid cover addressed to such Member at his registered address appearing in the Register of Members, or (if he has no registered address within Singapore) to the address, if any, within Singapore supplied by him to the Company as his address for the service of notices, or by delivering it to such address as aforesaid. Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected at the time when the cover containing the same is posted, and in proving such service or delivery, it shall be sufficient to prove that such cover was properly addressed, stamped and posted. When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall not, unless otherwise provided for or required by these regulations or by the Act, be counted in such number of days or period.	Service of notice

178.	(1)	Without prejudice to the provisions of regulation 177 but subject otherwise to the Act and any regulations made thereunder relating to electronic communications, any notice or document (including, without limitation, any accounts, balance sheets, financial statements, circulars or reports) which is required or permitted to be given, sent or served under the Act or under this Constitution by the Company, or by the Directors, to a Member or officer or Auditor of the Company may be given, sent or served using electronic communications (including by electronic mail or short message service):	Service by electronic communications

(a) to the current address of that person;

(b) by making it available on a website prescribed by the Company from time to time; or

(c) in such manner as such Member expressly consents to by giving notice in writing to the Company,

in accordance with the provisions of this Constitution, the Statutes, (where applicable) and/or any other applicable regulations or procedures.

	(2)	For the purposes of regulation 178(1), a Member shall be implied to have agreed to receive such notice or document by way of such electronic communications and shall not have a right to elect to receive a physical copy of such notice or document.	Implied consent

	(3)	Notwithstanding regulation 178(2) above, the Directors may, at their discretion, at any time give a Member an opportunity to elect within a specified period of time whether to receive such notice or document by way of electronic communications or as a physical copy, and such Member shall be deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity and he failed to make an election within the specified time, and he shall not in such an event have a right to receive a physical copy of such notice or document.	Deemed consent

	(4)	Notwithstanding regulations 177(2) and 177(3) above, the Company shall send to the Members physical copies of such notices or documents as may be specified by law or, where applicable, the rules and regulations of the Designated Stock Exchange, and shall inform the Members as soon as practicable of how to request a physical copy of such notice or document and provide a physical copy of such notice or document upon such a request.	Physical copies

	(5)	Where a notice or document is given, sent or served by electronic communications:	When notice given by electronic communications deemed served

(a) to the current address of a person pursuant to regulation 178(1)(a), it shall be deemed to have been duly given, sent or served at the time of transmission of the electronic communication by the email server or facility operated by the Company, its service provider or agent, to the current address of such person (notwithstanding any delayed receipt, non-delivery or “returned mail” reply message or any other error message indicating that the electronic communication was delayed or not successfully sent), unless otherwise provided under the Act and/or, where applicable, the rules and regulations of the Designated Stock Exchange; and

		(b)	by making it available on a website pursuant to regulation 178(1)(b), it shall be deemed to have been duly given, sent or served on the date on which the notice or document is first made available on the website, unless otherwise provided under the Act and/or, where applicable, the rules and regulations of the Designated Stock Exchange.

(6)

Where a notice or document is given, sent or served to a Member by making it available on a website pursuant to regulation 178(1)(b), the Company shall give separate notice to the Member of the publication of the notice or document on that website and the manner in which the notice or document may be accessed by any one or more of the following means:

Notice to be given of service on website

		(a)	by sending such separate notice to the Member personally or through the post pursuant to regulation 177;

		(b)	by sending such separate notice to the Member using electronic communications to his current address pursuant to regulation 178(1)(a); and/or

		(c)	where applicable, by way of announcement on the Designated Stock Exchange.

179.	All notices, communications and/or documents (including a share certificate) with respect to any share to which persons are jointly entitled, shall be given to whichever of such persons is named first in the Register of Members, and notice so given shall be sufficient notice to all the holders of such shares. For such purpose a joint holder having no registered address in Singapore and not having supplied an address within Singapore for the service of notices shall be disregarded.			Service of notices to joint holders

180.	Any Member described in the Register of Members by an address not within Singapore who shall from time to time give notice in writing to the Company of an address within Singapore at which notices, communications and/or documents may be served upon him shall be entitled to have served upon him at such address any notice, communications and/or documents to which he would be entitled under this Constitution but, save as aforesaid, no Member other than a Member with a registered address within Singapore shall be entitled to receive any notice, communications and/or documents from the Company.			Service on overseas Members

181.

A person entitled to a share in consequence of the death or bankruptcy of a Member upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also to the Company an address within Singapore for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the Member but for his death or bankruptcy would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any Member or given, sent or served to any Member using electronic communications in pursuance of this Constitution shall, notwithstanding that such member be then dead or bankrupt or in liquidation, and whether or not the Company shall have notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member in the Register of Members as sole or first-named joint holder.

Service of notice after death or bankruptcy

182.

Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.

Signature on notice

183.	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through registered mail in a prepaid letter, addressed to the Company or to such officer at the Office.	Service on Company

WINDING-UP

184.	If the Company shall be wound up, subject to due provision being made for satisfying the claims of any holders of shares having attached thereto any special rights in regard to the repayment of capital, the surplus assets shall be applied in repayment of the capital paid up or credited as paid up on the shares at the commencement of the winding up.	Distribution of surplus assets

185.	If the Company shall be wound up (whether the liquidation is voluntary under supervision or by the Court), the liquidator may, with the sanction of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company, whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members, but if any division is resolved otherwise than in accordance with such rights, the Members shall have the same right of dissent and consequential rights as if such resolution were a Special Resolution passed pursuant to Section 178 of the Insolvency, Restructuring and Dissolution Act 2018. A Special Resolution sanctioning a transfer or sale to another company duly passed pursuant to the said Section may in like manner authorise the distribution of any shares or other consideration receivable by the liquidator amongst the Members otherwise than in accordance with their existing rights; and any such determination shall be binding upon all the Members subject to the right of dissent and consequential rights conferred by the said Section.	Distribution of assets in specie

186.	The liquidator may, as he thinks fit, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.	Trust of assets

187.	In the event of a winding up of the Company, every Member who is not for the time being in Singapore shall be bound, within fourteen (14) days after the passing of an effective resolution to wind up the Company voluntarily, or within the like period after the making of an order for the winding up of the Company, to serve notice in writing on the Company appointing some person in Singapore upon whom all summonses, notices, processes, orders and judgments in relation to or under the winding up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such Member to appoint some such person, and service upon any such appointee shall be deemed to be a good personal service on such Member for all purposes, and where the liquidator makes any such appointment he shall with all convenient speed, give notice thereof to such Member by advertisement in any English newspaper widely circulated in Singapore or by a registered letter sent through the post and addressed to such Member at his address as appearing in the Register of Members, and such notice shall be deemed to be served on the day following that on which the advertisement appears or the letter is posted.	Service of notice

INDEMNITY

188.	Subject to the provisions of and so far as may be permitted by the Statutes, every Director or other officer for the time being of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto (a “Claim”). Without prejudice to the generality of the foregoing, no Director or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.		Indemnity

189.	Notwithstanding the foregoing, the Company shall not be obligated to indemnify any person pursuant to this Constitution in connection with any Claim (or any part of any Claim):

	(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

	(b)	for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; and

	(c)	if prohibited by applicable law.

SECRECY

190.	No Member shall be entitled to require discovery of or any information relating to any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the Members of the Company to communicate to the public save as may be authorised by law or, where applicable, required by the rules and regulations of the Designated Stock Exchange.		Secrecy

PERSONAL DATA

191.	(1)	A Member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that Member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:		Personal data

		(a)	implementation and administration of any corporate action by the Company (or its agents or service providers);

		(b)	internal analysis and/or market research by the Company (or its agents or service providers);

		(c)	investor relations communications by the Company (or its agents or service providers);

		(d)	administration by the Company (or its agents or service providers) of that Member’s holding of shares in the Company;

(e)

implementation and administration of any service provided by the Company (or its agents or service providers) to its Members to receive notices of meetings, annual reports and other Member communications and/or for proxy appointment, whether by electronic means or otherwise;

(f)

processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any general meeting (including any adjournment thereof);

		(g)	implementation and administration of, and compliance with, any provision of this Constitution;

		(h)	compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines;

		(i)	any other purposes specified in the Company’s prevailing privacy or data protection policies; and

		(j)	purposes which are reasonably related to any of the above purposes.

	(2)	Any Member who appoints a proxy and/or representative for any general meeting including any adjournment thereof is deemed to have warranted that where such Member discloses the personal data of such proxy and/or representative to the Company (or its agents and service providers), that Member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in regulation 191(1) and for any purposes reasonably related to regulation 191(1), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of or in connection with such Member’s breach of warranty.		Personal data of proxies and/or representatives

We, the persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Constitution, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses, and Description of Subscriber(s)	Number of Shares taken by the Subscriber(s)	Signatory
Joseph Francis Fitzsimons	One (1) Class B Share

Dated this [●] day of 2025

Witness to the above signatures:

Exhibit B

Sponsor Support Agreement

(See Exhibit 10.1 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

B-1

Exhibit C

Form of Company Support Agreement

(See Exhibit 10.2 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

C-1

Exhibit D

Form of Lock-Up Agreement

(See Exhibit 10.3 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

D-1

Exhibit E

Form of Registration Rights Agreement

(See Exhibit 10.4 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

E-1

Exhibit F

Form of Warrant Assumption Agreement

(See Exhibit 4.1 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

F-1

Exhibit G

Form of Sponsor Indemnification Agreement

(See Exhibit 10.5 to the Current Report on Form 8-K of dMY Squared Technology Group, Inc., filed with the SEC on September 9, 2025)

G-1